  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1998

                                                     REGISTRATION NO. 333-57715
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 3
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------

       TRITON PCS, INC.                          DELAWARE                            4812                       23-2930873
 TRITON MANAGEMENT COMPANY, INC.                 DELAWARE                            4812                       23-2940271
TRITON PCS HOLDINGS COMPANY L.L.C.               DELAWARE                            4812                       23-2941874
TRITON PCS PROPERTY COMPANY L.L.C.               DELAWARE                            4812                       23-2941874
TRITON PCS EQUIPMENT COMPANY L.L.C.              DELAWARE                            4812                       23-2941874
TRITON PCS OPERATING COMPANY L.L.C.              DELAWARE                            4812                       23-2941874
 TRITON PCS LICENSE COMPANY L.L.C.               DELAWARE                            4812                       23-2941874

   EXACT NAME OF REGISTRANT           STATE OR OTHER JURISDICITON OF           PRIMARY STANDARD                IRS EMPLOYER
  AS SPECIFIED IN ITS CHARTER         INCORPORAITON OR ORGANIZATION     INDUSTRIAL CLASSIFICATION CODE     IDENTIFICATION NUMBER

                             375 TECHNOLOGY DRIVE
                               MALVERN, PA 19355
                                (610) 651-5900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                --------------
                              MICHAEL E. KALOGRIS
                            CHIEF EXECUTIVE OFFICER
                               TRITON PCS, INC.
                             375 TECHNOLOGY DRIVE
                               MALVERN, PA 19355
                                (610) 651-5900
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
       JAMES F. ROGERS, ESQ.                       DAVID CLARK
        LATHAM & WATKINS                         TRITON PCS, INC.
 1001 PENNSYLVANIA AVENUE, N.W.                375 TECHNOLOGY DRIVE
           SUITE 1300                            MALVERN, PA 19355
      WASHINGTON, DC 20004                        (610) 651-5900
         (202) 637-2200
                                --------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 TITLE OF EACH CLASS OF      AMOUNT                                      AMOUNT OF
    SECURITIES TO BE          TO BE     OFFERING PRICE   AGGREGATE      REGISTRATION
       REGISTERED         REGISTERED(1)    PER NOTE    OFFERING PRICE       FEE
------------------------------------------------------------------------------------
11% Senior Subordinated
Discount Notes due
2008...................   $511,989,000      58.595%     $300,000,000(2)   $88,500
------------------------------------------------------------------------------------
Subsidiary Guarantees of
the 11% Senior
Subordinated Discount
Notes due 2008.........             --          --                --             (3)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) The "Amount to be Registered" with respect to the 11% Senior Subordinated Discount Notes due 2008 represents the aggregate principal amount at maturity of such notes.
(2) Represents gross proceeds from the initial private offering of the 11% Senior Subordinated Discount Notes due 2008 by Triton. The net proceeds from the Private Offering were approximately $290 million after deducting the Initial Purchasers' discounts and estimated transaction fees payable by the Company.
(3) Pursuant to Rule 457(n), no separate registration fee is payable with respect to the subsidiary guarantees.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                TRITON PCS, INC.

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-4

 1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.....  Outside Front Cover Page; Cross Reference
                                     Sheet; Inside Front Cover Page
 2. Inside Front and Outside Back
      Cover Pages of Prospectus....  Inside Front Cover Page; Outside Back Cover
                                     Page
3. Risk Factors, Ratio of Earnings
     to Fixed Charges and Other
     Information..................   Prospectus Summary; Risk Factors; Selected
                                     Historical Financial Data
 4. Terms of the Transaction.......  The Exchange Offer; Certain United States
                                     Federal Income Tax Consequences;
                                     Description of Notes
 5. Pro Forma Financial
      Information..................  Prospectus Summary; Summary Unaudited Pro
                                     Forma Financial Data
 6. Material Contacts with the
      Company Being Acquired.......  Not Applicable
 7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters.................  Not Applicable
 8. Interests of Named Experts and
      Counsel......................  Not Applicable
 9. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................  Not Applicable
10. Information with Respect to S-3
      Registrants..................  Not Applicable
11. Incorporation of Certain
      Information by Reference.....  Not Applicable
12. Information with Respect to S-2
      or S-3 Registrants...........  Not Applicable
13. Incorporation of Certain
      Information by Reference.....  Not Applicable
14. Information with Respect to
      Registrants Other Than S-3 or
      S-2 Registrants..............  Prospectus Summary; Capitalization;
                                     Selected Historical Financial Data; Summary
                                     Unaudited Pro Forma Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Business; Management; Security
                                     Ownership; Certain Relationships and
                                     Related Transactions; Description of Credit
                                     Facility; Description of Notes; Description
                                     of Capital Stock; Financial Statements
15. Information with Respect to S-3
      Companies....................  Not Applicable
16. Information with Respect to S-2
      or S-3 Companies.............  Not Applicable
17. Information with Respect to
      Companies Other Than S-2 or
      S-3 Companies................  Not Applicable
18. Information if Proxies,
      Consents or Authorizations
      are to be Solicited
      Authorizations are to be
      Solicited....................  Not Applicable
19. Information if Proxies,
      Consents or Authorizations
      are not to be Solicited or in
      an Exchange Offer............  Management; The Exchange Offer; Certain
                                     Relationships and Related Transactions

                                TRITON PCS, INC.

                             CROSS REFERENCE SHEET

           PURSUANT TO RULE 404(A) AND ITEM 501(B) OF REGULATION S-K
               SHOWING LOCATION IN PROSPECTUS OF THE INFORMATION
                         REQUIRED BY PART I OF FORM S-1

 1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus.....  Outside Front Cover Page; Cross Reference
                                     Sheet; Inside Front Cover Page
 2. Inside Front and Outside Back
      Cover Pages of Prospectus....  Inside Front Cover Page; Outside Back Cover
                                     Page
 3. Summary Information Risk
      Factors, and Ratio of
      Earnings to Fixed Charges and
      Other Information............  Prospectus Summary; Risk Factors; Selected
                                     Historical Financial Data
 4. Use of Proceeds................  Use of Proceeds
 5. Determination of Offering
      Price........................  Not Applicable
 6. Dilution.......................  Not Applicable
 7. Selling Security Holders.......  Not Applicable
 8. Plan of Distribution...........  Plan of Distribution
 9. Description of Securities to be
      Registered...................  Description of Notes
10. Interests of Named Experts and
      Counsel......................  Not Applicable
11. Information with Respect to
      Registrant...................  Prospectus Summary; Capitalization;
                                     Selected Historical Financial Data;
                                     Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations; Business; Management; Security
                                     Ownership; Certain Relationships and
                                     Related Transactions; Description of
                                     Credit Facility; Description of Notes;
                                     Description of Capital Stock; Financial
                                     Statements
12. Disclosure of Commission
      Position on Indemnification
      for Securities Act
      Liabilities..................  Not Applicable

                               EXPLANATORY NOTE

  This Registration Statement contains a prospectus (the "Prospectus") relating to the offer (the "Exchange Offer") for all outstanding 11% Senior Subordinated Discount Notes due 2008 (the "Private Notes") of Triton PCS, Inc. ("Triton") in exchange for Triton's 11% Senior Subordinated Discount Notes due 2008 (the "Exchange Notes"). In addition, this Registration Statement contains a prospectus (the "Market-Making Prospectus") relating to certain market-making activities with respect to the Exchange Notes which may, from time to time, be carried out by J.P. Morgan Securities Inc. ("JPMS") and Chase Securities Inc. ("CSI" and, together with JPMS, the "Market Makers"). The two prospectuses will be identical in all material respects except for the front cover page and the Plan of Distribution and except for the fact that the Market-Making Prospectus will not contain the information in the Prospectus Summary relating to the Exchange Offer, the information under the caption "The Exchange Offer" and "Certain United States Federal Tax Consequences--Exchange of Private Notes for Exchange Notes" will be deleted and certain conforming changes will be made to delete references to the Exchange Offer. The Prospectus for the Exchange Offer follows immediately after this Explanatory Note. Following such Prospectus are the form of alternative cover page and Plan of Distribution section for the Market-Making Prospectus and alternative pages covering conforming changes.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED SEPTEMBER   , 1998

PROSPECTUS

     , 1998

                               OFFER TO EXCHANGE

                11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008

      FOR ALL OUTSTANDING 11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008

                                       OF

                                TRITON PCS, INC.
                                  -----------

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON    , 1998
UNLESS EXTENDED.

  Triton PCS, Inc., a Delaware corporation ("Triton"), is hereby offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 11% Senior Subordinated Discount Notes due 2008 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 11% Senior Subordinated Discount Notes due 2008 (the "Private Notes"), of which $511,989,000 in aggregate principal amount at maturity was issued on May 4, 1998 (the "Private Offering") and is outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of an indenture dated as of May 4, 1998 governing the Private Notes and the Exchange Notes (the "Indenture"). The Company will not receive proceeds from the Exchange Offer. The net proceeds to the Company from the Private Offering were approximately $290 million. The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of Notes."

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will be issued at a substantial discount to their principal amount at maturity. The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (May 4, 1998) until May 1, 2003 at which time they will have an aggregate principal amount of $511,989,000. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semiannually in arrears on May 1 and November 1, commencing November 1, 2003, at a rate of 11% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

  The Notes will be redeemable at the option of Triton, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, prior to May 1, 2001, Triton may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net cash proceeds received from one or more Equity Offerings (as defined herein) of Triton, Triton PCS Holdings, Inc., a Delaware corporation, or a Special Purpose Corporation (as defined herein) at a redemption price of 111% of the Accreted Value (as defined herein) thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% in aggregate principal amount at maturity of the Notes remains outstanding immediately after any such redemption.

  The Notes will be general unsecured obligations of Triton, will be subordinated in right of payment to all Senior Debt (as defined herein) of Triton, including all obligations under the Credit Facility (as defined herein). Triton has no independent assets and/or operations from that of its operating subsidiaries. The Notes will be guaranteed on a full, unconditional, and joint and several basis (the "Guarantees") by all of the subsidiaries of Triton that are direct obligors under, or in respect of, any Senior Credit Facilities (as defined herein) (the "Guarantors"). As of the date of this registration statement, all of Triton's direct and indirect subsidiaries are guarantors and wholly-owned by Triton. Separate financial statements of the Guarantors have been omitted from the filing because Triton has no operations or assets separate from its operating subsidiaries. Triton PCS Holdings, Inc., the direct parent and sole stockholder of Triton, is not a guarantor. The Guarantees will be unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under the Credit Facility. As of August 25, 1998 Triton and the Guarantors had $150 million of Senior Debt outstanding.

  Upon the occurrence of a Change of Control (as defined herein), Triton will be required to make an offer to purchase all the outstanding Notes at 101% of the Accreted Value thereof or the principal amount at maturity, as applicable, together with accrued and unpaid interest to the purchase date. See "Description of Notes."

  Triton will accept for exchange any and all validly tendered Private Notes
not withdrawn prior to 5:00 p.m., New York City time, on      , 1998 (the
"Expiration Date"), unless the Exchange Offer is extended by Triton in its sole discretion. Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties (See e.g. Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"), Triton believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from Triton to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Triton within the meaning of Rule 405 under the Securities
Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring the Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. Holders of Private Notes wishing to accept the Exchange Offer must represent to Triton, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. Triton believes that none of the registered holders of the Private Notes is an affiliate (as such term is defined in Rule 405 under the Securities Act) of Triton.

                                                       (Continued on next page)

(Continued from previous page)

  Prior to the Exchange Offer, there has been no public market for the Notes. Triton does not intend to list the Exchange Notes on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) market. There can be no assurance that an active market for the Notes will develop. To the extent that a market for the Notes does develop, the market value of the Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, Triton's financial condition and certain other factors. Such conditions might cause the Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--bsence of Public Market for the Notes; Restrictions on Transfer."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Triton has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

  Triton will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer. See "The Exchange Offer."

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL TRITON ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRITON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

  UNTIL      , 1998 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
OFFERING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  The Exchange Notes will be available initially only in book-entry form. Triton expects that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more fully registered global notes that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depository") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "The Exchange Offer--Book-Entry Transfer" and "Book Entry; Delivery and Form."

                                                       (Continued on Next Page)

(Continued from Previous Page)

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

  THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION, CERTAIN STATEMENTS UNDER THE "PROSPECTUS SUMMARY," "THE COMPANY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" AND LOCATED ELSEWHERE HEREIN REGARDING THE COMPANY'S FINANCIAL POSITION AND BUSINESS STRATEGY, MAY CONSTITUTE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS PROSPECTUS, INCLUDING WITHOUT LIMITATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND UNDER "RISK FACTORS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS. THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT DO NOT APPLY TO THE STATEMENTS MADE IN CONNECTION WITH THIS OFFERING.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
The Exchange Offer.......................................................   7
Risk Factors.............................................................  12
Use of Proceeds..........................................................  29
Capitalization...........................................................  30
Selected Historical and Pro Forma Consolidated Financial Data............  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
Business.................................................................  41
Management...............................................................  58
Security Ownership.......................................................  63
Certain Relationships and Related Transactions...........................  65
Description of Credit Facility...........................................  73
Description of Notes.....................................................  75
Description of Capital Stock............................................. 103
Certain United States Federal Income Tax Consequences.................... 105
Book-Entry; Delivery and Form............................................ 109
Plan of Distribution..................................................... 111
Legal Matters............................................................ 112
Experts.................................................................. 112
Available Information.................................................... 113
Glossary of Selected Terms............................................... 114

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and related notes appearing elsewhere in this Prospectus. As used herein, the term "Triton" refers to Triton PCS, Inc., "Holdings" refers to Triton PCS Holdings, Inc., the direct parent and sole stockholder of Triton, and "Company" refers to Triton, Holdings and Triton's subsidiaries unless the context indicates otherwise. Certain of the statements contained in this summary and elsewhere in this Prospectus, including information with respect to the Company's expected PCS operations and build-out, its strategy for its PCS business and related financings, are forward-looking statements. The term "Pops" means population equivalents as determined by Paul Kagan Associates, Inc. ("Kagan") estimates of the 1997 population of a geographic area. See "Certain Definitions," and "Glossary of Selected Terms" for definitions of certain terms used in this Prospectus.

                                  THE COMPANY

  The Company intends to become a leading provider of wireless broadband Personal Communications Services ("PCS") in the southeastern United States. Triton was established by Michael Kalogris, Steven Skinner and other former executives of Horizon Cellular Group ("Horizon"), along with various private equity investors, with the intent to develop and operate a leading PCS network in the Southeast. In October 1997, the Company entered into a joint venture agreement with AT&T Wireless PCS, Inc. ("AT&T PCS"), a wholly-owned subsidiary of AT&T Corp. ("AT&T Corp." and, together with its affiliates, "AT&T"), whereby the Company will be the exclusive provider of wireless mobility services under the AT&T consumer brand name in a contiguous area covering approximately 11 million Pops in the southeastern United States (the "Licensed Area"). AT&T PCS contributed PCS licenses (the "PCS Licenses") to Triton covering the Licensed Area in exchange for an equity interest in the Company. Additionally, the Company is a party to agreements with AT&T that, among other things, allow the Company to benefit from AT&T's nationwide wireless footprint and promotional and marketing efforts and provide the Company with favorable roaming and long distance rates for services on AT&T's wireless and long distance networks. See "Certain Relationships and Related Transactions--The AT&T Agreements." The PCS Licenses authorize the Company to provide PCS services to such major population and business centers as Charleston, SC, Columbia, SC, Greenville/Spartanburg, SC, Richmond, VA and Augusta, GA, as well as major destination resorts such as Myrtle Beach, SC, Hilton Head, SC and Kiawah Island, SC. The Company expects to commence commercial operations by the end of the first quarter of 1999 or shortly thereafter in an initial area covering approximately 40% of the Pops in the Licensed Area (the "Initial Configuration").

  The Company believes the Licensed Area has outstanding demographic characteristics, including strong population growth and favorable population density and traffic patterns. The Company believes that its Licensed Area, together with AT&T's recently launched wireless systems located in the adjacent cities of Washington, D.C., Charlotte, NC and Atlanta, GA, creates a large, contiguous area which provides numerous cost and other synergistic benefits.

  The Company intends to offer customers affordable, reliable, high-quality mobile telecommunications services. Specific service offerings will include single number service and advanced features such as call screening and caller ID. As the market for wireless telecommunications services and the Company's technological capabilities continue to develop, the Company expects to offer additional wireless applications such as high-speed data transmission to and from computers, "wireless office," advanced paging, facsimile and Internet access services.

  The Company has chosen to build its PCS network using Time Division Multiple Access ("TDMA") technology based upon the IS-136 standard ("TDMA/IS-136") which is the technology utilized by AT&T's nationwide wireless network, thus allowing the Company's network to be compatible with AT&T's and other TDMA/IS-136 networks immediately upon launch of operations. On June 30, 1998 the Company acquired an existing cellular system (the "Myrtle Beach System"), which serves Myrtle Beach, SC and the surrounding area (the "Myrtle Beach Acquisition"), from Vanguard Cellular Systems of South Carolina, Inc. ("Vanguard") for a purchase price of approximately $162.5 million. The Company believes it will seamlessly integrate the Myrtle Beach System, which uses digital TDMA/IS-136 cellular technology, into its planned PCS network as part of the Initial Configuration.

  The Company has signed a purchase agreement to acquire from AT&T PCS, Inc. (the "Norfolk Acquisition") (i) an FCC license to use 20MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and (ii) certain assets of AT&T PCS used in the operation of the PCS system in such BTA for an aggregate purchase price of $105 million, including $13.5 million of Series D Preferred Stock to be issued to AT&T PCS. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been substantially completed. The Norfolk Acquisition is subject to closing conditions typical in acquisitions of this nature. There can be no assurance that the Norfolk Acquisition will be consummated on the terms described herein or at all.

  In addition to the contribution by AT&T PCS of the PCS Licenses, the Company has raised $140 million of irrevocable equity commitments payable over a three-year period (the "Cash Equity"), $45 million of which has been received by the Company to date, from, or from entities managed by, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P. (collectively, the "Cash Equity Investors") and certain management stockholders, as well as a $425 million Credit Facility (the "Credit Facility"). See "Certain Relationships and Related Transactions--The Securities Purchase Agreement" and "Description of Credit Facility." The Company has received additional equity contributions of $35 million ("Myrtle Contributions") from the Cash Equity Investors in connection with the Myrtle Beach Acquisition. The Company has also received additional non-binding cash equity commitments of approximately $16.5 million (the "Norfolk Commitments", and together with the contribution of the PCS Licenses, the Cash Equity, and the Myrtle Contributions, the "Equity Investments") from certain of the Cash Equity Investors in connection with the Norfolk Acquisition. In addition, the Private Offering, consummated on May 4, 1998, provided approximately $290 million of net proceeds to the Company. The net proceeds from the Private Offering, in conjunction with the Equity Investments and borrowings under the Credit Facility, are expected to be sufficient to complete the planned build-out of the Company's PCS network. See "--Network Build-Out and Financing Plan."


                                  RISK FACTORS

  For a discussion of certain factors that should be considered in connection with participating in the Exchange Offer, including, without limitation, risk factors related to expected operating losses, substantial future capital requirements, the Company's highly leveraged capital structure and the current lack of commercial operations, see "Risk Factors."

                          STRATEGIC ALLIANCE WITH AT&T

  AT&T holds FCC licenses to provide wireless telecommunications service in areas covering more than 80% of the U.S. population. In order to effectively and rapidly construct its PCS markets and commence offering wireless service, AT&T has focused on building out selected cities within its coverage area, while entering into agreements with certain independent wireless operators, such as the Company, to build out and operate the remainder of its PCS markets. AT&T contributed the PCS Licenses, covering 20 MHz of spectrum in the Licensed Area, in exchange for an equity interest in the Company and certain other rights including preemptive rights and the right to appoint one board member. AT&T has retained 10 MHz of spectrum in the Licensed Area for use as a non-mobile wireless provider. The terms of the joint venture between the Company and AT&T are set forth in the AT&T Agreements described below. See "Certain Relationships and Related Transactions--The AT&T Agreements."

                             POTENTIAL ACQUISITION

  The Company has entered into a non-binding letter of intent with AT&T, dated as of March 24, 1998, to acquire an additional 1.9 million net incremental Pops (2.4 million additional Pops less 0.5 million Pops located in the Hagerstown, MD and Cumberland, MD BTAs that Triton will return to AT&T), located primarily in Georgia and North Carolina (the "Georgia/North Carolina Pops"), all of which are contiguous to the Licensed Area. The aggregate consideration for the additional 1.9 million Pops is approximately $32 million, all of which is expected to be represented by additional non-cash equity interests in the Company issued to AT&T. The Georgia/North Carolina Pops have not yet been built, but the Company expects they will be subject to a build-out plan similar to that developed for the Licensed Area. This potential acquisition is subject to conditions typical in acquisitions of this nature, certain of which, including FCC consent, may be beyond the Company's control. There can be no assurance, therefore, that this acquisition will be consummated on the terms described herein or at all. See "Risk Factors--Risks Related to Potential Acquisition."

                      NETWORK BUILD-OUT AND FINANCING PLAN

  The Company expects to launch commercial operations in the Initial Configuration, covering approximately 40% of the Pops and comprising 14 of the largest cities in the Licensed Area (based on 1997 Pops), by the end of the first quarter of 1999 or shortly thereafter. Upon completion of the Initial Configuration, the Company intends to target the remaining cities, connecting highway corridors and counties along the interstates with population densities of 50 or more per square mile. The Company expects to extend its coverage to approximately 85% of the Pops in the Licensed Area by the end of the fourth quarter of 2001, which the Company believes will generally provide greater coverage than current cellular operators in such markets.

  The Company has contracted with several leading telecommunications equipment manufacturers to construct its wireless network. Ericsson, the Company's primary equipment supplier, and other vendors were selected based on their extensive experience in wireless technology and their ability to assist the Company in rapidly deploying a high quality network.

  The Company has substantially completed its RF design for the build-out of the Initial Configuration. The Company has also engaged two site acquisition firms to implement its cell site acquisition strategy. As of August 17, 1998, the Company had signed leases or lease options for approximately 57% of the 500 sites required for commencement of operations in the Initial Configuration. See "Risk Factors--Network Build-Out and System Implementation Risks."

  Management estimates that the Company's total projected capital requirement from inception through year-end 2001, when its network build-out is expected to be completed, including the consummation of the Myrtle Beach Acquisition and assuming the consummation of the Norfolk Acquisition, is approximately $1.05 billion. These requirements include capital expenditures related to the build-out of the network, customer acquisition costs, operating losses incurred through the build-out phase, debt service and closing costs. Management projects that it will invest approximately $47 per covered Pop in system capital expenditures (excluding Myrtle Beach and Norfolk, each of which has been substantially built out), which will enable it to build a superior system resulting in better penetration and higher usage. The Company believes that the proceeds from the Private Offering, together with the availability under the Credit Facility and the Equity Investments, provide the Company with funds sufficient to complete the build-out of the Company's planned network within the Licensed Area.

  The following table sets forth the Company's estimated sources and uses of capital from inception through December 31, 2001, assuming the Company covers approximately 85% of the Pops in the Licensed Area and consummation of the Norfolk Acquisition, thereby completing the planned build-out of its PCS network. See "Business--Network Build-Out" and "Description of Credit Facility."

                                                                   IN MILLIONS
SOURCES
Credit Facility(1)................................................  $  336.4
The Private Notes(2)..............................................     300.0
Cash Equity(3)....................................................     216.5
Non-Cash Equity(4)................................................     164.1
Operating Cash Flow...............................................      32.9
                                                                    --------
  Total Sources...................................................  $1,049.9
                                                                    ========
USES
Acquisition of PCS Licenses and Related Intangibles...............  $  118.6
Myrtle Beach Acquisition..........................................     160.0
Norfolk Acquisition...............................................     105.0
Georgia/North Carolina Pops Acquisition and Related Build-Out
 costs............................................................      57.0
Capital Expenditures..............................................     449.3
Cash Interest.....................................................      96.2
Working Capital/Operating Cash Flow...............................      43.8
Closing Costs(5)..................................................      20.0
                                                                    --------
  Total Uses......................................................  $1,049.9
                                                                    ========

--------
(1) The Credit Facility provides for up to $425 million of term loan and revolver financing. See "Description of Credit Facility."
(2) Consists of gross proceeds of the offering (the "Private Offering") by Triton of the Private Notes on May 4, 1998.
(3) Holdings has issued or will issue preferred stock to the Cash Equity Investors in exchange for (i) their initial cash investments plus their commitments to provide the balance of the Cash Equity, (ii) the Myrtle Contribution (iii) the Norfolk Commitments and (iv) the Georgia/North Carolina Pops Acquisition. See "Certain Relationships and Related Transactions--The Securities Purchase Agreement" and "--The Myrtle Equity Contribution."
(4) The Non-Cash Equity represents the fair value of the PCS Licenses and related agreements with AT&T which were contributed to, or entered into with, the Company in exchange for preferred stock issued by Holdings. In addition, $13.5 million in preferred stock is expected to be issued to AT&T by Holdings as part of the $105 million purchase price for the proposed Norfolk Acquisition. Also, $32.0 million in preferred stock is expected to be issued to AT&T by Holdings to acquire the Georgia/North Carolina Pops. See "Certain Relationships and Related Transactions--The Securities Purchase Agreement" and "--The Norfolk Commitment." On April 3, 1998, the PCS Licenses and related agreements were valued at $118.6 million by Kagan.
(5) Closing costs consist of costs incurred in connection with the formation of the Company, the acquisition of the PCS Licenses, the Credit Facility, the Myrtle Beach Acquisition, the Norfolk Acquisition and the Private Offering.

                              CORPORATE STRUCTURE

  All of the outstanding capital stock of Triton is held directly by Holdings. Substantially all of the Company's operations will be conducted through Property LLC, Equipment LLC, Operating LLC and License LLC (each as defined herein). All of the PCS Licenses are held by License LLC. The following chart illustrates the ownership structure of the Company.


                                      LOGO
                    [Corporate Structure Chart Appears Here]

  Triton is a Delaware corporation. All of Triton's executive operations are conducted at Management Co. which has its principal executive offices at 375 Technology Drive, Malvern, PA 19355. The telephone number at such offices is
(610) 651-5900.

                               THE EXCHANGE OFFER

The Exchange Offer......  The Company is hereby offering to exchange $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at maturity of Private Notes that are properly tendered and accepted. The company will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $511,989,000 aggregate principal amount at maturity of Private Notes outstanding. see "The Exchange Offer."

                          Based on an interpretation by the staff of the Commission set forth in No-Action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be transferred by a holder thereof (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that the holder is acquiring Exchange Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. (See e.g., Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co., Inc., Sec No-Action Letter (available June 5, 1991), collectively, the "No-Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar No-Action Letters. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."

Registration Rights       The Private Notes were sold by the Company on May 4,
 Agreement..............  1998 to J.P. Morgan Securities Inc., Chase Securities
                          Inc., and Lehman Brothers Inc. (the "Initial
                          Purchasers") pursuant to a Purchase Agreement, dated
                          April 29, 1998, by and among the Company and the Initial Purchasers (the "Purchase Agreement").
                          Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into a Registration
                          Rights Agreement, dated as of May 4, 1998 (the
                          "Registration Rights Agreement"), which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer--Termination of Certain Rights."

Expiration Date.........  The Exchange Offer will expire at 5:00 p.m., New York
                          City time, on      , 1998, unless the Exchange Offer
                          is extended by the Company in its sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer-- Expiration Date; Extensions; Amendments."

Accrued Interest on the
 Exchange Notes and the
 Private Notes..........  The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (May 4, 1998) until March 1, 2003 at which time they will have an aggregate principal amount of $511,989,000. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semiannually in arrears on May 1 and November 1, commencing November 1, 2003, at a rate of 11% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes. See "The Exchange Offer--Interest on the Exchange Notes."

Conditions to the
 Exchange Offer.........  The Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount at maturity of Private Notes being tendered for exchange. See "The Exchange Offer--Conditions."

Procedures for
 Tendering Private        Each holder of Private Notes wishing to accept the
 Notes..................  Exchange Offer must complete, sign and date the
                          Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Private Notes and any other required documentation, to PNC Bank, National Association, as exchange agent
                          (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange
                          Offer for the purposes of distributing the Exchange
                          Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see
                          "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the seller securityholder information required by Item
                          507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. (See e.g., Exxon
                          Capital Holdings Corp., SEC No-Action Letter
                          (available April 13, 1989) and Morgan Stanley & Co.,
                          Inc., SEC No-Action Letter (available June 5, 1991), collectively, the

                          "No-Action Letters"). Holders who tender their Private Notes in the Exchange Offer with the intention of participating in a distribution of the Exchange Notes will not be able to rely on the No-Action Letters or similar no-action letters. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."

Special Procedures for
 Beneficial Owners......  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be competed prior to the Expiration Date. See "The Exchange Offer--Procedures for Tendering."

Procedures..............  Holders of Private Notes who wish to tender their
                          Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer--Guaranteed Delivery Procedures."
Acceptance of the
 Private Notes and
 Delivery of the
 Exchange Notes.........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Company will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights.......  Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Certain Federal Income
 Tax Consequences.......  For a discussion of certain material federal income tax consequences relating to the exchange of the Exchange Notes for the Private Notes, see "Certain United States Federal Income Tax Consequences."

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $511,989,000 in aggregate principal amount at maturity of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Notes."

Securities Offered......  $511,989,000 in aggregate principal amount at maturity of 11% Senior Discount Notes due 2008.

Maturity Date...........  May 1, 2008.

Yield and Interest......  11% per annum (computed on a semiannual bond equivalent basis) calculated from May 4, 1998. Cash interest will not accrue prior to May 1, 2003. Commencing on November 1, 2003, cash interest will be payable semiannually on May 1 and November 1 (an "Interest Payment Date").
Original Issue
 Discount...............  Each Note is being offered at an original issue discount for federal income tax purposes. Thus, although cash interest will not accrue on the Notes prior to May 1, 2003, original issue discount (i.e., the difference between the principal amount at maturity and the issue price of such Notes) will accrue from the issue date of such Notes up to May 1, 2003 and will be included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See "Certain United States Federal Income Tax Consequences."

Optional Redemption.....  The Notes are not redeemable prior to May 1, 2003, except as set forth below. The Notes will be redeemable at the option of Triton, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to May 1, 2001, Triton may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net cash proceeds received from one or more Equity Offerings of Triton, Holdings or a Special Purpose Corporation at a redemption price of 111% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% in aggregate principal amount at maturity of the Notes remains outstanding immediately after any such redemption.

Guarantee...............  The Notes will be guaranteed on a joint and several basis by all of Triton's subsidiaries that are direct or indirect obligors under, or in respect of, any Senior Credit Facilities. As of the date of this registration statement, all of Triton's direct and indirect subsidiaries are guarantors on a full, unconditional, and joint and several basis and are wholly owned by Triton. Triton PCS Holdings, Inc., the direct parent and sole stockholder of Triton, is not a guarantor. The Guarantees will be unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under their guarantees of the Credit Facility.

Ranking.................  The Notes will be general unsecured obligations of
                          Triton, subordinated in right of payment to all Senior Debt of Triton, including all obligations under the Credit Facility. The Guarantees will be unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under their guarantees of the Credit Facility. As of August 25, 1998, Triton and the Guarantors had $150 million of Senior Debt outstanding. See "Description of Credit Facility."

Change of Control.......  Upon a Change of Control, each holder of the Notes may require the Company to repurchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the Accreted Value thereof or the principal amount at maturity, as applicable plus accrued and unpaid interest to the purchase date. See "Description of Notes--Covenants--Change of Control." The Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of the borrowings under the Credit Facility. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Notes. See "Description of Credit Facility."

Certain Covenants.......  The Indenture contains certain covenants that, among other things, limit the ability of Triton or any of its Restricted Subsidiaries to incur additional Indebtedness, make certain Restricted Payments and Investments, create Liens, permit dividend or other payment restrictions to apply to Subsidiaries, enter into certain transactions with Affiliates or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase the Notes at 100% of the Accreted Value or principal amount at maturity thereof, as applicable, with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes."

  For additional information regarding the Notes, see "Description of Notes."

                                 RISK FACTORS

  This Prospectus includes "Forward-Looking Statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to the statements made in connection with this Offering.

OPERATING LOSSES AND NEGATIVE CASH FLOW FROM OPERATIONS

  The Company expects to incur significant operating losses and to generate significant negative cash flow from operating activities during the next several years while it develops and constructs its PCS network and builds its customer base. If and when the Company has successfully completed its network build-out and started to provide services to customers, the Company's operating profitability will depend upon many factors, including, among others, its ability to market its services successfully, achieve its projected market penetration, manage customer turnover rates effectively and price its services competitively. There can be no assurance that the Company will achieve or sustain operating profitability or positive cash flow from operating activities in the future. If the Company does not achieve and maintain operating profitability and positive cash flow from operating activities on a timely basis, it may not be able to meet its debt service requirements, including its obligations with respect to the Notes.

SUBSTANTIAL CAPITAL REQUIREMENTS AND LIQUIDITY; HIGHLY LEVERAGED CAPITAL
STRUCTURE

  The build-out of the Company's PCS network and the marketing of the Company's PCS services will require substantial capital. As it completes its build-out, the Company will be highly leveraged. The Company currently estimates that its capital requirements (capital expenditures, working capital, debt service requirements, anticipated operating losses and closing costs) for the period from inception through year-end 2001 (including the territory covered by the Myrtle Beach Acquisition and assuming substantial completion of the Company's network build-out to cover 85% of the Pops in the Licensed Area by such time and the consummation of the Norfolk Acquisition) will total approximately $993 million. Actual amounts of the funds required may vary materially from these estimates. Additional funds would be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and other technological risks or if the Company acquires additional licenses. The Company engages, from time to time, in discussions with AT&T regarding possible acquisitions of additional PCS licenses from AT&T. See "Prospectus Summary--Potential Acquisition." Furthermore, the Company may engage in discussions regarding future acquisitions of cellular licenses within the Licensed Area. Sources of funding for the Company's further financing requirements may include any or all of the following: vendor financing, public offerings or private placements of equity and debt securities, commercial bank loans and additional capital contributions from equity investors. Due to its highly leveraged capital structure, there can be no assurance that any other additional financing will be available to the Company, or, if available, that such financing can be obtained on a timely basis and on terms acceptable to the Company and within limitations contained in the Indenture, the Credit Facility and any new financing arrangements. Failure to obtain any such financing, should the need for it develop, could result in the delay or abandonment of the Company's development and expansion plans or the failure to meet regulatory requirements. It also could impair the Company's ability to meet its debt service requirements (including its obligations with respect to the Notes) and could have a material adverse effect on its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  The degree to which the Company is leveraged could have certain other important consequences to the Company and to the holders of the Notes, including increasing its vulnerability to changes in general economic conditions, increases in prevailing interest rates or competitive pressures on pricing. In addition, the fact that the Company may be more leveraged than certain of its competitors may become a competitive disadvantage.

  Investment in the Notes involves a high degree of risk. Prospective purchasers of Notes should carefully consider the following factors in addition to the other information contained herein in evaluating the Company before purchasing any Notes.

DEVELOPMENT STAGE COMPANY; ABSENCE OF COMMERCIAL OPERATIONS

  The Company is at an early stage of development. As of the date of this Prospectus, the RF designs for the build-out of the Initial Configuration are completed and the cell site acquisition process has been initiated; however, the Company has only started building its PCS network and has not commenced commercial PCS operations. The Company will require expenditures of significant funds for development, construction, testing and deployment of its PCS network before commencement of commercial operations. Such activities are expected to place significant demands on the Company's managerial, operational and financial resources. In addition, the Company's management has retained direct control over its vendors and the system build-out process and will, together with Entel Technologies, Inc. ("Entel") and Gearon & Co., Inc. ("Gearon"), oversee and implement the Company's build-out strategy. The Company's future performance will depend, in part, on the Company's ability to manage the build-out process successfully, to implement its operational and administrative systems, to expand its employee base and to train and manage its employees, including engineering, customer support, marketing and sales personnel. There can be no assurance that the Company will be able to manage operations successfully. Management's failure to guide and control growth effectively (including implementing adequate systems, procedures and controls in a timely manner) could have a material adverse effect on the Company. In addition, there can be no assurance that the Company will be able to attract or retain the highly qualified personnel required to operate its network successfully. See "Business" and "Management."

NETWORK BUILD-OUT AND SYSTEM IMPLEMENTATION RISKS

  In order for the Company to complete its PCS network and to provide its wireless communications services to customers throughout the Licensed Area, it must successfully (i) lease or otherwise obtain rights to a sufficient number of cell and switch sites, (ii) develop and implement sophisticated information systems, (iii) complete the purchase and installation of equipment, build-out the physical infrastructure and test the network and (iv) relocate microwave paths of existing users that may otherwise impair the Company's operations. There can be no assurance that these events will occur on a timely basis or on the cost basis assumed by the Company, or at all. Implementation of the network involves various risks and contingencies, many of which are not within the control of the Company and all of which could have a material adverse effect on the implementation of the Company's system should there be delays or other problems.

  Site Acquisition. The successful implementation of the Company's PCS system will be dependent, to a significant degree, upon the Company's ability to lease or otherwise obtain rights to cell sites for the location of its base station equipment. The cell site selection process will require the lease or acquisition of approximately 500 sites prior to commencement of commercial operations of the Company's PCS network in the Initial Configuration and approximately 1,200 sites prior to full operation in the Licensed Area, many of which are likely to require the Company to obtain zoning variances or other local governmental or third-party approvals or permits. As of August 17, 1998, the Company had signed leases or options for 292 sites, 142 of which were pending zoning. As of August 17, 1998, there were 83 sites under construction. In addition, changes to the Company's RF design resulting from difficulties in the site acquisition process could have a negative impact on the ability of the Company to complete the build-out of its network in a timely fashion, which could cause operations in the Initial Configuration to be delayed or limited. The inability of the Company to lease or otherwise obtain rights to the cell sites required under the Company's RF design or to obtain the requisite zoning and other local approvals in a timely and cost effective manner could have a material adverse effect on the Company. As the Company expands the geographic coverage of its PCS system, it expects that the site acquisition process will continue, subject to site availability and the continued need to receive zoning and other local approvals.

  Information Systems. The successful implementation and launch of the Company's PCS system is dependent on the Company's ability to develop and implement an integrated customer service, network management and billing system. The majority of the systems work (including integration of hardware and software) will be performed by the Company's vendors using their respective platforms. Integration requires that numerous and diverse hardware and software platforms work together through interfaces. The number of vendors and the Company's tight implementation time frame will leave little time for resolving problems discovered during testing. The Company expects to complete an information system sufficient to enable it to launch commercial service by the end of the first quarter of 1999 or shortly thereafter. Any failure to develop an integrated information systems solution on schedule will have an adverse effect on the ability of the Company to commence PCS commercial operations in the Initial Configuration and the rest of the Company's planned network.

  Commencement of Operations. The Company's schedule for the commencement of its operations in the Licensed Area is aggressive. Prior to commencing operations, the Company will need to, among other things, purchase and install network equipment, build out the physical infrastructure and test the network. The Company intends to install a sophisticated, state-of-the-art network requiring adherence to a strict build-out design; therefore, the Company may experience system and construction delays prior to achieving full operation. Any delay in full operation of the Company's system could have a material adverse effect on the Company's financial condition and results of operations.

  Relocation of Microwave Paths. For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing microwave licensees that operate certain microwave paths within its license area. PCS licensees are not permitted to interfere with such existing licensees, so the Company may be required to relocate those users to different frequency bands. See "Business--Network Build-Out--Microwave Relocation." The Company estimates it must relocate a total of 15 microwave paths in the Licensed Area, of which two need to be relocated to launch commercial service in the Initial Configuration. As of August 17, 1998, the two relocation agreements have been executed. In places where relocation is necessary to permit operation of the Company's PCS system, any delay in the relocation of such licensees may adversely affect the Company's ability to commence commercial operations, which could have a material adverse effect on the Company. The Company's estimated capital requirements of $167 million for the Licensed Area through 1998, include $7 million allocated to the cost of relocating certain microwave paths. There can be no assurance that the relocation of incumbent microwave operators can be achieved for the amounts currently estimated or at all. The actual amounts of funds required may vary materially from these estimates. See "--Government Regulation; Dependence on FCC Licenses" and "Business--Regulation."

DEPENDENCE ON AT&T AFFILIATION

  Pursuant to the AT&T Agreements, the Company is closely affiliated with AT&T. Under the License Agreement (as defined herein), the Company has the right to market its services under the AT&T brand name for a period of five years (with an automatic five year renewal if neither party terminates such agreement), and under the Stockholders' Agreement (as defined herein), the Company is designated as AT&T's exclusive provider of mobile wireless services within the Licensed Area for a period of 11 years. The Company and AT&T are also parties to a reciprocal roaming agreement for a period of 20 years. Each such agreement is subject to termination for breach of any material terms, including, without limitation, certain minimum build-out and network quality requirements and limitations on the use by the Company of the Licensed Marks (as defined herein). See "Certain Relationships and Related Transactions--The AT&T Agreements." In addition, in the event of a merger or other business combination involving AT&T and another telecommunications company meeting certain criteria set forth in the Stockholders' Agreement (a "Qualifying Company"), AT&T has the right to terminate (i) its agreements not to compete with the Company in the provision of mobile wireless services and (ii) its obligations to use the Company as its exclusive provider of such mobile wireless services in the Licensed Area. See "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement." The Company believes that as of the date of this Prospectus, only Sprint Corporation, BellSouth Corporation and GTE Corporation qualify as Qualifying Companies. The non-renewal or termination of any AT&T Agreement would have a material adverse effect on the Company's operations.

  AT&T has entered into, and anticipates entering into similar affiliation agreements with other companies (the "Affiliates") in other MTAs pursuant to its nationwide PCS build-out strategy. The Company plans to capitalize on its affiliation with AT&T and, consequently, the Affiliates, through the marketing advantages that will arise from the successful implementation of AT&T's services within the AT&T BTAs. As a result, the results of operations of the Company are highly dependent on the Company's relationship with AT&T and AT&T's and the Affiliates' success as wireless services providers. AT&T and the Affiliates are subject, to varying degrees, to the economic, administrative, logistical and other risks set forth in this Prospectus. There can be no assurance that AT&T's and the Affiliates' PCS operations will be successful. See "Business--Competition." In June 1998, AT&T announced a proposed merger between TeleCommunications, Inc. and AT&T. The Company does not believe that this contemplated merger will have any adverse impact on its affiliation with AT&T.

RELATIONSHIP WITH AT&T; POSSIBLE CONFLICT OF INTEREST

  The interests of AT&T and the Company may conflict and there can be no assurance that any such conflict will be resolved in favor of the Company. Pursuant to the Stockholders' Agreement, AT&T has the right to (i) select one of the seven directors of the Company and (ii) approve, along with Michael Kalogris and Steven Skinner, the selection of the two independent directors nominated by the Cash Equity Investors. Pursuant to the Securities Purchase Agreement, AT&T owes no duty to the Company except to the extent expressly set forth in the Securities Purchase Agreement and the AT&T Agreements. Officers and directors generally do not have fiduciary duties to holders of debt securities such as the Notes. See "Management."

  Pursuant to the terms of the Stockholders' Agreement, the Company is required to enter into a Resale Agreement substantially in the form of Exhibit C to the Securities Purchase Agreement at the request of AT&T. The License Agreement will allow AT&T to sell access to, and usage of, the Company's services in the Licensed Area on a nonexclusive basis. See "Certain Relationships and Related Transactions--The AT&T Agreements--Resale Agreement." By virtue of the License Agreement, AT&T may be able to develop its own customer base in the Licensed Area during the term of the License Agreement. In addition, the Shareholders' Agreement provides that in the event AT&T enters into a merger or other business combination with a Qualifying Company, AT&T has the right to terminate (i) its agreements not to compete with the Company in the provision of mobile wireless services and (ii) its obligations to use the Company as its exclusive provider of such mobile wireless services in the Licensed Area. See "--Dependence on AT&T Affiliation" and "Certain Relationships and Related Transactions--The AT&T Agreements--The Stockholders' Agreement." Therefore, if AT&T enters into a business combination with a Qualifying Company and terminates the non-compete and exclusivity provisions of the Shareholders' Agreements, AT&T may, at such time, become a vigorous competitor to the Company with an already established client base in the Licensed Area. There can be no assurance that AT&T will not enter into such a business combination and the termination of the non-compete and exclusivity provisions of the Shareholders' Agreement could have a material adverse effect on the Company's operations.

COMPETITION

  The Company will initially compete directly in each of its markets within the Licensed Area with two cellular providers. The existing cellular providers in the Company's markets, most of which have an infrastructure in place and have been operational for a number of years, and several of which have significantly greater financial and technical resources than the Company, may upgrade their networks to provide comparable services in competition with the Company. The Company may also compete with several PCS license holders in each of its markets. The Company believes that the ownership structure of PCS licenses in the Licensed Area is fragmented; however, certain other PCS license holders do hold licenses that overlap large portions of the Licensed Area. The Company believes most PCS license holders have not commenced the roll-out of their networks in the Licensed Area. However, the Company does expect to compete directly with one or more PCS service providers in each of its markets in the future. See "Business--Regulation."

  The Company expects to also face competition from other existing communications technologies such as SMR and ESMR, currently employed by Nextel Communications, Inc. ("Nextel") in the Company's Licensed

Area. SMR and ESMR systems, which can provide services that may be competitive with those offered by PCS, are often significantly less expensive to build and operate than PCS systems. The FCC now licenses SMR systems in the 800 and 900 MHz bands in contiguous blocks in defined geographic areas. The first auction of such SMR spectrum occurred in October 1997. The results of these auctions may lead to additional competition for the Company.

  The Company anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The Company's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors, all of which could adversely affect the Company's operating margins. See "Business--Competition."

LIMITED PCS OPERATING HISTORY IN THE UNITED STATES; SIGNIFICANT CHANGE IN WIRELESS INDUSTRY

  PCS systems have limited operating history in the United States and there can be no assurance that the operation of these systems in the Company's markets will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish and successfully market PCS services could have a material adverse effect on the Company's financial condition and results of operations.

  The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. There is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company, and the success of PCS and other competitive services, remain uncertain.

GOVERNMENT REGULATION; DEPENDENCE ON FCC LICENSES

  The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, state and local regulatory agencies. In addition, the FCC, in conjunction with the Federal Aviation Administration (the "FAA"), regulates tower marking and lighting. There can be no assurance that either the FCC, the FAA or those state agencies having jurisdiction over the Company's business will not adopt regulations or take other actions that would adversely affect the business of the Company.

  The Company's principal assets will be its licenses from the FCC to provide PCS services. The loss of any such licenses would have a material adverse effect on the Company. FCC licenses to provide PCS services are subject to renewal and revocation. AT&T was initially granted the PCS Licenses on June 23, 1995. The FCC has adopted specific standards to apply to PCS renewals, under which the FCC will award a renewal expectancy to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act of 1934 (the "Communications Act"). As a licensee, the Company must construct facilities that offer coverage to one-third of the population of its service areas within five years of the initial license grants to AT&T and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements are subject to forfeiture of the license. The Company expects to comply with the coverage requirements within the requisite time period. See "Business--Regulation."

DEPENDENCE ON KEY PERSONNEL

  The Company's business is managed by a small number of key executive officers, the loss of certain of whom could have a material adverse effect on the Company. The Company believes that its future success will also depend in large part on its continued ability to attract and retain highly qualified technical and management personnel. The Company believes that there is and will continue to be intense competition for qualified personnel in the PCS equipment and service industry as the emerging PCS market develops, and no assurance can be given that the Company will be successful in retaining its key personnel or in attracting and retaining other highly qualified technical and management personnel. A number of key officers (Messrs. Kalogris, Skinner, and Clark) are also officers of Triton Cellular Partners, L.P. ("Triton Cellular"). Triton Cellular acquires, owns and operates cellular RSA's. Through June 1998, a significant portion of the Company's officers' time had been spent on this venture. With the appointment of a President and CEO for Triton Cellular in July 1998, the portion of the Company's officers' time spent on this venture was reduced. The Company's management is currently attempting to hire the remaining key positions of the Triton Cellular management team, which is expected to reduce the loss or diversion of the Company's management's time and attention to Triton Cellular. There can be no assurance that the Company will be able to hire such a management team. The Company does not presently maintain "key man" life insurance with respect to any of its executive officers or other employees. See "Management."

RISKS RELATED TO THE NORFOLK ACQUISITION

  Consummation of the Norfolk Acquisition is subject to a number of regulatory and closing conditions (including, without limitation, FCC approval), certain of which are beyond the Company's control. Accordingly, there can be no assurance as to when the Norfolk Acquisition will be consummated or that it will be consummated on the terms described herein or at all. See "Prospectus Summary--The Company."

RISKS RELATED TO POTENTIAL ACQUISITION

  The Company is currently a party to a non-binding letter of intent to acquire the Georgia/North Carolina Pops. The Company has also received non-binding commitments from the Cash Equity Investors for an additional $25 million equity contribution, such commitment being contingent on the consummation of the Georgia/North Carolina Pops acquisition. The acquisition of the Georgia/North Carolina Pops and the related equity contribution are subject to the negotiation of definitive agreements. In addition, the acquisition of the Georgia/North Carolina Pops is expected to be subject to other conditions typical in acquisitions of this nature, and certain of such conditions, such as FCC approval, may be beyond the Company's control. There can be no assurance that definitive agreements will be entered into with respect to the Georgia/North Carolina Pops or, if entered into, that such acquisition will be completed and the related equity contribution consummated. See "Prospectus Summary--Potential Acquisition."

  In addition, the Company may continue to pursue, on an opportunistic basis, additional strategic acquisitions to enhance operational and financial performance. Future acquisitions by the Company could result in the incurrence of debt and/or contingent liabilities, which could materially adversely affect the Company's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and services of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisitions were to occur, there can be no assurance that the Company's business, financial condition and results of operations would not be materially adversely affected.

OPERATING COSTS DUE TO FRAUD

  As do most companies in the wireless industry, the Company will likely incur costs associated with the unauthorized use of its network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

TECHNOLOGY RISKS

  The Company intends to employ digital wireless communications technology, utilizing the new TDMA/IS-136 standard. Other digital technologies, such as CDMA and GSM, may ultimately prove to be more advantageous than TDMA. If another technology becomes the preferred industry standard, the Company may be at a competitive disadvantage and competitive pressures may require the Company to change its digital technology at substantially increased costs. There can be no assurance that the Company could respond to such pressures and implement new technology on a timely basis, or at an acceptable cost. If TDMA technology becomes obsolete at some time in the future, and the Company is unable to effect a cost-effective migration path, it could materially and adversely effect the Company's financial condition, results of operations and liquidity. There can be no assurance that TDMA/IS-136 will always meet or exceed the capabilities and quality of other technologies. See "Business--TDMA Technology."

RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

  Media reports have suggested that certain RF emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over RF emission may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's business. During the past two years, the FCC has updated the guidelines and methods it uses for evaluating RF emissions from radio equipment, including wireless handsets. While the updates impose more restrictive standards on RF emissions from lower power devices such as wireless handsets, all wireless handsets the Company proposes to offer its customers will comply with the new proposed standards. In addition, certain interest groups have requested that the FCC investigate claims that TDMA and other digital technologies pose health concerns and cause interference with hearing aids and other medical devices. The FCC recently initiated a rulemaking proceeding to implement provisions of the Telecommunications Act of 1996 (the "Telecommunications Act") designed to ensure that PCS handsets and other technological equipment are accessible to people with disabilities.

LIMITATIONS IMPOSED BY CERTAIN INDEBTEDNESS

  The documents governing the indebtedness of the Company (including the Credit Facility and the Indenture) contain significant covenants that limit Triton's and its subsidiaries' ability to engage in various transactions and, in the case of the Credit Facility, require satisfaction of specified financial performance criteria. In addition, under each of the foregoing documents, the occurrence of certain events (including, without limitation, failure to comply with the foregoing covenants, material inaccuracies of representations and warranties, certain defaults under or acceleration of other indebtedness and events of bankruptcy or insolvency) would, in certain cases after notice and grace periods, constitute an event of default permitting acceleration of the indebtedness covered by such documents. The limitations imposed by the documents governing the outstanding indebtedness of Triton and its subsidiaries are substantial, and failure to comply with them could have a material adverse effect on Triton and its subsidiaries. See "Description of Notes" and "Description of Credit Facility."

SUBORDINATION

  The Notes and the Guarantees will be unsecured obligations of Triton and its subsidiaries and will be subordinated in right of payment to all current and future Senior Debt, including indebtedness under the Credit Facility. As of August 25, 1998, Triton and the Guarantors had $150 million of borrowings under the Credit Facility. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding of Triton and its subsidiaries, the assets of Triton and its subsidiaries will be available to pay obligations on the Notes and the Guarantees only after Senior Debt of Triton has been paid in full. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. See "Description of Notes--Ranking."

  The Company has granted to the lenders under the Credit Facility a security interest in substantially all of the assets of Triton and each existing and subsequently acquired or organized domestic subsidiary of Triton, including a first priority pledge of all of the capital stock of all domestic subsidiaries of Triton. In the event of a default on secured indebtedness, the parties granted such security interests will have a prior secured claim on the capital stock of Triton's subsidiaries and the assets of Triton and its subsidiaries. If such parties should attempt to foreclose on their collateral, the Company's financial condition and the value of the Notes would be materially adversely affected. See "Description of Credit Facility."

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

  The Credit Facility prohibits the Company from purchasing any of the Notes and also provides that certain change of control events with respect to the Company constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes, the Company could seek the consent of its lenders to the purchase of the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered Notes would constitute an event of default under the Indenture which would, in turn, constitute a default under the Credit Facility and/or other Senior Debt. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following a Change of Control. See "Description of Notes."

FRAUDULENT CONVEYANCE

  Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court to subordinate or avoid the Notes or any of the Guarantees in favor of other existing or future creditors of Triton or any of its subsidiaries. If a court in a lawsuit on behalf of any unpaid creditor of Triton or its subsidiaries or a representative of Triton's or any of its subsidiaries' creditors were to find that, at the time Triton and its subsidiaries issued the Notes and the Guarantees, Triton or any of its subsidiaries (x) intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or (y) did not receive fair consideration or reasonably equivalent value for issuing the Notes or any of the Guarantees and Triton or any of its subsidiaries (i) were insolvent, (ii) were rendered insolvent by reason of such issuance, (iii) were engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (iv) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court could void Triton's or such subsidiary's obligations under the Notes and/or the Guarantees and void such transactions. Alternatively, in such event, claims of the holders of the Notes could be subordinated to claims of the other creditors of Triton or its subsidiaries. Based upon financial and other information currently available to it, Triton believes that the Notes and the Guarantees are being incurred for proper purposes and in good faith and Triton and its subsidiaries are solvent and will continue to be solvent after issuing the Notes, will have sufficient capital for carrying on its business after such issuance and will be able to pay its debts as they mature.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restriction upon transfer thereof. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF EXCHANGE NOTES

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Therefore, the Private Notes have been issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Exchange Notes prior to May 1, 2003 and there will be no periodic payments of cash interest on the Exchange Notes prior to November 1, 2003, original issue discount (the difference between the aggregate principal amount at maturity and the issue price of the Exchange Notes) will accrue from the issue date of the Exchange Notes. Consequently, those who participate in the Exchange Offer generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Exchange Notes) and the issue price of the Exchange Notes. See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Exchange Notes.

  In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code after the exchange of the Exchange Notes, the claim of a holder of Exchange Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Exchange Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

ABSENCE OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON TRANSFER

  As of the date hereof, the only registered holder of Private Notes is Cede & Co., as its nominee. The Company believes that, as of the date hereof, such holder is not an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to the Private Offering, there had been no market for the Notes and there can be no assurance that such a market will develop or, if such a market develops, as to the liquidity of such market. The Exchange Notes will not be listed on any securities exchange, but the Private Notes are eligible for trading in the National Association of Securities Dealers, Inc.'s Private Offering, Resales and Trading through Automatic Linkages (PORTAL) market. The Exchange Notes are new securities for which there is currently no market. The Exchange Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes, as well as the Private Notes, as permitted by applicable laws and regulations; however, the Initial Purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement (as defined in the Registration Rights Agreement). Therefore, there can be no assurance that an active market for the Notes will develop. See "The Exchange Offer" and "Plan of Distribution."

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  The Private Notes were sold by the Company on May 4, 1998 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Private Notes (i) to "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the sale of the Private Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 4, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 90 days after the Closing Date, (ii) use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date and (iii) use its best efforts to consummate the Exchange Offer within 180 days after the Closing Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such Exchange Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. (See e.g., Exxon Capital Holdings Corp., SEC No-Action Letter (available April 13, 1989) and Morgan Stanley & Co. Inc., SEC No-Action Letter (available June 5, 1991)). However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days after the Expiration Date. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Private Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount at maturity of Exchange Notes in exchange for each $1,000 principal amount at maturity of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $511,989,000 in aggregate principal amount at maturity of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for the Depository. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

  The Company shall be deemed to have accepted validly tendered Private Notes when and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Company.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
     , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  The Company reserves the right, in its sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at the same rate and on the same terms as the Private Notes. Consequently, the Exchange Notes will be issued at a substantial discount to their principal amount at maturity. The Exchange Notes will accrete in value from and including the date of issuance of the Private Notes (May 4, 1998) until May 1, 2003 at which time they will have an aggregate principal amount at maturity of $511,989,000. Thereafter, cash interest will accrue on the Exchange Notes and will be payable semi-annually in arrears on May 1 and November 1, commencing November 1, 2003, at a rate of 11% per annum. Holders whose Private Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either
(i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depository pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner(s) of the Private Notes whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of

Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depository have confirmed that any financial institution that is a participant in the Depository's system may utilize the Depository's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  While the Company has no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Company that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) if such holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, (iv) if such holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985, (v) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (vi) such holder understands that a secondary resale transaction described in clause (v) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (vii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount at maturity than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depository) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depository for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depository's systems may make book-entry delivery of Private Notes by causing the Depository to transfer such Private Notes into the Exchange Agent's account at the Depository in accordance with the Depository's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depository, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Private Notes and (i) whose Private Notes are not immediately available or (ii) who cannot deliver their Private Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Private Notes and the principal amount at maturity of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such Private Notes) and (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the Exchange Notes for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Company reasonably determines in good faith that any of these conditions are not satisfied, the Company may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "--Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

ADDITIONAL INTEREST

  In the event the Company fails to file and keep effective a registration statement in connection with the Exchange Offer or the resale of the Notes, if necessary, the Company is required to pay, as liquidated damages, Additional Interest (as defined in the Registration Rights Agreement) to each holder of Registrable Securities (as defined below) during the first 90-day period immediately following the occurrence of such registration default at a rate of .25% per annum on the Private Notes constituting Registrable Securities held by such holder. Such Additional Interest rate will increase by an additional .25% per annum at the beginning of each subsequent 90-day period during which the registration default continues. Registrable Securities shall mean each Private Note until
(i) a registration statement covering such Private Notes has been declared effective by the Commission and such Private Notes have been disposed of in accordance with such effective registration statement, (ii) such Private Notes are sold in compliance with Rule 144 under the Securities Act or (iii) such Private Notes cease to be outstanding. The amount of the Additional Interest will increase at a rate of an additional .25% per annum on Private Notes constituting Registrable Securities for each subsequent 90-day period until all registration defaults have been cured, up to a maximum Additional Interest of 1.0% per annum. Following the cure of all defaults relating to the filing or effectiveness of registration statements under the Registration Rights Agreement, the payment of Additional Interest will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

  PNC Bank, National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified Mail:                  By Hand Delivery:
   PNC Bank, National Association            PNC Bank, National Association
     Corporate Trust Department                Corporate Trust Department
   1600 Market Street, 30th Floor            1600 Market Street, 30th Floor
       Philadelphia, PA 19103                    Philadelphia, PA 19103


       By Overnight Delivery:                         By Facsimile:
   PNC Bank, National Association                    (215) 585-8872

     Corporate Trust Department
   1600 Market Street, 30th Floor                 Confirm by Telephone:
       Philadelphia, PA 19103                        (215) 585-3848

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $270,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Private Notes may be offered, resold, pledged or otherwise transferred only
(1) to a person who the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, in a transaction meeting the requirements of Rule 144 under the Securities Act, outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (2) to the Company or (3) pursuant to an effective registration statement, and, in each case, in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Company will not receive proceeds from the Exchange Offer. The net proceeds to the Company from the Private Offering were approximately $290 million after deducting the Initial Purchasers' discounts and estimated transaction fees and expenses payable by the Company, of which $127.5 million was used for the Myrtle Beach Acquisition. The remaining net proceeds raised by the Company in the Private Offering will be used, together with borrowings under the Credit Facility, for (i) capital expenditures, including the build-out of the PCS Network, (ii) the Norfolk Acquisition, (iii) working capital,
(iv) operating losses, (v) general corporate purposes and (vi) potential acquisitions.

  In the event (i) the acquisition of the Norfolk Pops is not consummated by December 31, 1998 or (ii) the acquisition of the Georgia/North Carolina Pops is not consummated by December 31, 1998, the Company must prepay its obligations under the Credit Facility in an amount equal to $75 million, in each case. The Company's obligations under the Credit Facility accrue interest, at the Company's option, at (i) an adjusted LIBO rate plus the Applicable Margin (as defined herein) or (ii) the higher of (a) the Administrative Agent's prime rate and (b) the Federal Funds Effective Rate (as defined in the Credit Facility) plus 0.5%, plus the Applicable Margin. See "Description of Credit Facility." Proceeds from the Credit Facility may be used to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs and subscriber acquisition costs.

                                CAPITALIZATION

  The following table sets forth the combined capitalization of Triton and its subsidiaries as of June 30, 1998, and as adjusted, to reflect the Norfolk Acquisition and the pending acquisition of licenses covering the Georgia/North Carolina Pops as if the transactions had been consummated as of June 30, 1998. The table should be read in conjunction with "Selected Historical and Pro Forma Consolidated Financial Data" and "Description of Credit Facility."

                                                         AS OF         AS OF
                                                     JUNE 30, 1998 JUNE 30, 1998
                                                        ACTUAL      AS ADJUSTED
                                                     ------------- -------------
   In thousands
   Long-term debt:
     Credit Facility(1).............................   $ 75,000      $ 75,000
     Capital lease obligation.......................        108           108
     11% Senior Subordinated Discount Notes.........    296,584       296,584
                                                       --------      --------
       Total long-term debt.........................    371,692       371,692
                                                       --------      --------
   Shareholder's equity:
     Common stock...................................        --            --
     Additional paid-in-capital(2)..................    181,821       268,821
     Accumulated deficit............................    (10,558)      (10,558)
                                                       --------      --------
       Total shareholder's equity...................    171,263       258,263
                                                       --------      --------
       Total capitalization.........................   $542,955      $629,955
                                                       ========      ========

--------
(1) The Credit Facility provides for up to $425 million of term loan and revolver financing. See "Description of Credit Facility." On August 5, 1998, the Company borrowed an additional $75 million under the Credit Facility.
(2) Includes (1) non-binding equity commitments related to the Norfolk Acquisition of $16.5 in cash equity and $13.5 in non-cash equity and (2) non-binding equity committments of $32.0 million in non-cash equity and $25.0 million in cash equity related to the pending acquisition of licenses covering the Georgia/North Carolina Pops. Each of these acquisitions is subject to closing conditions typical of acquisitions of this nature. See "Risk Factors--Risks Related to Norfolk Acquisition" and "--Risks Related to Potential Acquisition."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

  On March 6, 1997, Triton Communications L.L.C. ("L.L.C.") was formed to explore various business opportunities in the wireless telecommunications industry, principally related to PCS and cellular activities. During the period from March 6, 1997 through October 1, 1997, L.L.C.'s activities consisted principally of hiring a management team, raising capital, and negotiating strategic business relationships, primarily related to PCS business opportunities. Triton PCS, Inc. (formerly Triton PCS License Company, Inc., with its subsidiaries referred to as "Triton") was formed on October 2, 1997 as a wholly owned subsidiary of Triton PCS Holdings, Inc. (formerly Triton PCS, Inc. referred to as "Holdings"). Subsequent to October 2, 1997, the above activities continued but were conducted primarily through Triton. Consequently, for purposes of the accompanying financial statements, L.L.C. has been treated as a "predecessor" entity. The chief executive officer of L.L.C. is also the chief executive officer of Holdings and Triton. As a result of this relationship, certain financing relationships and the similar nature of the business activities conducted by each respective legal entity, L.L.C. and Triton are considered companies under common control.

  The following tables present selected financial data derived from the combined financial statements of Triton and its predecessor company as of and for the six month period ended June 30, 1998, the period from March 6, 1997 through June 30, 1997, and from the audited combined financial statements for the period from inception on March 6, 1997 to December 31, 1997. The table also presents selected financial data for the Myrtle Beach System as of and for the six months period ended June 30, 1998 and 1997, and from the audited financial statements of Vanguard for the year ended December 31, 1997. In addition, the following table presents unaudited pro forma summary financial data for Triton as of and for the six month period ended June 30, 1998 and the year ended December 31, 1997. The pro forma summary statements of operations data have been adjusted to give pro forma effect to: (i) the initial borrowings under the Credit Facility, (ii) the Private Offering, and (iii) the Myrtle Beach Acquisition as if each of such transactions had been consummated on January 1, 1997. The pro forma summary balance sheet data have been adjusted to give effect to: (i) certain Equity Investments and the contribution of such Equity Investments from Holdings to Triton, and (ii) the Norfolk Acquisition and (iii) the Georgia/North Carolina Pops, as if each of such transactions had been consummated on June 30, 1998.

  The unaudited pro forma financial data presented do not purport to represent what Triton's results of operations and financial condition would have actually been or what operations of Triton in any future period would be if the transactions described above had occurred on the dates assumed. The following information is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this Prospectus.

                                      HISTORICAL TRITON AND PREDECESSOR
                                               FOR THE PERIOD
                               -----------------------------------------------
                                 MARCH 6, 1997   MARCH 6, 1997 JANUARY 1, 1998
                                    THROUGH         THROUGH        THROUGH
                               DECEMBER 31, 1997 JUNE 30, 1997  JUNE 30,1998
                               ----------------- ------------- ---------------
STATEMENT OF OPERATIONS DATA:
Revenues......................      $   --          $   --        $    --
Cost and Expenses
  Costs of services...........          --              --             --
  Operations and development..          873             --           1,444
  Marketing and selling.......          --              --             --
  General and administrative..        1,863             523          3,737
  Depreciation and
   amortization...............            5             --           1,086
                                    -------         -------       --------
    Total cost and expenses...        2,741             523          6,267
(Loss) from operations........       (2,741)           (523)        (6,267)
Interest expense..............        1,228             --           9,872
Interest income...............           (8)            --         (2,739)
                                    -------         -------       --------
Loss before taxes.............       (3,961)           (523)       (13,400)
Income tax benefit............          --              --           6,803
                                    -------         -------       --------
Net (loss)....................      $(3,961)        $  (523)      $ (6,597)
                                    =======         =======       ========
OTHER DATA:
Deficiency of earnings to
 fixed charges................      $(3,961)                      $(13,617)
                                    =======                       ========
                                             HISTORICAL VANGUARD
                               -----------------------------------------------
                                                          SIX MONTHS
                                JANUARY 1, 1997          ENDED JUNE 30
                                    THROUGH      -----------------------------
                               DECEMBER 31, 1997     1997           1998
                               ----------------- ------------- ---------------
STATEMENT OF OPERATIONS DATA:
Revenues......................      $23,608         $11,059       $ 14,538
Cost and Expenses
  Costs of services...........        5,306           2,164          2,755
  Operations and development..          --              --             --
  Marketing and selling.......        3,944           1,664          2,215
  General and administrative..        8,275           3,610          4,486
  Depreciation and
   amortization...............        5,162           2,023          3,080
                                    -------         -------       --------
    Total cost and expenses...       22,687           9,461         12,536
Income from operations........          921           1,598          2,002
Interest expense..............        6,451           3,072          3,560
Other expense, net............          --              334              6
                                    -------         -------       --------
Loss before taxes.............       (5,530)         (1,808)        (1,564)
Income tax benefit............        6,892             --             598
                                    -------         -------       --------
Net income (loss).............      $ 1,362         $(1,808)      $   (966)
                                    =======         =======       ========

                                                         PRO FORMA DATA
                                                 ------------------------------
                                                  JANUARY 1, 1997   SIX MONTHS
                                                      THROUGH         ENDED
                                                 DECEMBER 31, 1997 JUNE 30,1998
                                                 ----------------- ------------
STATEMENT OF OPERATIONS DATA (5):
Revenues........................................     $ 23,608       $  14,538
Cost and Expenses
  Costs of services.............................        5,306           2,755
  Operations and development....................          874           1,444
  Marketing and selling.........................        3,944           2,215
  General and administrative....................       10,137           8,223
  Depreciation and amortization(1)..............        9,938           6,055
                                                     --------       ---------
    Total cost and expenses.....................       30,199          20,692
(Loss) from operations..........................       (6,591)        (6,154)
Interest expense(2).............................       40,745          19,060
Interest income.................................          --              --
                                                     --------       ---------
Loss before taxes...............................      (47,336)        (25,214)
Income tax benefit..............................           --          11,292
                                                     --------       ---------
Net (loss)......................................     $(47,336)      $ (13,922)
                                                     ========       =========
OTHER DATA:
Deficiency of earnings to fixed charges(3)......     $(47,336)      $ (25,431)
                                                     ========       =========

                                              HISTORICAL TRITON AND PREDECESSOR
                                                            AS OF
                                              ----------------------------------
                                              DECEMBER 31 1997   JUNE 30, 1998
                                              ----------------- ----------------
BALANCE SHEET DATA:
Cash and cash equivalents....................      $11,362         $ 261,509
Working Capital..............................       (5,683)          257,736
Total assets.................................       13,253           566,445
Long-term debt...............................          --            371,692
Shareholder's Equity (deficit)...............      $(3,961)        $ 171,263
                                                   =======         =========
                                                  HISTORICAL VANGUARD AS OF
                                              ----------------------------------
                                              DECEMBER 31, 1997 JUNE 30, 1998(6)
                                              ----------------- ----------------
BALANCE SHEET DATA SHEET (4):
Cash and cash equivalents....................      $   121         $      46
Working Capital..............................      (51,709)           12,307
Total assets.................................       53,931            55,170
Long-term debt...............................          --                --
Divisional equity............................          --             51,480
Shareholder's deficit........................      (11,145)              --
                                                   =======         =========

                                                                     PRO FORMA
                                                                   -------------
                                                                       AS OF
                                                                   -------------
                                                                   JUNE 30, 1998
                                                                   -------------
BALANCE SHEET DATA:
Cash and cash equivalents.........................................   $210,509
Working Capital...................................................    206,736
Total assets......................................................    653,445
Long-term debt....................................................    371,692
Shareholders equity...............................................   $258,263
                                                                     ========

--------
(1) Pro forma depreciation and amortization expense has been adjusted to reflect the recording of the purchased fixed assets and the resultant depreciation and amortization expenses for the Myrtle Beach Acquisition.
(2) Pro forma interest expense includes (i) interest on the Notes in the Private Offering at a rate of 11.0% per annum and (ii) interest on $75 million of initial borrowings under the Credit Agreement at a rate of 8.70%.
(3) For the period indicated, earnings were inadequate to cover fixed charges. For purposes of determining the deficiency of earnings to fixed charges, loss is defined as losses from continuing operations, plus capitalized interest costs.
(4) In June 1998, Vanguard Cellular Systems, Inc., the parent company of Vanguard, transferred certain assets to Vanguard from an affiliated entity. Such assets were not acquired by Triton. Accordingly, all historical information presented reflects the operations and financial position of the Myrtle Beach System of Vanguard and does not include the transferred assets or the results of operations related to the transferred assets.
(5) The Norfolk Acquisition and the acquisition of licenses covering the Georgia/North Carolina Pops relate to properties which are not currently in operation and accordingly do not have historical revenues and expenses. As such, there are no pro forma effects of these transactions on the statement of operations. However, these acquisitions and related financing commitments have been given pro forma effect in the June 30, 1998 balance sheet data. Each such acquisition is also subject to closing conditions typical of acquisitions of this nature. See "Risk Factors--Risks Related to Norfolk Acquisition" and "--Risks Related to Potential Acquisition."
(6) Historical amount prior to acquisition by Triton and prior to application of purchase accounting adjustments.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

  When used in this Form S-4 and in future filings by the Company with the Securities and Exchange Commission ("SEC"), in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "management expects" or "the Company expects," "will continue," "is anticipated," "estimated" or similar expressions (including confirmations by an authorized executive officer of the Company or any such expressions made by a third party with respect to the Company) are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company has no obligation to release publicly the result of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

GENERAL

  The following discussion and analysis is based upon the combined financial statements of the Company and its predecessor, Triton Communications L.L.C. ("L.L.C.") for the periods presented herein, and should be read in conjunction with the combined financial statements and the notes thereto contained elsewhere in this prospectus.

  On March 6, 1997, L.L.C. was formed to explore various business opportunities in the wireless telecommunications industry, principally related to PCS and cellular activities. During the period from March 6, 1997 through October 1, 1997, L.L.C.'s activities consisted principally of hiring a management team, raising capital, and negotiating strategic business relationships, primarily related to PCS business opportunities. Triton PCS, Inc. (formerly Triton PCS License Company, Inc., with its subsidiaries referred to as "Triton") was formed on October 2, 1997 as a wholly owned subsidiary of Triton PCS Holdings, Inc. (formerly Triton PCS, Inc. referred to as "Holdings"). Subsequent to October 2, 1997, the above activities continued but were conducted primarily through Triton. Consequently, for purposes of the accompanying financial statements, L.L.C. has been treated as a "predecessor" entity. The chief executive officer of L.L.C. is also the chief executive officer of Holdings and Triton. As a result of this relationship, certain financing relationships and the similar nature of the business activities conducted by each respective legal entity, L.L.C. and Triton are considered companies under common control.

OVERVIEW

  The Company intends to become a leading provider of wireless broadband PCS in the southeastern United States. The Company was established by Michael Kalogris, Steven Skinner and other former executives of Horizon Cellular Group, along with various private equity investors, with the intent to develop and operate a leading PCS network in the Southeast. In October 1997, the Company entered into a joint venture agreement with AT&T PCS, a wholly-owned subsidiary of AT&T Corp., whereby the Company will be the exclusive provider of wireless mobility services under the AT&T consumer brand name in a contiguous area covering approximately 11 million Pops (population equivalents) in the southeastern United States. AT&T PCS contributed the PCS Licenses to the Company covering the Licensed Area in exchange for an equity interest in Holdings. Additionally, the Company is a party to agreements with AT&T that, among other things, allow the Company to benefit from AT&T's nationwide wireless footprint and promotional and marketing efforts and provide the Company with favorable roaming and long distance rates for services on AT&T's wireless and long distance networks. The PCS Licenses authorize the Company to provide PCS services to such major population and business centers as Charleston, SC, Columbia, SC, Greenville/Spartanburg, SC, Richmond, VA and Augusta, GA, as well as major resort destination such as Myrtle Beach, SC, Hilton Head, SC and Kiawah Island, SC. The Company expects to commence commercial operations by the end of the first quarter of 1999 or shortly thereafter in the Initial Configuration.

  On June 30, 1998, the Company acquired an existing cellular system (the "Myrtle Beach System"), which serves Myrtle Beach, SC and the surrounding area (the "Myrtle Beach Acquisition"), from Vanguard Cellular Systems of South Carolina, Inc. for a purchase price of approximately $162.5 million. The Company believes it will seamlessly integrate the Myrtle Beach System, which uses digital TDMA/IS-136 cellular technology, into its planned PCS network as part of the Initial Configuration. Since the Myrtle Beach System is within the Licensed Area, it will operate under the AT&T Agreements. The Company expects that the Myrtle Beach Acquisition will (i) provide the Company with a system that currently generates positive cash flow, (ii) accelerate the ability of the Company to capture roaming traffic generated by Myrtle Beach's highly transitory population, (iii) accelerate the Company's time-to-market in South Carolina and (iv) render a PCS build-out in the Myrtle Beach region unnecessary.

  The Company has signed a purchase agreement to acquire from AT&T PCS, Inc. (the "Norfolk Acquisition") (i) an FCC license to use 20MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and (ii) certain assets of AT&T PCS used in the operation of the PCS system in such BTA for an aggregate purchase price of $105 million, including $13.5 million of Series D Preferred Stock to be issued to AT&T PCS. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been substantially completed. The Norfolk Acquisition is subject to closing conditions typical in acquisitions of this nature. There can be no assurance that the Norfolk Acquisition will be consummated on the terms described herein or at all.

  The Company has entered into a non-binding letter of intent with AT&T, dated as of March 24, 1998, to acquire an additional 1.9 million net incremental Pops (2.4 million additional Pops less 0.5 million Pops located in the Hagerstown, MD and Cumberland, MD BTAs that Triton will return to AT&T), located primarily in Georgia and North Carolina (the "Georgia/North Carolina Pops"), all of which are contiguous to the Licensed Area. The aggregate consideration for the additional 1.9 million Pops is approximately $32 million, all of which is expected to be represented by additional non-cash equity interests in the Company issued to AT&T. The Georgia/North Carolina Pops have not yet been built, but the Company expects they will be subject to a build-out plan similar to that developed for the Licensed Area. This potential acquisition is subject to conditions typical in acquisitions of this nature, certain of which, including FCC consent, may be beyond the Company's control. There can be no assurance, therefore, that this acquisition will be consummated on the terms described herein or at all.

  To date, the Company has incurred expenditures in connection with the establishment of its business, raising capital, the initial design and construction of its PCS network, and engineering, marketing, administrative and other start-up related expenses. The Company expects to launch commercial operations in the Initial Configuration by the end of the first quarter of 1999 or shortly thereafter. Upon completion of the Initial Configuration, the Company intends to target the remaining cities, connecting highway corridors and counties along the interstates with population densities of 50 or more per square mile. The Company expects to extend its coverage to approximately 85% of the Pops in the Licensed Area by the end of the fourth quarter of 2001, which the Company believes will generally provide greater coverage than current cellular operators in such markets. The extent to which the Company is able to generate operating revenues and earnings is dependent on a number of business factors, including construction of the network at or below its estimated costs, successfully deploying the PCS network and attaining profitable levels of market demand for the Company's products and services.

RESULTS OF OPERATIONS

 SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE PERIOD FROM MARCH 6, 1997 (INCEPTION) TO JUNE 30, 1997

 Operations and Development

  Operations and development costs for the period were $1.4 million. These expenses represent costs associated with the operations of the Company's regional offices, and consisting principally of salaries and employee-related expenses and facility costs.

 General and Administrative Expenses

  General and administrative costs for the period increased $3.2 million to $3.7 million in the six months ended June 30, 1998 as compared to the period from March 6, 1997 to June 30, 1997, primarily due to the increase in personnel related to the establishment of the Company's organizational structure. During the six months ended June 30, 1998, depreciation and amortization expenses was $1.1 million, primarily due to the amortization of intangible assets associated with certain agreements contributed to the Company as part of the AT&T Transaction.

 Interest Expense

  For the six months ended June 30, 1998, interest expense, including interest related to the preferred return on the convertible notes of $0.4 million, was $9.9 million, net of capitalized interest of $0.2 million. The Company had borrowings of $371.7 million as of June 30, 1998, with a weighted average interest rate of 10.54%.

 Interest Income

  For the six months ended June 30, 1998, interest income was $2.7 million related to interest income on its cash and cash equivalents. Available cash increased significantly in May 1998 upon receipt of the proceeds of the Private Offering.

 Tax Benefit

  For the six months ended June 30, 1998, the Company recorded a tax benefit of $6.8 million related to temporary deductible differences, primarily net operating losses and capitalized start-up costs, arising during the current and prior year. Management has concluded a valuation allowance is not necessary for these items due to the scheduled reversal of existing taxable temporary differences within the applicable carryforward period of these deductible differences, which arose in connection with the AT&T transaction. Accordingly, management believes it is more likely than not that all recorded deferred tax assets will be realized.

 Net Loss

  Net loss increased $6.1 million to $6.6 million in the six months ended June 30, 1998 as compared to the prior period in 1997. The loss resulted primarily from the items discussed above.

FROM MARCH 6, 1997 (INCEPTION) TO DECEMBER 31, 1997

 Operations and Development

  Operations and development costs for the period were $0.9 million. These expenses represent costs associated with the operations in the Company's regions and consist principally of salaries and employee-related expenses and facility costs.

 General and Administrative Expenses

  General and Administrative costs were $1.9 million. This includes costs associated with salary, benefits and expenses of administrative personnel of $1.2 million and costs associated with professional and legal fees associated with the market research and formation of the Company of $0.2 million. There was nominal depreciation expense during the period.

 Financing Costs

  Financing costs consist of interest related to the preferred return on the convertible notes of $1.2 million.

 Net loss

  Net loss for the period was $4.0 million due primarily to the items discussed above.

LIQUIDITY AND CAPITAL RESOURCES

 Net Cash Used in Operating Activities

  Net cash used in operating activities for the six months ended June 30, 1998 was $0.2 million, a decrease of $0.2 million over the period from March 6, 1997 to June 30, 1997. The decrease is due primarily to changes in accrued interest of $4.0 million and accounts payable and accrued expenses of $2.4 million offset with an adjustment to net income for a benefit from deferred income taxes of $6.8 million.

 Net Cash Used in Investing Activities

  Net cash used in investing activities for the six months ended June 30, 1998 was $172.2 million, an increase of $172.2 million over the period from March 6, 1997 to June 30, 1997. This increase was primarily due to capital expenditures related to the initial network build-out, the establishment of administrative operations and payment of approximately $162.5 million attributable to the Myrtle Beach Acquisition completed on June 30, 1998.

 Net Cash Provided By Financing Activities

  Net cash provided by financing activities for the six months ended June 30, 1998 was $422.6 million, an increase of $422.0 million over the period from March 6, 1997 to June 30, 1997. During the period, the Company had proceeds from borrowings under the Bank Credit Facility of $75 million. The Company had net proceeds from the Private Offering of $290 million, net of an initial purchasers discount of $9 million and fees and expenses of $1 million. In addition, the Company received capital contributions of $68 million from Holdings related to funding of capital commitments by the initial cash equity investors and receipt of additional capital commitments related to the Myrtle Beach Acquisition.

 Liquidity

  The build-out of the Company's PCS network and the marketing of the Company's PCS services will require substantial capital. As it completes its build-out, the Company will be highly leveraged. The Company currently estimates that its capital requirements (including capital expenditures, working capital, debt service requirements and anticipated operating losses) for the period from inception through year-end 2001 (including the territory covered by the Myrtle Beach Acquisition and assuming substantial completion of the Company's network build-out to cover 85% of the Pops in the Licensed Area by such time and consummation of the Norfolk Acquisition) will total approximately $993 million. Actual amounts of the funds required may vary materially from these estimates.

  The Company is engaged in a substantial construction project. The Company expects to spend $167 million on the build-out of its initial coverage area in 1998. The build-out will include the installation of two switches and the lease or acquisition of approximately 500 cell sites, as well as spectrum clearing costs, retail store fitout, developing a NOC and administrative systems. The Company estimates that it will spend $128 million in 1999 for cell site acquisition and construction costs as it continues to build-out to 85% coverage. Other capital expenditures budgeted for 1999 include an aggregate of $19 million to be spent on administrative systems, spectrum clearing and switch software. The preceding capital forecasts exclude internal engineering and capitalized interest costs.

  On March 7, 1997, each of Chase Venture Capital Associates, L.P., an affiliate of Chase Capital Partners, and J.P. Morgan Investment Corporation provided $550,000 in financing, and on July 3, 1997, each of Chase Venture Capital Associates, L.P. and J.P. Morgan Investment Corporation provided an additional $250,000 in financing, to L.L.C. in the form of convertible promissory notes in order to fund L.L.C.'s start-up costs. The $1.6 million in notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, L.L.C. assigned the notes to the Company. Triton, in conjunction with Holdings and the noteholders, subsequently negotiated a revised arrangement under which no interest would be paid on the notes and, in lieu of repaying the promissory notes in cash, the amount owed under such notes would be convertible into approximately $3.2 million worth of Holdings' Series C Preferred Stock. The conversion of the L.L.C. notes into 16,000 shares each of Series C Preferred Stock occurred on February 4, 1998. The $1.6 million preferred return to the investors has been accounted for as a financing cost during the period the notes were outstanding. Accordingly, the Company has accrued $1.2 million in financing costs on the notes as of December 31, 1997. The remaining $0.4 million financing costs were recognized in the first quarter of calendar 1998.

  The Company currently has no sources of revenue to meet its capital requirements other than through its operation of the Myrtle Beach System; therefore the Company's revenues will remain insufficient to meet its capital requirements. The Cash Equity Investors and the Management Stockholders have severally made initial irrevocable commitments to contribute $140 million in cash to the Company through January 2001 in exchange for 1.4 million shares of Series C Preferred Stock. To date, the Cash Equity Investors, along with the Management Stockholders, have contributed an aggregate of $45 million of the $140 million. The Cash Equity Investors, along with Management Stockholders, will contribute an additional $35 million on each of the first and second anniversaries of the Securities Purchase Closing Date (as defined herein), and $25 million on the third anniversary of the Securities Purchase Closing Date. In addition, the Company has received an additional equity contribution of $35 million for the Myrtle Beach Acquisition from the Cash Equity Investors on terms substantially similar to those set forth in the Securities Purchase Agreement.

  Holdings has received additional non-binding equity commitments of $16.5 million from certain of the Cash Equity Investors in order to fund a portion of the $105 million purchase price for the Norfolk Acquisition. In consideration therefor, at the closing of such acquisition, Holdings expects to issue to such Cash Equity Investors an additional $16.5 million of Holdings' Series C Preferred Stock, which is intended to be contributed to the Company. At such closing, Holdings is also expected to issue to AT&T PCS an additional $13.5 million of Holdings' Series D Preferred Stock. The balance of the purchase price is expected to be financed through use of $75 million from the net proceeds of the Private Offering.

  Holdings has also received non-binding commitments of $32.0 million in non-cash equity and an additional $25 million in cash equity from the cash Equity Investors relating to the potential acquisition of additional PCS licenses covering sections of Georgia and North Carolina. The Company expects to use the additional cash equity contributions in the build-out of the areas covered by such additional PCS licenses. These commitments are contingent on the execution of definitive documentation with respect to, and the consummation of, such potential acquisition.

  On February 3, 1998, the Credit Facility Effective Date, the Company entered into the Credit Facility. The Credit Facility provides for (i) a $175 million, eight and one-half year Tranche A Term Loan, (ii) a $150 million, nine and one-quarter year Tranche B Term Loan and (iii) a $100 million, eight and one-half year Revolving Credit Facility. The commitment to make Revolving Credit Loans is reduced automatically beginning on the date that is six years and six months after the Credit Facility Effective Date and the Term Loans must be repaid beginning on the date that is four years after the Credit Facility Effective Date. In addition, the Credit Facility requires the Company to make mandatory prepayments of outstanding borrowings under the Credit Facility commencing with the fiscal year ending December 31, 2001 based on a percentage of excess cash flow, and contains customary financial and other convenants. To date, $150 million of the Tranche B Term Loans have been drawn by the Company, which are expected to fund the Company's future operations. Borrowings under the facilities are secured by a first priority pledge of all assets of the Company, including the capital stock of the Company and its subsidiaries that hold the PCS Licenses. See "Description of Credit Facility."

  On May 4, 1998 the Company issued $511,989,000 11% Senior Subordinated Discount Notes due 2008 (the "Notes"). The Private Offering provided approximately $290 million of net proceeds to the Company. Of these proceeds, $127.5 million was used for the Myrtle Beach Acquisition, and it is anticipated that $75 million will be used for the Norfolk Acquisition. The remaining proceeds will be used primarily for the acquisition and construction of wireless communications towers, and for general corporate purposes including working capital. Prior to May 1, 2003, interest expense on the Notes will consist solely of non-cash accretion of original issue discount and the Notes will not require cash interest payments. After such time, the Notes will have accreted to $511,989,000 and will require annual cash interest payments of approximately $56.3 million. In addition, the Notes mature on May 1, 2008.

NEW ACCOUNTING PRONOUNCEMENTS

  The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS 130), which was effective for fiscal year beginning after December 15, 1997. SFAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is the change in equity of a business enterprise during a period from transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying statements of operations, comprehensive income equals the amounts reported on the accompanying statement of operations.

  In February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129"). This statement establishes standards for disclosing information about an entity's capital structure and is effective for periods ending after December 15, 1997. The Company has adopted SFAS

129. The effect of initial application of this statement did not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. The Company has adopted SFAS 131. The effect of initial application of the statement did not have a material effect on the Company's financial statements.

  In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement is effective for fiscal years beginning after December 15, 1997. It is not expected that application of this statement will have a material effect on the Company's financial statements.

  In, April 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The Company has elected early adoption of this statement beginning in fiscal year ending December 31, 1998. The effect of initial application of the statement did not have a material effect on the Company's financial statements.

  In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet fully analyzed the impact of this statement on its financial statements.

YEAR 2000

  The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. This issue will impact not only Information Technology ("IT"), but Non-IT systems as well, given Non-IT systems typically include embedded technology such as microcontrollers. If date sensitive software recognize the year "00" as the year 1900 rather than the Year 2000, the potential exists for computer system failure or miscalculations, which could cause disruption of operations.

  Given that the Company is in the development stage, and is currently in the process of selecting and implementing its operational and financial systems, the Company believes that it has adequately considered Year 2000 compliance in its selection of IT systems. In addition, given the nature of the Company's operations, potential non-compliance of Non-IT systems are not expected to have a significant impact on the Company. However, there can be no assurance that non-compliance of Non-IT systems will not have a material adverse effect on the Company or its operations.

  The Company has initiated communications with all of its significant software suppliers and service bureaus to determine their plans for remediating the Year 2000 Issue in their software which the Company uses or relies upon. The Company's estimate to complete the remediation plan includes the estimated time associated with mitigating the Year 2000 Issue for third party software. However, there can be no guarantee that the systems of other companies on which the Company relies will be converted on a timely basis, or that a failure to convert by another company would not have material adverse effect on the Company.

  A thorough assessment of the Year 2000 Issue relative to the Myrtle Beach Acquisition will be performed. The Company intends to migrate the Myrtle Beach operational and financial systems to the systems currently being implemented for the Company and expects to complete this migration by December 31, 1998. There can be no assurance that this migration will be successful. The failure to successfully migrate the Myrtle Beach operational and financial systems into the Company's systems could have a material adverse effect on the Company.

  The costs and risks associated with the Year 2000 Issue are not expected to have a significant impact on the Company.

INFLATION

The Company does not believe that inflation has had a material impact on the Company's operations. However, there can be no assurance that a high rate of inflation in the future will not have a material adverse effect on the Company's operating results.

                                   BUSINESS

THE COMPANY

  The Company intends to become a leading provider of wireless broadband PCS in the southeastern United States. Triton was established by Michael Kalogris, Steven Skinner and other former executives of Horizon, along with various equity investors, with the intent to develop and operate a leading PCS network in the Southeast. In October 1997, the Company entered into a joint venture agreement with AT&T PCS, a wholly-owned subsidiary of AT&T Corp., whereby the Company will be the exclusive provider of wireless mobility services under the AT&T consumer brand name in a contiguous area covering approximately 11 million Pops in the southeastern United States. AT&T PCS contributed the PCS Licenses to Triton covering the Licensed Area in exchange for an equity interest in the Company. Additionally, the Company is a party to agreements with AT&T that, among other things, allow the Company to benefit from AT&T's nationwide wireless footprint and promotional and marketing efforts and provide the Company with favorable roaming and long distance rates for services on AT&T's wireless and long distance networks. See "Certain Relationships and Related Transactions--The AT&T Agreements." The PCS Licenses authorize the Company to provide PCS services to such major population and business centers as Charleston, SC, Columbia, SC, Greenville/Spartanburg, SC, Richmond, VA and Augusta, GA, as well as major destination resorts such as Myrtle Beach, SC, Hilton Head, SC and Kiawah Island, SC. The Company expects to commence commercial operations by the end of the first quarter of 1999 or shortly thereafter in the Initial Configuration.

  The Company believes the Licensed Area has outstanding demographic characteristics, including strong population growth and favorable population density and traffic patterns. According to Kagan, from 1995 to 2000, population growth in the Company's markets is expected to be nearly double the national average. Additionally, the population density in the Company's markets is 57% above the national average, and traffic density in the Company's markets (measured by daily car miles per interstate highway miles) is 7% above the national average. See "--Summary Market Data." The Company believes that its Licensed Area, together with AT&T's recently launched wireless systems located in the adjacent cities of Washington, D.C., Charlotte, NC and, Atlanta, GA, creates a large, contiguous area which provides numerous cost and other synergistic benefits.

  The Company intends to offer customers affordable, reliable, high-quality mobile telecommunications services. Specific service offerings will include single number service and advanced features such as call screening and caller ID. As the market for wireless telecommunications services and the Company's technological capabilities continue to develop, the Company expects to offer additional wireless applications such as high-speed data transmission to and from computers, "wireless office," advanced paging, facsimile and Internet access services.

  The Company has chosen to build its PCS network using TDMA/IS-136 which is the technology utilized by AT&T's nationwide wireless network, thus allowing the Company's network to be compatible with AT&T's and other TDMA/IS-136 networks immediately upon launch of operations. TDMA/IS-136, among other things, allows service providers to offer enhanced integrated services not currently offered by traditional analog cellular providers, including integrated voicemail, custom-calling and short-messaging. Currently three of the top four wireless telecommunications companies in the U.S., based on current customers, utilize TDMA/IS-136 technology. See "--TDMA Digital Technology."

  The Company has acquired the Myrtle Beach System, which serves Myrtle Beach, SC and the surrounding area, from Vanguard for a purchase price of approximately $162.5 million. The Company believes it will seamlessly integrate the Myrtle Beach System, which uses digital TDMA/IS-136 cellular technology, into its planned PCS network as part of the Initial Configuration. Since the Myrtle Beach System is within the Licensed Area, it will operate under the AT&T Agreements. The Company expects that the Myrtle Beach Acquisition will (i) provide the Company with a system that currently generates positive cash flow, (ii) accelerate the ability of the Company to capture roaming traffic generated by Myrtle Beach's highly transitory population, (iii) accelerate the Company's time-to-market in South Carolina and (iv) render a PCS build-out in the Myrtle Beach region unnecessary.

  The Company has signed a purchase agreement to acquire from AT&T PCS, Inc. (the "Norfolk Acquisition") (i) an FCC license to use 20 MHz of authorized frequencies to provide broadband PCS services throughout the entirety of the Norfolk, Virginia BTA and (ii) certain assets of AT&T PCS used in the operation of the PCS system in such BTA for an aggregate purchase price of $105 million. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been substantially completed. The Norfolk Acquisition is subject to closing conditions typical in acquisitions of this nature. There can be no assurance that the Norfolk Acquisition will be consummated on the terms described herein or at all.

  In addition to the contribution by AT&T PCS of the PCS Licenses, the Company has raised $140 million of irrevocable equity commitments payable over a three-year period, $45 million of which has been received by the Company to date, from, or from entities managed by, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc., L.P. and certain management stockholders. See "Certain Relationships and Related Transactions--The Securities Purchase Agreement." The Company has received additional equity contributions of $35 million from certain of the Cash Equity Investors in connection with the Myrtle Beach Acquisition. Additionally, the Company has also received additional non-binding equity commitments of approximately $16.5 million from certain Cash Equity Investors in connection with the Norfolk Acquisition. In addition, the Private Offering, consummated on May 4, 1998, provided approximately $290 million of net proceeds to the Company. The net proceeds from the Private Offering, in conjunction with the Equity Investments and borrowings under the Credit Facility, are expected to be sufficient to complete the planned build-out of the Company's PCS network. See "Prospectus Summary--Network Build-Out and Financing Plan."

STRATEGIC ALLIANCE WITH AT&T

  AT&T holds FCC licenses to provide wireless telecommunications service in areas covering more than 80% of the U.S. population. In order to effectively and rapidly construct its PCS markets and commence offering wireless services, AT&T has focused on building out selected cities within its coverage area, while entering into agreements with certain independent wireless operators, such as the Company, to build out and operate the remainder of its PCS markets. AT&T contributed the PCS Licenses, covering 20 MHz of spectrum in the Licensed Area, in exchange for an equity interest in the Company and certain other rights including preemptive rights and the right to appoint one board member. AT&T has retained 10 MHz of spectrum in the Licensed Area for use as a non-mobile wireless provider. The terms of the joint venture between the Company and AT&T including those governing the 10 MHz of spectrum retained by AT&T, are set forth in the AT&T Agreements described below. See "Certain Relationships and Related Transactions--The AT&T Agreements."

  The Company believes its alliance with AT&T will enable the Company to benefit from AT&T's brand name recognition and marketing efforts and provides numerous other strategic advantages, including the following:

    LICENSE RIGHTS. The Company will market its PCS services as "Member, AT&T Wireless Services Network" and will use the globally recognized AT&T logo.

    COMPANY EXCLUSIVITY. The Company will be AT&T's exclusive provider of wireless mobility services for people residing within the Licensed Area.

    AT&T EXCLUSIVITY. The Company will use AT&T as its provider of telecommunications services, other than wireless mobility, for its ancillary or bundled services, including long distance and, where applicable, local service to the Company.

    ROAMING. AT&T's and the Company's customers who own dual-band/dual-mode phones will roam on each other's mobile wireless systems. The Company will be the preferred provider of mobile wireless telecommunications for AT&T's wireless customers that roam in the Licensed Area.

    PRODUCTS AND SERVICES. The Company has benefited and expects to continue to benefit from AT&T related discounts on such products and services as handsets, infrastructure equipment and billing services. For example, the Company has entered into an agreement with Ericsson to supply mobile telephone equipment, software and services at the discounted prices set for AT&T affiliates.

    RESALE BY AT&T. The Company's network will be utilized by AT&T to provide the Company's service to accounts that reside in the Licensed Area. See "Certain Relationships and Related Transactions--The Stockholders' Agreement--Exclusivity."

BUSINESS STRATEGY

  The Company intends to become a leading provider of wireless broadband communications services in its markets. To achieve its objective, the Company will pursue the following business strategies:

    LEVERAGE RELATIONSHIP WITH AT&T. The Company intends to capitalize on the marketing opportunities derived from its relationship with AT&T, including
  (i) co-branding with the AT&T logo, (ii) nationwide coverage, (iii) an expansive home calling area and (iv) bundling of AT&T telecommunications products and service offerings. The Company believes its affiliation with AT&T will also yield the following benefits: (i) favorable vendor contracts, (ii) long-term roaming arrangements with prescribed pricing, including preferred carrier status for AT&T-affiliated roaming traffic, and
  (iii) availability of AT&T's NOCs and customer service centers.

    EXECUTE INTEGRATED MARKETING PLAN. The Company intends to adopt a marketing approach that leverages AT&T's nationwide presence and brand name. The Company expects to capitalize on its regional focus and its ability, as a small, entrepreneurial company, to respond quickly and creatively to changing customer needs. In all of its marketing efforts, the Company intends to emphasize the improved quality, enhanced features and favorable pricing of its PCS system. Its marketing strategy has been designed to increase overall wireless communications penetration with an emphasis on mass marketing concepts designed to appeal to a broad demographic base.

    CAPITALIZE ON EXTENSIVE TERRITORIAL REACH. The Licensed Area covers a significant percentage of the population of Virginia, virtually all of South Carolina, the Augusta region of northeast Georgia and large sections of the eastern and western portions of North Carolina. The Company believes that it will have an advantage over its competitors, which have less extensive and/or non-contiguous coverage by offering regional and state-wide PCS services using 100% of its own network facilities. Thus, the Company will not need to use a third party long-distance carrier, and will therefore be able to complete almost any call, within its region, without incurring roaming charges. The Company believes it can optimally design its network to minimize its interconnect expenses and reduce infrastructure costs. In addition, the Company expects to operate its entire system utilizing only two regional offices, thereby reducing its general and administrative expenses.

    PROVIDE SUPERIOR CUSTOMER SERVICE. The Company's strategy is predicated on building strong, enduring relationships with customers. The Company is developing an organization in which each employee views his or her function in terms of their impact on the customer. In support of this strategy, the Company is currently developing a compensation plan tied to the attainment of customer quotas and customer retention rates. Furthermore, the Company intends to effectively manage its customer relationships through the use of sophisticated information systems that best meet the evolving needs of individual customers.

    DEPLOY STATE-OF-THE-ART TECHNOLOGY. The Company's choice of TDMA technology utilizing the IS-136 platform provide the Company with the opportunity to capitalize on certain advantages, such as higher voice quality, greater security and enhance features, relative to analog cellular service providers. This technology also provides for more powerful error correction, less susceptibility to fading and reduced interference (which results in fewer dropped calls) and increased customer capacity relative to a typical analog system. In addition, the TDMA dual-band/dual-mode handsets provide operating capability in both digital mode at 1900 MHz and 800 MHz and analog mode at 800 MHz, thereby increasing the customer's roaming capabilities. Furthermore, TDMA utilizes a hierarchical cell structure that allows for cost-effective capacity enhancement and greater customization of calling plans. See "--TDMA Digital Technology." The deployment of this technology involves risk. See "Risk Factors--Technology Risks."

    EXECUTE HIGH QUALITY BUILD-OUT PLAN. The Company plans to construct a state-of-the-art, high quality network. The Company's RF design has a high density of cell sites which, together with the use of digital technology, will allow the Company's system to handle higher traffic demand than cellular operators, thereby allowing the Company to offer lower per-minute rates. The Company's network design will also allow extensive use of micro- and mini-cell sites to service expensive, difficult to reach locations and coverage gaps within the Company's wireless network. See "Prospectus Summary--Network Build-Out and Financing Plan."

POTENTIAL ACQUISITION

  The Company has entered into a non-binding letter of intent with AT&T, dated as of March 24, 1998, to acquire an additional 1.9 million net incremental Pops (2.4 million additional Pops less 0.5 million Pops located in the Hagerstown, MD and Cumberland, MD BTAs that Triton will return to AT&T), located primarily in Georgia and North Carolina, all of which are contiguous to the Licensed Area. The aggregate consideration for the additional 1.9 million Pops is approximately $32 million, all of which is expected to be represented by additional non-cash equity interests in the Company issued to AT&T. The Georgia/North Carolina Pops have not yet been built, but the Company expects they will be subject to a build-out plan similar to that developed for the Licensed Area. This potential acquisition is subject to conditions typical in acquisitions of this nature, certain of which, including FCC consent, may be beyond the Company's control. There can be no assurance, therefore, that this acquisition will be consummated on the terms described herein or at all. See "Risk Factors--Risks Related to Potential Acquisition."

                              SUMMARY MARKET DATA

  The Company believes the contiguous markets covered by the PCS Licenses are in an area with attractive demographic characteristics, including strong population growth, high population and local interstate traffic density.

                                         % GROWTH    POPULATION   LOCAL INTERSTATE
LICENSED AREAS(1)          POPS(2)     1995-2000(3)  DENSITY(4)  TRAFFIC DENSITY(5)
-----------------          --------    ------------  ----------  ------------------
CHARLOTTE MTA
Anderson, SC.............     329.4        0.97%        114            29,830
Asheville/Hendersonville,
 NC......................     568.2        1.41          93            28,806
Charleston, SC...........     638.0       (0.10)        118            36,887
Columbia, SC.............     627.9        1.18         158            31,678
Fayetteville/Lumberton,
 NC......................     642.0        1.51         133            27,781
Florence, SC.............     257.0        0.80         113            24,924
Goldsboro/Kinston, NC....     233.0        0.98         114             9,068
Greenville/Washington,
 NC......................     241.3        1.31          60               n.a
Greenville/Spartanburg,
 SC......................     853.2        0.94         215            28,578
Greenwood, SC............      72.8        0.58          91              n.a.
Hickory/Lenoir, NC.......     319.9        1.16         196            31,709
Jacksonville, NC.........     150.3        0.67         197              n.a.
Myrtle Beach, SC.........     156.6        0.83         137              n.a.
New Bern, NC.............     166.9        0.49          82              n.a.
Orangeburg, SC...........     118.8        0.25          63            27,530
Roanoke Rapids, NC.......      79.6        0.55          63            28,837
Rocky Mount/Wilson, NC...     212.7        0.82         150            26,101
Sumter, SC...............     154.1        0.87          92            19,303
Wilmington, NC...........     304.3        2.50         106            14,139
KNOXVILLE MTA
Kingsport, TN............     682.2        0.38         116            23,560
Middlesboro/Harlan, KY...     123.3        0.23          77              n.a.
ATLANTA MTA
Augusta, GA..............     567.8        0.51          88            24,425
Savannah, GA.............     128.9        1.38          78            24,362
WASHINGTON MTA
Charlottesville, VA......     211.4        1.13          73            15,981
Cumberland, MD...........     159.9       (0.09)         63            15,239
Fredricksburg, VA........     132.5        2.64          98            67,775
Hagerstown,
 MD/Chambersburg, PA.....     353.8        0.64         160            25,319
Harrisonburg, VA.........     140.9        0.98          57            29,618
Winchester, VA...........     154.8        1.23         116            25,166
RICHMOND MTA
Danville, VA.............     177.6        0.32          79              n.a.
Lynchburg, VA............     158.1        0.01         116            32,447
Martinsville, VA.........      89.3       (0.34)        102              n.a.
Richmond/Petersburg, VA..   1,202.7        0.84         131            36,233
Roanoke, VA..............     638.8        0.48          90            27,649
Staunton/Waynesboro, VA..     106.9        0.62          75            27,180
TRITON TOTAL/AVERAGE.....  11,155.9(6)     1.57(7)      121(8)         33,570(9)
U.S. AVERAGE.............      n.a.        0.83(10)      77(11)        31,521(12)

--------
All figures based on estimates for 1997 by Paul Kagan Associates, Inc., Carmel, CA.

 (1) Licensed Areas are segmented into BTAs, except for Savannah, GA, which includes only Beaufort, Hampton and Jasper counties from the Savannah, GA BTA.
 (2) Pops in thousands. Based on Kagan estimates, in which the estimated average annual population growth rate for 1995-2000 was applied to estimates of 1995 Pops to calculate the 1997 Pops in each market.
 (3) Estimated average annual population growth based on 1995 population and estimated 2000 population.
 (4) Number of Pops per square mile.
 (5) Daily vehicle miles traveled (interstate only) divided by interstate highway miles in that market.
 (6) Total Pops in the Licensed Area.
 (7) See note 3. Weighted by Pops. Projected average annual population growth in the Licensed Area.
 (8) Weighted by Pops. Average number of Pops per square mile in the Licensed Area.
 (9) Weighted by interstate miles. Average daily vehicle miles traveled (interstate only) divided by interstate highway miles in the Licensed Area.
(10) See note 3. Projected average annual population growth for the U.S.
(11) Average number of Pops per square mile for the U.S.
(12) Average daily vehicle miles traveled (interstate only) divided by interstate highway miles for the U.S.

SERVICES AND FEATURES

  The Company intends to provide affordable, reliable, high-quality mobile telecommunications service. Through its digital PCS network, the Company plans, immediately upon commencement of commercial operations currently scheduled for the end of the first quarter of 1999, or shortly thereafter, to introduce a wide array of services and features that are designed to provide customers with greater capabilities in call management and increase usage for both outgoing and incoming calls.

  CONTIGUOUS FOOTPRINT. The Company believes that its large contiguous footprint which is adjacent to AT&T's recently launched wireless network markets of Washington, D.C., Charlotte, NC and Atlanta, GA, will be a substantial competitive advantage. The Company's affiliation with the "AT&T Wireless Services Network" will provide the Company with access to nationwide coverage, while its sizable home area, which will include adjacent AT&T wireless markets, will allow the Company to offer cost-effective, competitive calling plans stretching down much of the Mid-Atlantic and Southeastern coastal regions.

  IMPROVED QUALITY AND TECHNOLOGY. As the quality of digital wireless telephony networks continues to approach that of wireline systems, increased customer usage is expected. The Company believes that PCS providers will in general be the first to offer mass market all-digital mobile networks. In addition, the Company believes PCS providers will be the first to be able to offer mass market wireless applications in competition with switched and direct access local telecommunications services.

  SINGLE NUMBER SERVICE. This service will transfer all incoming calls between primary landline and wireless locations automatically. When a customer's handset is activated, the Company's network will route all incoming calls to the customer's wireless number. When the handset is deactivated, all calls will be directed to the customer's primary landline location. This advanced intelligent network service application makes it possible for the customer to receive all his or her calls and text messages through a single telephone number, enhancing the "anytime, anywhere" functionality of the Company's wireless telecommunications. This increased reachability will be managed through a set of advanced features such as selective call screening, rejection, routing and forwarding screening, caller ID, message waiting and call hold.

  CALLER ID, VOICEMAIL, MESSAGE WAITING INDICATOR, SHORT MESSAGING. Caller ID enables users to choose which calls to accept and which to send to voicemail, a feature that will boost customer willingness to leave the phone on for incoming calls. Digital voicemail is available at a very cost effective rate and allows for fewer missed calls. Digital handset displays with message waiting indicators will eliminate the need to "dial-in" to check voicemail, and will permit the delivery of short messages similar to E-mail or alpha-numeric paging.

  DUAL-BAND/DUAL-MODE HANDSETS. Through dual-band/dual-mode PCS handsets, the Company will offer customers the ability to make and receive calls on both PCS and cellular frequency bands utilizing both digital and analog technology. These advanced handsets allow seamless roaming on cellular networks where compatible PCS service is not offered and can be equipped for a variety of enhanced features and applications.

  EXTENDED BATTERY LIFE. New digital handsets are capable of operating in "sleep mode" while powered on but not in use, thus improving efficiency and extending battery life. The estimated effect of this capability is to extend battery life to five to six times that of analog handsets. The Company expects that this feature will increase usage, especially for incoming calls, as the phone can be left on for longer periods.

  AUTHENTICATION, VOICE PRIVACY. Through the use of an authentication key, the digital technology eliminates the need for "Personal Identification Numbers or PINs." Digital technology also offers enhanced privacy of calls. Each voice signal is converted into a stream of data bits, which is encoded and then separated. Greater privacy results, as it is more difficult for a call to be decoded.

  WIRELESS DATA EXCHANGE. The Company believes that, as data transmission technologies develop, a number of potential uses for such services will emerge, including short message service, mobile office applications (e.g., facsimile, electronic mail and connecting notebook computers with the Internet and other computer/data networks), access to stock quote services, transmission of text such as maps and manuals, transmission of photographs, connections of wireless point-of-sale terminals to host computers, monitoring of alarm systems, automation of meter reading and monitoring of status and inventory levels of vending machines.

MARKETING STRATEGY

  The Company intends to adopt a marketing approach that leverages AT&T's nationwide presence and brand name. The Company expects to capitalize on its regional focus and its ability, as a small, entrepreneurial company, to respond quickly and creatively to changing customer needs. In all of its marketing efforts, the Company intends to emphasize the improved quality, enhanced features and favorable pricing of its PCS system. Its marketing strategy has been designed to increase overall wireless communications penetration with an emphasis on mass marketing concepts designed to appeal to a broad demographic base.

  AFFILIATION WITH AT&T. The Company intends to capitalize on the marketing opportunities derived from the AT&T relationship, including (i) co-branding with the AT&T logo, (ii) nationwide coverage, (iii) an expansive home calling area and (iv) bundling of AT&T telecommunications products and service offerings. See "Business--Business Strategy" and "Certain Relationships and Related Transactions--The AT&T Agreements."

  LOCAL FOCUS/CUSTOMER SERVICE. The Company expects to benefit from its intense focus on the Virginia, South Carolina, North Carolina and Georgia markets. Operational executives will be close to the customer and better able to build ties with the local community by emphasizing its regional identification. The Company will employ full-time customer service representatives that are extensively trained and authorized to solve customer's concerns/questions about PCS services, activation, changing personal options, and other service information. Customer service representatives will be accessible from any of the Company's handsets at no charge.

  PRICING. The Company's pricing strategy will be based upon simplified, customer-friendly service plans allowing for customer preferred options and "usage friendly" features. "Usage friendly" features will include long distance throughout the continental U.S., caller ID, free first incoming minute and selective routing to voicemail. The Company's consumer pricing strategy is expected to result in low monthly access charges, statewide local calling, usage-enhancing features and low per-minute rates. Lower per-minute rates relative to analog cellular providers are possible because digital cell and switch sites have greater capacity, thereby enabling the Company to market high use customer plans at significantly lower prices. Simultaneously, the Company will be able to offer the business user substantial economic savings on such features as: home regional roaming rates; free long distance throughout the contiguous United States; messaging; and reduced rates for incoming calls.

  ADVERTISING. The ability to benefit from the AT&T name and reputation will allow the Company to achieve customer growth more efficiently than competitors with low brand awareness. AT&T has spent billions of dollars nationally in advertising to build its brand name. In addition to participating in nationwide advertising campaigns promoting the AT&T brand name, the Company intends, subject to the terms of the License Agreement, to advertise its products and services using television, radio, print advertisements, outdoor advertising and promotional displays in retail stores. The Company will market its products and services under a local company name as "Member, AT&T Wireless Services Network" with the AT&T logo. The focus of its advertising campaign will be "local folks providing national wireless services."

  BUNDLING OF SERVICES. In addition to its basic and enhanced wireless service packages, the Company may bundle its wireless services with other telecommunications services, including long distance services, through strategic alliances and resale agreements. The Company may also seek to provide bundled service options in partnership with local businesses and affinity marketing groups. Examples include bundling wireless service with local telephone or utility services, banking services, cable television, Internet access or alarm monitoring services, or with local information services (permitting the customer to access information such as account status, weather and traffic reports, stock quotes and sports scores as text messages from any location).

  WIRELESS OFFICE. The Company expects that one of its future product orientations will be the "wireless office" plan featuring (i) a wireless PBX with one handset for both on-premises and mobile use and (ii) separate pricing plans for calls within and outside such premises. The interconnection through PBX equipment provides (i) security through voice privacy and authentication,
(ii) all connections through least-cost routing, (iii) private-four-digit dialing that can reach regional or national end-users, (iv) concurrent ringing of landline and mobile phone, and (v) caller control to select the routing if no answer. The flexibility in available pricing plans offered by wireless office is expected to give the Company the opportunity to attract high volume end users to its services. See "--TDMA Digital Technology."

SALES AND DISTRIBUTION

  The Company plans to target a broad range of consumer and business markets utilizing a multi-channel sales plan. While the Company plans to have access to AT&T's national sales channels, the Company also plans to offer its services and products through traditional cellular channels, such as company retail stores, mass merchandisers and retail outlets, a direct sales force and a third party independent agent program, as well as through new, lower-cost channels such as a corporate website and telemarketing. The Company is planning 7 to 12 retail points of presence per 100,000 Pops. In total, the Company estimates that approximately 60% to 70% of its gross additions will be generated by retail distribution.

  RETAIL STORES. The Company plans to open between 90 and 110 retail stores. These stores are expected to provide the Company with the strong local presence required to achieve high penetration in suburban and rural areas. Sales representatives in corporate stores will receive in-depth training which will allow them to explain PCS service in an informed and persuasive manner. The Company believes that these representatives will foster effective and enduring customer relationships.

  MASS MERCHANDISERS AND OUTLETS. The Company's retail store strategy will be complemented with mass market retail outlets in specifically identified areas in which the Company believes that established retailers offer the highest likelihood for success in reaching target customers. The Company also plans on utilizing small in-line stores and kiosks in smaller areas of 8,000 Pops or more.

  THIRD PARTY INDEPENDENT AGENT PROGRAM. The Company's independent agent strategy will create opportunities for distribution in areas that may not be served by retail stores and mass merchandisers.

  AT&T MAJOR ACCOUNT TEAMS. The Company plans on utilizing AT&T's Business Marketing Division as a primary source of generating customers. Through developing and implementing a cross sell services strategy, and creating an administrative tracking system for referrals, the Company plans on providing compensatory incentives for the AT&T Major Account Teams to promote and sell the Company's product.

  DIRECT SALES FORCE. The Company plans on servicing major accounts through a direct sales force. The focus will be on those business accounts not covered by AT&T's Business Marketing Division.

  WEBSITE AND TELEMARKETING. The Company plans on developing these less expensive and more innovative sales channels to complement the retail presence within the Licensed Area as the build-out of the Initial Configuration nears completion. The primary concept of sales through the website is to communicate with customers in the way most preferred by that category of customer.

  Distribution of the Company's product can be divided into a two step process-sale and activation. The Company's management intends to take advantage of the technological features intrinsic to TDMA/IS-136 technology to separate the activation of the phone from the sale of the phone. This separation will provide several advantages to the Company, including: (i) higher quality service activation than is normally the case through mass merchandising retail channels; (ii) the opportunity for the Company to "up sell" additional features, products or customized services at the time of activation; and (iii) reduced churn because customer expectations are set appropriately as basic training can be provided at the time of activation.

TDMA DIGITAL TECHNOLOGY

  The Company has selected TDMA digital technology utilizing the state-of-the-art IS-136 standard for its PCS network. The Company selected TDMA on the IS-136 standard because it (i) offers quality digital service with enhanced service capability, (ii) is compatible with AT&T's wireless network and (iii), in comparison to CDMA technology, allows the Company to take advantage of hierarchical cell sites to enhance coverage and create customized billing plans.

  The Company believes that systems using TDMA digital technology on the IS-136 standard offer three times the capacity of analog cellular systems and offer enhanced transmission and routing capabilities, thus providing significantly improved sound clarity relative to analog systems. TDMA digital technology also allows the Company to offer an enhanced package of services to its customers, including message waiting indicator, caller ID, sleep mode, voice privacy, short message services, data communications, authentication and others.

  Since the Company has chosen the TDMA/IS-136 standard, its network will be compatible with AT&T's nationwide network immediately upon launch of operations. AT&T's network, together with that of the Company and other affiliates of AT&T, is expected to span more than 80% of the United States.

  Finally, the Company has also chosen TDMA/IS-136 because it is capable of providing a hierarchical cell site structure which allows cost-effective capacity enhancement and greater customization of calling plans. An area covered by a macro-cell site can be overlapped with the addition of micro-cells and pico-cells to provide enhanced coverage within the same area. In addition, the technology allows for customized billing by cell site, if necessary. This is especially important in offering wireless office services. A pico-cell will provide coverage within an office building and can be billed on a specialized rate plan. As a user leaves the building, a micro-cell will provide localized coverage for a "campus-based" environment that will be billed accordingly. When the user leaves the specialized coverage area and is picked up by a macro-cell site, they will then be billed as a traditional mobile customer.

NETWORK BUILD-OUT

  The build-out of the Company's network involves systems design, acquisition of cell sites, equipment procurement, relocation of existing microwave users, interconnection with other communications providers, construction of cell sites, installation of switches, and testing, optimization and implementation of advanced management information and billing systems. A planning and engineering team, composed of approximately 35 engineering employees, independent contractors and consultants, is designing and constructing the Company's digital PCS network based on the regional marketing and product requirements to meet the Company's targets for consistency, uniformity and reliability.

  The Company's principal objective is to maximize population coverage levels within targeted demographic segments and geographic areas, rather than building out wide-area cellular-like networks. The Company expects to cover 40% of the Pops in the Licensed Area and intends to commence commercial service in the Initial Configuration by the end of the first quarter of 1999 or shortly thereafter. The Company expects to extend its coverage to approximately 85% of the Pops in the Licensed Area by the end of the fourth quarter of 2001.

  RF DESIGN. The Company, along with Wireless Facilities Inc., an RF engineering firm, has developed the RF design for the initial build-out of its digital PCS network in the Initial Configuration. This process includes cell site design, frequency planning and network optimization for each such market. RF engineering also allocates voice channels and assigns frequencies to cell sites taking into consideration both PCS and microwave interference issues.

  PROPERTY ACQUISITION. Two experienced vendors, Entel and Gearon, are responsible for identifying and obtaining the required property for build-out of the PCS network, including securing all zoning, permitting and surveying approvals and licenses. The cell site selection process will require the lease or acquisition of approximately 500 sites prior to commencement of commercial operations of the Company's PCS network in the Initial Configuration and approximately 1,200 sites prior to full operation in the Licensed Area, many of which are likely to require the Company to obtain zoning variances or other local governmental or third-party approvals or permits. As of August 17, 1998, the Company had signed leases or options for 292 sites, 142 of which were awaiting required zoning approvals.

  CONSTRUCTION AND INSTALLATION. The Company, along with Entel and Gearon, will oversee the deployment of its digital PCS network. Entel and Gearon will act as general construction contractors and employ local construction firms to build the cell sites.

  MICROWAVE RELOCATION. The Company must clear its spectrum by relocating certain commercial microwave service users within the Licensed Areas to become operational. The Company has contracted with Entel to assist in the microwave relocation process. Recently, the FCC adopted a microwave relocation cost-sharing plan that limits permissible relocation costs and outlines new procedures for the sharing of relocation costs where the relocation of private microwave facilities benefits multiple broadband PCS licensees. See "-- Regulation."

  The Company believes it must relocate a total of 15 microwave paths in the Licensed Areas, of which two need to be relocated to launch commercial service in the Initial Configuration. As of August 17, 1998, the two relocation agreements have been executed. The remaining 13 microwave paths will be relocated as business requirements for service coverage expansion dictate and as FCC negotiation periods expire. See "Risk Factors--Network Build-Out and System Implementation Risks."

  INTERCONNECTION. The Company's digital PCS network will connect to local exchange carriers (LECs). The Company is negotiating, or intends to negotiate, interconnection agreements with telephone companies operating or providing service in the areas where the Company is deploying its digital PCS network. The Company intends to use AT&T as its interexchange (long-distance) carrier as provided in the Stockholders' Agreement.

  ROAMING. Wireless service providers are able to offer service to customers from other systems who are traveling in or through their service area. Customers typically pay higher rates while "roaming" outside of their home market. Roaming is made possible in today's analog and digital cellular environment by virtue of common frequency and signaling technology. PCS and analog cellular systems operate on different frequencies and with different signaling technologies.

  In areas where TDMA-based PCS service is not available, the Company intends to offer a roaming option on the traditional analog cellular and digital cellular systems via dual-band/dual-mode handsets capable of transmitting over either cellular or PCS frequencies. Access to cellular coverage will be provided through the use of dual-band/dual-mode handsets which first became commercially available in June of 1997. Pursuant to the AT&T Agreements, the Company's customers who own dual-band/dual-mode handsets will be able to roam on AT&T's wireless network. In addition, pursuant to the Stockholders' Agreement, AT&T will use commercially reasonable efforts to enable the Company to become a party to the roaming agreements between AT&T and other operators of cellular or PCS systems.

  INFORMATION TECHNOLOGY. The Company will require advanced and sophisticated management information systems to handle customer care, billing, network management and financial and administrative services. The systems are focused on three primary areas: (i) customer care, including billing systems and customer service and support systems, (ii) network management, including service activation, traffic and usage monitoring, trouble management and operational support systems and (iii) business systems, including financial, purchasing, human resources and other administrative systems.

  The Company, together with its equipment vendors, also plans to introduce sophisticated network management and operations support systems which will facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities are being developed which will allow over-the-air activation of the handset and provision of services.

  The Company is currently in discussions with several vendors, including those currently providing services to AT&T, regarding information technology services. See "Risk Factors--Network Build-Out and System Implementation Risks."

                     THE WIRELESS COMMUNICATIONS INDUSTRY

OVERVIEW

  Wireless communications systems use a variety of radio frequencies to transmit voice and data. Broadly defined, the wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as PCS, cellular telephone and ESMR networks. Historically, each application has been licensed by the FCC and operates in a distinct radio frequency block.

  Since its introduction in 1983, wireless service has grown dramatically. The following chart illustrates the annual growth in United States wireless customers through December 31, 1997:

                           U.S. WIRELESS SUBSCRIBERS
                         DECEMBER 1984 - DECEMBER 1997

                           [BAR GRAPH APPEARS HERE]

  The following table sets forth certain United States wireless industry statistics:

                                        YEAR ENDED DECEMBER 31,
                               ----------------------------------------------
WIRELESS INDUSTRY
STATISTICS(1)                   1992    1993    1994    1995    1996    1997
-----------------              ------  ------  ------  ------  ------  ------
Total service revenues (in
 billions).................... $  7.8  $ 10.9  $ 14.2  $ 19.1  $ 23.6  $ 27.5
Ending subscribers (in
 millions)....................   11.0    16.0    24.1    33.8    44.0    55.3
Subscriber growth.............   46.0%   45.1%   50.8%   40.0%   30.4%   25.6%
Average monthly service
 revenue per subscriber(2).... $70.13  $67.13  $59.08  $54.91  $50.61  $46.11
Average monthly subscriber
 revenue per subscriber(3).... $61.40  $58.74  $51.48  $47.59  $44.66  $41.12
Ending penetration............    4.4%    6.2%    9.4%   13.0%   16.3%   20.2%

--------
Source: Cellular Telecommunications Industry Association and Kagan.
(1) Reflects domestic U.S. commercially operational cellular, ESMR and PCS providers.
(2) Per subscriber revenue including roaming revenue.
(3) Per subscriber revenue excluding roaming revenue.

  In the wireless communications industry, there are two principal services licensed by the FCC for transmitting voice and data signals: "PCS" and "cellular." PCS spectrum (1850-1990 MHz) was auctioned by the FCC beginning in late 1994 and is to be used by PCS licensees to provide wireless communications services. PCS will initially compete directly with existing cellular telephone, paging and specialized mobile radio services. PCS will also include features that are not generally offered by cellular providers, such as data transmissions to and from portable computers, advanced paging services and facsimile services. The Company believes that PCS providers will be the first direct wireless competitors to cellular providers. In addition, wireless providers may offer mass market wireless local loop applications in competition with wired local communications services. See "Business-- Regulation" for a discussion of the FCC auction process and allocation of wireless licenses.

  Cellular service is currently the predominant form of wireless voice communications service available. The FCC has made available for cellular service a portion of the radio spectrum from 824-894 MHz. Cellular systems were originally analog-based systems, although digital technology has been introduced in several markets. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy, and robust data transmission features, such as "mobile office" applications (including facsimile, electronic mail and wireless connections to computer/data networks, including the Internet). See "--Operation of Wireless Communications Systems."

OPERATION OF WIRELESS COMMUNICATIONS SYSTEMS

  Wireless communications system service areas, whether PCS or cellular, are divided into multiple cells. In both PCS and cellular systems, each cell contains a transmitter, a receiver and signaling equipment (the "Cell Site"). The Cell Site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance telephone carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers, thereby integrating their system with the existing landline communications system.

  Because the signal strength of a transmission between a handset and a Cell Site declines as the handset moves away from the Cell Site, the switching office and the Cell Site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another Cell Site where the signal strength is stronger. If a handset leaves the service area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system.

  Analog cellular handsets are functionally compatible with cellular systems in all markets within the United States. As a result, analog cellular handsets may be used wherever a subscriber is located, as long as a cellular system is operational in the area.

  Although PCS and cellular systems utilize similar technologies and hardware, they operate on different frequencies and may use different technical and network standards. As a result, until the introduction of dual-band/dual-mode handsets in June 1997, it was not possible for users of one type of system to roam on a different type of system outside of their service area, or to hand off calls from one type of system to another.

  PCS systems operate under one of three principal digital signal transmission technologies, or standards, that have been proposed by various operators and vendors for use in PCS systems: TDMA, CDMA or GSM. TDMA and GSM are both "time division-based" standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that utilizes TDMA technology is currently unable to use a TDMA handset when traveling in an area not served by TDMA-based PCS operators, unless the subscriber carries a dual band/dual-mode handset that permits the subscriber to use the analog cellular system in that area.

COMPETITION

  Competition for subscribers among wireless licensees is based principally upon the services and features offered, the technical quality of the wireless system, customer service, system coverage, capacity and price. Such competition may increase to the extent that licenses are transferred from smaller, stand-alone operators to larger, better capitalized and more experienced wireless communications operators who may be able to offer subscribers certain network advantages similar to those to be offered by the Company.

  The Company will initially compete directly with two cellular providers in each of its Licensed Areas. The existing cellular providers in the Company's markets, most of which have an infrastructure in place and have been operational for a number of years, and several of which have significantly greater financial and technical resources than the Company, may upgrade their networks to provide comparable services in competition with the Company. The technologies employed by these competitors are CDMA, whose relative strengths as compared to TDMA include good voice quality and longer battery life, and GSM, whose relative strengths as compared to TDMA include larger system capacity, a low cost infrastructure, and international roaming capabilities due to worldwide deployment.

  The Company will also compete with PCS license holders in each of its markets. The Company believes that the ownership structure of PCS licenses in the Licensed Area is fragmented. However, Sprint Corporation and BellSouth Corporation, among others, hold licenses that overlap large portions of the Licensed Area. The Company believes that most PCS license holders have not commenced the roll-out of their networks in the Licensed Area. However, the Company does expect to compete directly with one or more PCS service providers in each of its markets in the future. See "Business--Regulation."

  The Company expects to also face competition from other existing communications technologies such as SMR and ESMR, currently employed by Nextel in the Company's Licensed Area. Although SMR was originally created by the FCC as a non-interconnected service principally for fleet dispatch, in the last decade it has liberalized the rules to permit ESMR, to offer services that are functionally equivalent to cellular and PCS, and may be less expensive to build and operate than PCS systems.

  The FCC requires all cellular and PCS licensees to provide service to "resellers." A reseller provides wireless service to customers but does not hold an FCC license or own facilities. Instead, the reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that licensee. Several small resellers currently operate in competition with the Company. With respect to PCS licensees, the resale obligations terminate five years after the last group of initial licenses of currently allotted PCS spectrum is awarded.

  The Company anticipates that market prices for two-way wireless services generally will decline in the future based upon increased competition. The Company's ability to compete successfully will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect the Company's operating margins. The Company plans to use its digital feature offerings, national network through its AT&T affiliations, contiguous footprint providing an expanded home rate billing area, and local presence in secondary markets, to combat potential competition. The Company expects that its extensive digital network, once deployed, will provide the cost effective means to react effectively to any price competition.

REGULATION

  The FCC regulates the licensing, construction, operation, acquisition and sale of PCS systems in the United States pursuant to the Communications Act, as amended from time to time, and the rules, regulations and policies promulgated by the FCC thereunder.

 Licensing of PCS Systems

  A broadband PCS system operates under a protected geographic service area license granted by the FCC for a particular market on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC has segmented the United States into PCS markets as follows:
51 large regions called MTAs, which in turn are comprised of 493 smaller regions called BTAs. Two licenses are awarded for each MTA and four for each BTA, so that generally six licensees will be authorized to compete in each area. The two MTA licenses authorize the use of 30 MHz of spectrum. One of the BTA licenses is for 30 MHz of spectrum, and the other three are for 10 MHz each. The FCC permits licensees to split their licenses and assign a portion, on either a geographic or frequency basis or both, to a third party. It was in this fashion that AT&T assigned to the Company 20 MHz of its 30 MHz licenses covering the Licensed Area.

  The FCC awards all PCS licenses by auction. Auctions began with the 30 MHz, MTA-wide licenses, and concluded last year with the last of the BTA licenses. Due to defaults in payment of the bid price, the FCC is considering a variety of approaches for dealing with the defaulting bidders. Accordingly, certain licenses may be re-auctioned in the future.

  Under the FCC's current rules specifying spectrum aggregation limits affecting broadband PCS licensees, no entity may hold "attributable" interests (generally 20% or more of the equity, or an officer or director position) in licenses for more than 45 MHz of PCS, cellular and certain SMR services where there is significant overlap in any geographic area. Significant overlap will occur when at least ten percent of the population of the PCS licensed service area is within the cellular and/or SMR service area(s).

  All PCS licenses have a 10-year term, at the end of which they must be renewed. The FCC will award a "renewal expectancy" to a PCS licensee that (i) has provided substantial service during its past license term and (ii) has substantially complied with applicable FCC rules and policies and the Communications Act. All PCS licensees must satisfy certain coverage requirements. In the Company's case, it must construct facilities that offer coverage to one-third of the population of its service area within five years of the original license grants to AT&T and to two-thirds of the population within ten years. Licensees that fail to meet the coverage requirements may be subject to forfeiture of the license.

  For a period of up to five years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems within its license area. To secure a sufficient amount of unencumbered spectrum to operate its PCS systems efficiently and with adequate population coverage, the Company will need to relocate many of these incumbent licensees. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted (i) a transition plan to relocate such microwave operators to other spectrum blocks and (ii) a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS licensee, the benefiting PCS licensees will share the cost of the relocation. Initially, this transition plan allowed most microwave users to operate in the PCS spectrum for a two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with an additional two-year mandatory negotiation period. The FCC has recently shortened the voluntary negotiation period by one year (without lengthening the mandatory negotiation period) for non-public safety PCS licensees in the C, D, E and F Blocks. Parties unable to reach agreement within these time periods may refer the matter to the FCC for resolution, but the incumbent microwave user is permitted to continue its operations until final FCC resolution of the matter. The transition and cost sharing plans expire on April 4, 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations.

  PCS systems are subject to certain FAA regulations governing the location, lighting and construction of transmitter towers and antennas and may be subject to regulation under the National Environmental Policy Act and the environmental regulations of the FCC. State or local zoning and land use regulations also apply to the Company's activities. The Company expects to use common carrier point to point microwave facilities to connect Cell Sites and to link them to the main switching office. These facilities are separately licensed by the FCC and are subject to regulation as to technical parameters and service.

  The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of CMRS, which includes PCS and cellular service, or any private mobile radio service ("PMRS"), and the FCC does not regulate such rates.

 Transfers and Assignments of PCS Licenses

  The Communications Act and FCC rules require the FCC's prior approval of the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC has established transfer disclosure requirements that require licensees who transfer control of or assign a PCS license within the first three years of their license term to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee would receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a FCC license generally may be bought or sold without FCC approval. Any acquisition or sale by the Company of PCS or cellular interests may also require the prior approval of the Federal Trade Commission and the Department of Justice, if over a certain size, as well as state or local regulatory authorities having competent jurisdiction.

 Foreign Ownership

  Under existing law, no more than 20% of an FCC licensee's capital stock may be owned, directly or indirectly, or voted by non-US citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. If an FCC licensee is controlled by another entity, as is the case with the Company's ownership structure, up to 25% of that entity's capital stock may be owned or voted by non-US. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. Foreign ownership above the 25% level may be allowed should the FCC find such higher levels not inconsistent with the public interest. The FCC has recently issued an order in which it ruled that higher levels of foreign ownership (even up to 100%) are presumptively consistent with the public interest with respect to investors from most nations. If foreign ownership of the Company were to exceed the permitted level, the FCC could revoke the Company's FCC licenses, although the Company could seek a declaratory ruling from the FCC allowing the foreign ownership or take other actions to reduce the Company's foreign ownership percentage in order to avoid the loss of its licenses. The Company has no knowledge of any present foreign ownership in violation of these restrictions.

 Recent Industry Developments

  The FCC has announced rules for making emergency 911 services available by cellular, PCS and other mobile service providers, including "enhanced 911" services that provide the caller's telephone number, location and other useful information. The original timetable required PCS providers to be able to process and transmit 911 calls (without call validation), including those from callers with speech or hearing disabilities, by late 1997, to take actions enabling them to relay a caller's automatic number identification and cell site by mid-1998, and by 2001 to be able to identify the location of a 911 caller within 125 meters in 67% of all cases. The FCC is currently considering a revised implementation schedule for these requirements State actions incompatible with the FCC rules are subject to preemption.

  On August 1, 1996, the FCC released a Report and Order expanding the flexibility of cellular, PCS and other CMRS providers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, "wireless local loop" services, e.g., to apartment and office buildings, and wireless backup to PBXs and local area networks, to be used in the event of interruptions due to weather or other emergencies. The FCC has not yet decided whether such fixed services should be subjected to universal service obligations, or how they should be regulated, but it has proposed a presumption that they be regulated as CMRS services.

  On August 8, 1996, the FCC released its order implementing the interconnection provisions of the Telecommunications Act. The FCC's decision is lengthy and complex and is still subject to further review, and its precise impact is difficult to predict with certainty. Although many of the provisions of this order were struck down by the United States Court of Appeals for the Eighth Circuit, the rationale of the order has been adopted by many states' public utility commissions, with the result that the charges that cellular and PCS operators pay to interconnect their traffic to the public switched telephone network are expected to decline significantly from pre-1996 levels.

  The FCC recently adopted rules on telephone number portability which will enable customers to migrate their landline and cellular telephone numbers to a PCS or cellular carrier and from a PCS or cellular carrier to another service provider. The FCC has also adopted rules requiring PCS and cellular operators to provide functions to facilitate electronic surveillance by law enforcement officials. Representatives of the cellular and PCS industry are challenging both set of rules.

INTELLECTUAL PROPERTY

  The AT&T globe design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by AT&T. The Company expects, pursuant to the License Agreement, to use, royalty-free, the AT&T and globe design logo and certain other service marks of AT&T in connection with marketing, offering and providing Licensed Services (as defined herein) to end-users and resellers, solely within the Licensed Area. The License Agreement also grants to the Company the right and license to use the Licensed Marks on certain permitted mobile phones.

  Except in certain instances, AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, Licensed Services under the Licensed Marks. In all other instances, AT&T reserves for itself and its affiliates the right to use the Licensed Marks in providing its services (subject to its exclusivity obligations described above), whether within or without the Licensed Area.

  The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. See "Certain Relationships and Related Transactions--The AT&T Agreements--License Agreement."

EMPLOYEES

  As of June 30, 1998, the Company employed 48 persons, none of whom is represented by a union. The Company believes its relations with its employees are good.

PROPERTIES

  The Company, through Management Co., maintains its executive offices in Malvern, Pennsylvania. The Company also maintains two regional offices in Richmond, VA and Charleston, SC.

LEGAL PROCEEDINGS

  The Company is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on the Company.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The table below sets forth certain information regarding the directors of Holdings and the executive officers of Triton and certain executive officers of Triton's subsidiaries. Triton is a wholly-owned subsidiary of Holdings and Michael Kalogris is the sole director of Triton.

          NAME           AGE                            POSITION
          ----           ---                            --------
Michael Kalogris........  48 Chairman of the Board of Directors and Chief Executive Officer
Steven Skinner..........  55 President, Chief Operating Officer and Director
Clyde Smith.............  58 Executive Vice President and Chief Technical Officer
David Clark.............  34 Senior Vice President, Chief Financial Officer and Secretary
David Standig...........  42 Senior Vice President of Marketing
Michael Mears...........  42 President and General Manager of the South Carolina Region
Scott Anderson..........  38 Director
John Beletic............  46 Director
Arnold Chavkin..........  47 Director
William Hague...........  43 Director
John Watkins............  36 Director

  MICHAEL KALOGRIS has been Chairman and Chief Executive Officer of the Company since its inception. Mr. Kalogris was previously President and Chief Executive Officer of Horizon which he joined October 1, 1991. Under Mr. Kalogris' leadership, Horizon became the fifth largest independent non-wireline company in the United States, specializing in suburban markets and small cities encompassing approximately 3.2 million Pops, and was sold for approximately $575.0 million. Prior to joining Horizon, Mr. Kalogris served as President and Chief Executive Officer of Metrophone of Philadelphia ("Metrophone"), a non-wireline carrier in Philadelphia. Metrophone was acquired by Comcast Corporation for over $1.1 billion. Prior to joining Metrophone, Mr. Kalogris worked at IBM. Mr. Kalogris is a member of the Board of Directors of General Magic, Inc.

  STEVEN SKINNER has served as President, Chief Operating Officer and a Director of the Company since its inception. Mr. Skinner previously served as the Vice President of Operations and Chief Operating Officer of Horizon beginning in May of 1993. From March 1992 to May 1993, Mr. Skinner served as Vice President of Acquisitions for Horizon. From January 1991 to March 1992 he served as a consultant in the area of cellular acquisitions to Norwest Venture Capital Management, Inc. and others. From August 1987 to January 1991 he served as President and General Manager of Houston Cellular Telephone Company. Prior to 1987 he served as a General Manager of Cybertel, Inc., a non-wireline carrier serving St. Louis. Mr. Skinner has also been active in the National CellularOne Group, most recently acting as Chairman of the Advisory Committee.

  CLYDE SMITH has served as the Executive Vice President and Chief Technical Officer of the Company since January 1998. Mr. Smith previously served as Vice President and Chief Technical officer of ALLTEL Communications Inc. ("ALLTEL") from January 1993 to January 1998, where he oversaw the expansion and migration of its wireless network to include digital and wireless data technologies. Prior to joining ALLTEL, Mr. Smith served as Director of Wireless Technologies for Bell Atlantic Mobile Systems, where he was responsible for the evaluation of new technologies. Mr. Smith is active in industry organizations, having served as the Chairman of the CTIA Chief Technical Officers Forum. In addition, Mr. Smith served as Secretary/Treasurer of the CDMA Development Group.

  DAVID CLARK has served as Senior Vice President, Chief Financial Officer and Secretary of the Company since its inception. Prior to joining Triton, he was a Managing Director at Furman Selz L.L.C. specializing in communications finance, which he joined in March 1996. Prior thereto, Mr. Clark spent over ten years at Citibank N.A. and Citicorp Securities Inc. as a lending officer and a high yield finance specialist.

  DAVID STANDIG has served as the Senior Vice President of Marketing of the Company since January 1998. Mr. Standing served as Vice President of Marketing, among other executive positions, at Metrophone, for the six years prior thereto. In this capacity Mr. Standig managed all aspects of marketing operations and strategy.

  MICHAEL MEARS has served as President and General Manager of the Company's South Carolina region since its inception. Mr. Mears previously served as the Vice President and General Manager of American Telecommunications Inc. from June 1995 until April 1997. Prior to that Mr. Mears was the Regional and Area General Manager of GTE Corp., serving in that capacity from 1992 October 1991 to June 1995. From 1986 to 1992 Mr. Mears served as Regional and Area General Manager for Providence Journal Co.

  SCOTT ANDERSON has served as a member of the Board of Directors of Holdings since February 1998. He is currently a member of the Board of Directors of PriCellular Corporation, Wireless Facilities, Inc., and Tegic Corp. and a principal of Cedar Grove Partners, LLC. Mr. Anderson was previously Senior Vice President for Acquisitions and Development at AT&T Wireless Services, Inc. (formerly McCaw Cellular Communications, Inc.), which he joined in 1986, and a director of Horizon.

  JOHN BELETIC has served as a member of the Board of Directors of Holdings since February 1998. Mr. Beletic currently serves as Chairman and Chief Executive Officer of Pagemart Wireless Inc., which he joined in March 1992. He currently also serves as a director of Pulsepoint Communications, Inc., PCIA and President of the Paging Leadership Association.

  ARNOLD CHAVKIN has served as a member of the Board of Directors of Holdings since February 1998. Mr. Chavkin is also a member of the advisory board of Triton Cellular and a director of American Radio Systems Corp., American Tower Systems, Bell Sports Corporation, Patina Oil & Gas Corporation, R&B Falcon Corporation, Wireless One, Inc. and U.S. Silica Company. He also serves on the Advisory Investment Boards of Richina Group, the Indian Private Equity Fund and the Southeast Asian Investment Fund. Mr. Chavkin has been a General Partner of Chase Capital Partners since January 1992. Prior to joining Chase Capital Partners, he was a member of Chemical Bank's merchant banking group and a generalist in its corporate finance group specializing in mergers and acquisitions and private placements for the energy industry.

  WILLIAM HAGUE has served as member of the Board of Directors of Holdings since February 1998. Mr. Hague serves as the Senior Vice President of Acquisitions and Development at AT&T Wireless Services, Inc., which he joined in 1995. Prior thereto and beginning in 1992, he acted as Director of Legal Affairs and Human Resources at Pacific Northwest Cellular Western Wireless, Inc. Mr. Hague also serves as a Director of Telecorp.

  JOHN WATKINS has served as a member of the Board of Directors of Holdings since February 1998. Mr. Watkins serves as a member of the advisory board of FrontierVision Partners L.P. and Triton Cellular. Mr. Watkins is also a Managing Director and an officer of J.P. Morgan Capital Corporation. Previously, Mr. Watkins was a director of Horizon, Prism Radio Partners, L.P. and Inference Corp.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company established a compensation committee in June of 1998. The compensation committee currently consisits of Mr. Beletic, as chairman, Mr. Chavkin and Mr. Watkins. Compensation for the Company's executive officers for the year ended December 31, 1997 was determined by Mr. Kalogris and two representatives from the Cash Equity Investors.

COMPENSATION OF DIRECTORS

  It is not anticipated that the non-independent members of the Board of Directors will receive cash compensation for service on the Board of Directors, although such members will be reimbursed for certain out-of-pocket expenses in connection with attendance at board meetings. The two independent directors of the Company will receive compensation of $10,000 per annum, plus $1,000 for each meeting attended in person and $500 for each meeting attended via conference call, and shares of Common Stock that may be awarded to them pursuant to Triton's Independent Director Stock Award Plan adopted as of February 4, 1998.

EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation paid by Triton for the year ended December 31, 1997 to the Chief Executive Officer of Triton and to each of Triton's other executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                                            ---------------------- --------------------------
                                                                   RESTRICTED
                                                                     STOCK       ALL OTHER
          NAME           PRINCIPAL POSITION YEAR  SALARY   BONUS     AWARD    COMPENSATION(1)
          ----           ------------------ ---- -------- -------- ---------- ---------------
Michael Kalogris........ Chairman of the    1997 $228,619 $350,000    --              --
                         Board of
                         Directors and
                         Chief Executive
                         Officer
Steven Skinner.......... President and      1997  148,712  225,000    --              --
                         Chief Operating
                         Officer
David Clark............. Senior Vice        1997  122,243  165,000    --          $83,188
                         President, Chief
                         Financial
                         Officer and
                         Secretary
Patricia Gallagher(2)... Vice President     1997   50,758   90,000    --              --
                         and Treasurer

--------
(1) "All Other Compensation" includes relocation and related expenses.
(2) Ms. Gallagher resigned from the Company on August 14, 1998 (effective September 4, 1998).

EMPLOYMENT AGREEMENTS

  On February 4, 1998, Management Co. entered into an employment agreement (the "Kalogris Employment Agreement") with Michael Kalogris, Chairman of the Board of Directors and Chief Executive Officer of the Company. The Kalogris Employment Agreement has a term of five years unless terminated earlier by either Mr. Kalogris or Holdings. Mr. Kalogris may terminate the Kalogris Employment Agreement (i) at any time at his sole discretion upon 30 days' prior written notice and (ii) immediately, upon written notice, if (A) there is a Change of Control (as defined in the Kalogris Employment Agreement) or
(B) Mr. Kalogris is demoted, removed or not re-elected as Chairman of the Board of Directors of Holdings (as used in this paragraph, "Good Reason"); provided, that following the IPO Date (as defined herein), so long as Mr. Kalogris remains a member of the Board of Directors and Chief Executive Officer of Holdings, it is not considered "Good Reason" if Mr. Kalogris is no longer Chairman of the Board of Directors. Holdings may terminate the Kalogris Employment Agreement (i) at any time, upon written notice, at the sole discretion of Holdings (as used in this paragraph, "Without Cause") and (ii) for cause or the death or disability of Mr. Kalogris. Mr. Kalogris is entitled to receive from Holdings upon termination of the Kalogris Employment Agreement by Mr. Kalogris for Good Reason or by Holdings Without Cause the following severance benefits: (A) $1.0 million, (B) up to an additional $500,000 if Mr. Kalogris is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement, (C) if the termination occurs prior to February 4, 2001, 50% of all shares of Common Stock that are unvested under such employment agreement as of such date will vest and, if the termination occurs between February 4, 2001 and February 3, 2002, 25% will vest and, if the termination occurs after such period, none will vest and
(D) Holdings will allow Mr. Kalogris to participate in all health, dental, disability and other benefit plans maintained by Holdings for a period of two years following the date of termination of the agreement. In the event Mr. Kalogris' employment is terminated on or after the initial five year term of the Kalogris Employment Agreement, or due to Holdings' failure to renew the Kalogris Employment Agreement, Holdings will pay Mr. Kalogris a severance benefit in the amount of his base salary at such time. The Kalogris Employment Agreement provides for an initial annual base salary of $350,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on the Company's performance. Mr. Kalogris is also entitled to acquire shares of Holdings' Series C Preferred Stock pursuant to a stock purchase plan to be created by Holdings as promptly as practicable pursuant to the terms of the Kalogris Employment Agreement (the "Stock Purchase Plan") and is required to invest toward the purchase of such shares 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary.

  On February 4, 1998, Management Co. entered into an employment agreement (the "Skinner Employment Agreement") with Steven Skinner, President and Chief Operating Officer of the Company. The Skinner Employment Agreement has a term of five years unless terminated earlier by either Mr. Skinner or Holdings. Mr. Skinner may terminate the Skinner Employment Agreement (i) at any time at his sole discretion upon 30 days' prior written notice and (ii) immediately, upon written notice, if (A) there is a Change of Control (as defined in the Skinner Employment Agreement) or (B) Mr. Skinner is demoted, removed or, prior to the IPO Date, not re-elected to the Board of Directors of Holdings (as used in this paragraph, "Good Reason"). Holdings may terminate the Skinner Employment Agreement (i) at any time, upon written notice, at the sole discretion of Holdings (as used in this paragraph, "Without Cause") and (ii) for cause or the death or disability of Mr. Skinner. Mr. Skinner is entitled to certain benefits from Holdings upon termination of the Skinner Employment Agreement by Mr. Skinner for Good Reason or by Holdings Without Cause. Mr. Skinner is entitled to receive from Holdings upon termination of the Skinner Employment Agreement by Mr. Skinner for Good Reason or by Holdings Without Cause the following severance benefits: (A) $675,000, (B) up to an additional $337,500 if Mr. Skinner is unable to secure employment in a senior executive capacity by the second anniversary date of the termination of the agreement, (C) if the termination occurs prior to February 4, 2001, 50% of all shares of Common Stock that are unvested under such employment agreement as of such date will vest and, if the termination occurs between February 4, 2001 and February 3, 2002, 25% will vest and, if the termination occurs after such period, none will vest and (D) Holdings will allow Mr. Skinner to participate in all health, dental, disability and other benefit plans maintained by Holdings for a period of two years following the date of termination of the agreement. In the event Mr. Skinner's employment is terminated on or after the initial five year term of the Skinner Employment Agreement, or due to Holdings' failure to renew the Skinner Employment Agreement, Holdings will pay Mr. Skinner a severance benefit in the amount of his base salary at such time. The Skinner Employment Agreement provides for an initial annual base salary of $225,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on the Company's performance. Mr. Skinner is also entitled to acquire shares of Holdings' Series C Preferred Stock pursuant to the Stock Purchase Plan and is required to invest toward the purchase of such shares 30% of any amounts he receives on account of an annual bonus in excess of 50% of his base salary.

  On January 8, 1998, Management Co. entered into an employment agreement (the "Smith Employment Agreement") with Clyde Smith, Executive Vice President and Chief Technical Officer of the Company. The Smith Employment Agreement has a term of five years unless terminated earlier by either Mr. Smith or Management Co. Mr. Smith may terminate the Smith Employment Agreement (i) at any time at his sole discretion upon 60 days' prior written notice and (ii) upon 60 days' written notice, in the event that the employment by the Company of each of Michael Kalogris and Steve Skinner has been terminated during the five year period (as used in this paragraph, "Good Reason"). Management Co. may terminate the Smith Employment Agreement (i) at any time, upon 60 days' written notice, at the sole discretion of Management Co. (as used in this paragraph, "Without Cause") and (ii) for cause (as defined in the Smith Employment Agreement) or at the death, or due to a specified period of disability, of Mr. Smith (as described in the Smith Employment Agreement). Mr. Smith is entitled to certain benefits from Management Co. upon termination of the Smith Employment Agreement prior to the termination of five years by Mr. Smith for Good Reason or by Management Co. Without Cause. Mr. Smith is entitled to received from Management Co. upon termination of the Smith Employment Agreement prior to the termination of five years by Mr. Smith for Good Reason or by Management Co. Without Cause the following severance benefits: (A) an amount equal to 150% of Mr. Smith's then annual base salary and (B) vesting of certain of Mr. Smith's unvested shares as follows: (1) the percentage of unvested shares that would have vested in the year following the year of his termination and (2) a pro rata amount (based on the number of days worked that year) of the shares that would have vested in the year of Mr. Smith's termination. The Smith Employment Agreement provides for an initial annual base salary of $220,000, subject to annual increases at the discretion of the Compensation Committee of the Board of Directors, and an annual bonus in an amount up to 100% of his base salary based on the Company's performance. After the first calendar year of the Employment Period, the Company has agreed to pay Mr. Smith a guaranteed bonus of 100% of his base salary. Mr. Smith has also received 3,762.01 shares of Common Stock, such shares to vest according to the schedule set forth in a letter agreement dated as of February 4, 1998, as amended June 29, 1998 between Management Company and Mr. Smith.

                              SECURITY OWNERSHIP

  The following table sets forth, as of June 30, 1998, certain information with respect to the beneficial holdings of each director, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors as a group, of Holdings, as well as the holding of each stockholder of Holdings who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of more than 5% of the Common Stock (as defined herein) and the Series C Preferred Stock, based upon Company records. Shares of Series C Preferred Stock are convertible immediately into shares of Common Stock on a one-for-one basis, and accordingly, holders of Series C Preferred Stock are deemed to own the same number of shares of Common Stock. On all matters to be submitted to the stockholders of Holdings, the holders of the Series C Preferred Stock have the right to vote on an as-converted basis as a single class with the holders of the Common Stock.

                                                          SERIES C
                              COMMON STOCK             PREFERRED STOCK                TOTAL
                          ------------------------- ------------------------- -------------------------
        NAME(1)             NUMBER       PERCENTAGE   NUMBER       PERCENTAGE   NUMBER       PERCENTAGE
        -------           ----------     ---------- ----------     ---------- ----------     ----------
Michael Kalogris........  142,672.94(9)     60.7%        5,000             *%  147,672.94         6.3%
Steven Skinner..........   70,537.30(10)    30.0         2,500             *    73,037.70         3.1
Clyde Smith.............    3,762.01(11)     1.6            --            --     3,762.01           *
David Clark.............    7,053.27(12)     3.0            --            --     7,053.27           *
Patricia Gallagher......    3,526.89(13)     1.5            --            --     3,526.89           *
Scott Anderson..........      847.11           *            --            --       847.11           *
John Beletic............      847.11           *            --            --       847.11           *
Arnold Chavkin(2).......          --          --            --            --           --          --
William Hague...........          --          --            --            --           --          --
John Watkins(3).........          --          --            --            --           --          --
CB Capital Investors,
 L.P.(4)................          --          --     507,143.68         24.0   507,143.68        21.6
J.P. Morgan Investment
 Corporation(5).........          --          --        504,715(15)     23.8      504,715(15)    21.5
Desai Capital Management
 Incorporated(6)........          --          --     487,094.22(16)     23.0   487,094.22(16)    20.7
Toronto Dominion Capital
 (USA), Inc.(7).........          --          --     121,774.18          5.8   121,774.18         5.2
AT&T Wireless PCS,
 Inc.(8)................          --          --        366,131(17)     17.3      366,131(17)    15.6
All directors and
 executive officers as a
 group..................  235,125.68(14)   100.0          7,500            *   242,625.68        10.3

--------
 *  Represents less than 1%.
(1) Unless otherwise indicated, the address of each person listed in this table is c/o Triton PCS, Inc., 101 Lindenwood Drive, Suite 125, Malvern, PA 19355.
(2) CB Capital Investment Inc. is the sole general partner of CB Capital Investors, L.P. Mr. Chavkin is a vice president of CB Capital Investments Inc. Mr. Chavkin disclaims beneficial ownership of any such shares.
(3) Mr. Watkins is a managing director and an officer of J.P. Morgan Investment Corporation. Mr. Watkins disclaims beneficial ownership of any such shares.
(4) The address of this person is 380 Madison Avenue, New York, NY 10017.
(5) The address of this person is 101 California Street, San Francisco, CA
    94111.
(6) The address of this person is 540 Madison Avenue, New York, NY 10022.
(7) The address of this person is 31 West 52nd Street, New York, NY 10019.
(8) The address of this person is 5000 Carillon Point, Kirkland, WA 98033.

 (9) Includes 48,622.67 shares held by Mr. Kalogris as trustee under the Amended and Restated Common Stock Trust Agreement for Management Employees and Independent Directors, dated June 26, 1998 (the "Common Stock Trust Agreement"), pursuant to which the Company will distribute Common Stock to management employees and independent directors. 84,645.24 of the 94,050.27 shares of Common Stock directly held by Mr. Kalogris are subject to forfeiture in accordance with the Kalogris Employment Agreement over a five year period.
(10) 63,483.93 of the 70,537.70 shares of Common Stock are subject to forfeiture in accordance with the Skinner Employment Agreement over a five year period.
(11) All 3,762.01 shares of Common Stock are subject to forfeiture in accordance with the Smith Employment Agreement over a five year period.
(12) All 7,053.77 shares of Common Stock are subject to forfeiture in accordance with the letter agreement, dated as of February 4, 1998, between the Company and Mr. Clark, as amended on June 29, 1998.
(13) All 3,526.89 shares of Common Stock are subject to forfeiture in accordance with the letter agreement, dated as of February 4, 1998, between the Company and Ms. Gallagher, as amended on June 29, 1998. Ms. Gallagher resigned from the Company on August 14, 1998 (to be effective September 4, 1998). In connection with the termination of her employment, as of September 4, 1998 Ms. Gallagher's share ownership in Holdings will be reduced to 1,410.76 shares, and such shares will vest 50% on February 4, 1999 and 50% on February 4, 2000. The remaining 2,116.13 shares will be sold back to the Company and will be eligible for distribution to management members and independent directors of Holding as pursuant to the Amended and Restated Common Stock Trust Agreement Employees and Independent Directors, dated June 26, 1998.
(14) See footnotes (9)-(13). Also includes 5,878.15 shares of Common Stock held by certain management employees subject to forfeiture in accordance with letter agreements, dated as of February 4, 1998, between the Company and each such management employee, as amended on June 29, 1998.
(15) Includes 25,687 shares of Series C Preferred Stock held by Sixty Wall Street SBIC Fund, L.P., an affiliate of J.P. Morgan Investment Corporation.
(16) Consists of 243,547.11 shares of Series C Preferred Stock held by Private Equity Investors III, L.P., and 243,547.11 shares of Series C Preferred Stock held by Equity Linked Investors II, each an affiliate of Desai Capital Management Incorporated.
(17) Consists of 366,131 shares of Series D Preferred Stock. Shares of Series D Preferred Stock are convertible into an equivalent number of shares of Series C Preferred Stock at any time. AT&T Wireless PCS, Inc. also owns 732,371 shares of Series A Preferred Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  The closing under the Securities Purchase Agreement occurred on February 4, 1998 (the "Securities Purchase Closing Date"). Certain terms under the Securities Purchase Agreement and the AT&T Agreements were modified pursuant to the Closing Agreement, dated as of February 4, 1998 (the "Closing Agreement"), by and among the parties to the Securities Purchase Agreement. The Securities Purchase Agreement and the AT&T Agreements are summarized below as modified by the Closing Agreement. The following summary of the material provisions of the Securities Purchase Agreement and the AT&T Agreements does not purport to be complete and is qualified in its entirety by reference to such agreements. Copies of the Securities Purchase Agreement and the AT&T Agreements will be made available to prospective investors as set forth under the caption "Available Information."

THE SECURITIES PURCHASE AGREEMENT

  Pursuant to the Securities Purchase Agreement, dated as of October 8, 1997 (the "Securities Purchase Agreement"), by and among AT&T PCS, the Cash Equity Investors, Michael Kalogris, Steven Skinner (Steven Skinner together with Michael Kalogris, the "Management Stockholders") and Holdings, AT&T transferred to Triton the PCS Licenses, which cover 20 MHz of authorized frequencies, and entered into certain other agreements, in exchange for 732,371 shares of Series A Preferred Stock and 366,131 shares of Series D Preferred Stock, such shares having an aggregate value of approximately $79.0 million and $39.5 million, respectively. AT&T has retained 10 MHz of spectrum within the Licensed Areas for use as a non-mobility wireless provider.

  Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital (USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P. have severally made irrevocable commitments to contribute to Holdings approximately $39.8 million, $39.8 million, $39.8 million $9.9 million, $5.0 million and $5.0 million, respectively, in cash in exchange for approximately 398,000 shares, 398,000 shares, 398,000 shares, 99,000 shares, 50,000 shares and 50,000 shares, respectively, of Series C Preferred Stock, and Michael Kalogris and Steven Skinner have severally made irrevocable commitments to contribute to Holdings $500,000 and $250,000, respectively, in cash in exchange for 5,000 shares and 2,500 shares, respectively, of Series C Preferred Stock. The Cash Equity Investors, together with the Management Stockholders, have contributed an aggregate of $45 million of their $140 million commitment as of the date hereof. The Cash Equity Investors and the Management Stockholders are required to contribute the unfunded portion of their respective commitments under the Securities Purchase Agreement (the "Unfunded Commitment Amount") to Holdings on the first, second, and third anniversary dates of the Securities Purchase Closing Date. Each Cash Equity Investor's obligation to make capital contributions to Holdings after the Securities Purchase Closing Date in respect of its Unfunded Commitment Amount is (i) an unconditional and irrevocable obligation, and is not subject to counterclaim, set-off, deduction or defense, or to abatement, suspension, deferment, diminution or reduction for any reason whatsoever and (ii) secured by a pledge of all shares of Series C Preferred Stock issued to such party under the Securities Purchase Agreement pursuant to a pledge agreement between Holdings and such party.

THE MYRTLE EQUITY CONTRIBUTION

  Pursuant to a Preferred Stock Purchase Agreement, dated as of June 29, 1998, Holdings has received additional equity contributions of approximately $10.2 million, $10.0 million, $9.8 million, $2.5 million, $1.2 million and $1.2 million, respectively, from Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, Toronto Dominion Capital
(USA), Inc., First Union Capital Partners, Inc. and Duff Ackerman Goodrich & Assoc. L.P. in exchange for approximately 102,000 shares, 100,000 shares, 98,000 shares, 25,000 shares, 12,000 shares and 12,000 shares, respectively, of Series C Preferred Stock on terms substantially similar to those set forth in the Securities Purchase Agreement. These contributions were concurrently contributed to Triton.

THE NORFOLK COMMITMENT

  Holdings has received additional non-binding equity commitments of $16.5 million from certain of the Cash Equity Investors in order to fund a portion of the $105 million purchase price for the Norfolk Acquisition. These commitments are contingent on the execution of definitive documentation with respect to such equity financing, including, without limitation, negotiation of the allocation of the $16.5 million commitment among the Cash Equity Investors. In consideration therefor, at the closing of such acquisition, Holdings expects to issue to such Cash Equity Investors an additional
$16.5 million of Holdings' Series C Preferred Stock which is intended to be contributed to the Company. At such closing, Holdings is also expected to issue to AT&T PCS an additional $13.5 million of Holdings' Series D Preferred Stock. The balance of the purchase price is expected to be financed through use of $75 million from the net proceeds of the Private Offering.

THE GEORGIA/NORTH CAROLINA COMMITMENT

  Holdings has also received non-binding commitments from the Cash Equity Investors for an additional $25 million equity contributions relating to the potential acquisition of additional PCS licenses covering sections of Georgia and North Carolina. The Company expects to use the additional equity contributions in the build-out of the areas covered by such additional PCS licenses. These commitments are contingent on the execution of definitive documentation with respect to such potential acquisition, including, without limitation, negotiation of the allocation of the $25 million commitment among the Cash Equity Investors, and the consummation of such potential acquisition.

THE AT&T AGREEMENTS

 The Stockholders' Agreement

  General. Pursuant to the Stockholders' Agreement, dated as of February 4, 1998 (the "Stockholders' Agreement"), by and among AT&T PCS, the Cash Equity Investors, the Management Stockholders, David Clark, Clyde Smith, Patricia Gallagher, David Standig and Michael Mears (collectively the "Other Management Stockholders" and, together with AT&T PCS, the Cash Equity Investors and the Management Stockholders, the "Stockholders") and Holdings, the Stockholders and Holdings have agreed to certain matters in connection with the management and operations of the Company and the sale, transfer or other disposition of the capital stock of Holdings.

  Board of Directors. Holdings is governed by a board of directors (the "Board of Directors") consisting of seven persons, and, unless otherwise required, actions of the Board of Directors require the affirmative vote of a majority of the entire Board of Directors. The Stockholders have agreed to vote for the seven persons as follows: (i) two directors selected by a majority in interest of Common Stock and securities convertible into Common Stock held by the Cash Equity Investors in their sole discretion, (ii) two directors selected by a majority in interest of Common Stock and securities convertible into Common Stock held by the Cash Equity Investors, which directors shall be acceptable to Michael Kalogris and Steven Skinner, on the one hand, and AT&T PCS, on the other hand, each in their sole discretion, (iii) Michael Kalogris so long as he is an officer of Holdings, (iv) Steven Skinner so long as he is an officer of Holdings, and (v) one director (the "Series A Director") selected by AT&T PCS in its capacity as holder of the Series A Preferred Stock so long as it has the right to elect one director in accordance with the Restated Certificate of Incorporation (as defined herein). Representatives of AT&T PCS and certain Cash Equity Investors also have the right to attend each meeting of the Board of Directors as observers, provided that certain capital stock ownership thresholds are met. Any transactions between the Company and the Stockholders (other than the AT&T Agreements and other arms-length agreements or transactions entered into from time to time between the Company and AT&T) must be approved by a majority of disinterested directors. Under the Stockholders' Agreement, the two directors selected pursuant to clause (ii) above of this paragraph are deemed not to have been designated by any of the Stockholders. If an executive committee of the Board of Directors is formed, it must consist of at least the Series A Director, one of the directors selected pursuant to clause (i) above of this paragraph and Michael Kalogris (so long as he is an officer of Holdings). The Cash Equity Investors also have agreed to contribute all or part of the Unfunded Commitment Amount at any time to Holdings upon 20 business days' notice from the Board of Directors.

  Restrictions on Transfer. The Stockholders' Agreement imposes numerous restrictions with respect to the sale, transfer or other disposition (collectively, "Transfer") of the capital stock of Holdings. Generally, prior to the date on which Holdings receives in excess of $20 million in gross proceeds from the sale of Common Stock pursuant to a registration statement under the Securities Act (the "IPO Date"), no Transfers are permitted except:
(i) Series C Preferred Stock, Series D Preferred Stock and Common Stock may be transferred (at any time) (A) to an affiliate of a person that is a transferee or a successor in interest to any or all of such person's capital stock of Holdings and that is required to become a party to the Stockholders' Agreement in accordance with the terms thereof (an "Affiliated Successor") or (B) in the case of a transfer by a Cash Equity Investor, to any partners, limited partners or members of a Cash Equity Investor that are transferees of Series C Preferred Stock or Common Stock pursuant to distributions in accordance with the partnership agreement or operating agreement of such Cash Equity Investor (an "Equity Investor Affiliate"), (ii) after the third anniversary of the Securities Purchase Closing Date, the Cash Equity Investors may Transfer Series C Preferred Stock or Common Stock to another Cash Equity Investor, and
(iii) after the third anniversary of the Securities Purchase Closing Date, Series C Preferred Stock and Common Stock may be transferred to any person (except a Prohibited Transferee (as defined herein)), subject to certain rights of first refusal of the non-transferring Stockholders (the "Rights of First Refusal"). Additionally, prior to the IPO Date, (x) no Cash Equity Investor nor AT&T PCS may Transfer less than all of its Series C Preferred Stock or Common Stock to any person except an Affiliated Successor or a Equity Investor Affiliate unless after giving effect to such Transfer, the transferor and the transferee will each own at least the lesser of (A) 5% of Common Stock and (B) one-half of the Common Stock beneficially owned by such transferor on the date of Transfer, and (y) no Management Stockholder or Other Management Stockholder (together, the "Employee Stockholders") may effect more that one Transfer of its Common Stock during any 12-month period to any person other than an Affiliated Successor.

  On and after the IPO Date, no Transfers of Series D Preferred Stock or Common Stock are generally permitted except: (i) after the third anniversary of the Securities Purchase Closing Date, the Cash Equity Investors may Transfer Series C Preferred Stock or Common Stock to another Cash Equity Investor, (ii) Series D Preferred Stock and Common Stock may be transferred (at any time) to an Affiliated Successor or an Equity Investor Affiliate and
(iii) Common Stock may be transferred to any person, subject to the Rights of First Refusal.

  AT&T PCS is subject to all of the foregoing restrictions with respect to its Series C Preferred Stock and Common Stock. AT&T PCS may not Transfer any of its Series D Preferred Stock at any time other than to an Affiliated Successor. Finally, with respect to AT&T PCS' Series A Preferred Stock, (a) prior to the IPO Date, no Transfers are permitted except (i) to an Affiliated Successor or (ii) to any person after first complying with certain provisions relating to the Rights of First Refusal, and (b) on or after IPO Date, no Transfer restrictions exist.

  In addition to the foregoing transfer restrictions, each Stockholder has agreed, subject to certain exceptions, not to Transfer any Series A Preferred Stock, Series B Preferred Stock (as defined herein), Series D Preferred Stock or Common Stock to a Prohibited Transferee. A "Prohibited Transferee" is defined generally as one of the three largest carriers (other than AT&T, or any person that derives a material portion of its business from wireless communications systems and utilizes TDMA technology in a substantial majority of those systems) of telecommunications services that currently constitute interexchange services.

  Registration Rights. The Stockholders' Agreement grants certain demand and piggyback registration rights to the Stockholders. On or after the 91st day after the IPO Date, the following Stockholders may cause an underwritten demand registration, subject to customary pro rata cutback and blackout restrictions, so long as such registration is reasonably expected to result in aggregate proceeds of at least $10 million: (a) AT&T PCS, (b) a holder of shares of Series C Preferred Stock or Common Stock (if such registration is reasonably expected to result in aggregate gross proceeds of at least $25 million) or (c) Employee Stockholders beneficially owning at least 50.1% of the shares of Common Stock then beneficially owned by the Employee Stockholders. In addition to such demand registration rights, any Stockholder may piggyback on a registration by Holdings at any time

(other than registrations on Forms S-4 or S-8 of the Securities Act), subject to customary pro rata cutback restrictions. The demand and piggyback registration rights and obligations survive 20 years.

  Furthermore, if the IPO Date has not occurred by the fifth anniversary of the Securities Purchase Closing Date, Holdings, at the request of (i) any holders beneficially owning in the aggregate greater than one-third of the Series C Preferred Stock and Common Stock then outstanding or (ii) AT&T PCS for so long as it beneficially owns greater than two-thirds of the initial issuance to AT&T PCS of Series A Preferred Stock, shall undertake a registration of Common Stock that results in the IPO Date.

  Preemptive Rights. The Stockholders' Agreement grants preemptive rights in certain circumstances to the Stockholders. If, on or prior to the IPO Date, Holdings proposes to issue any equity security (including in an initial public offering, but excluding pursuant to any stock option or stock appreciation rights plan), for cash, each Stockholder shall have a preemptive right to purchase its pro rata portion of such securities.

  Exclusivity. Holdings and the Stockholders have also reached several agreements regarding operational matters pertaining to the Company. The Stockholders have agreed that during the term of the Stockholders' Agreement, none of the Stockholders nor their respective affiliates will provide or resell, or act as the agent for any person offering, within the Territory (as defined in the Stockholders' Agreement) mobile wireless telecommunications services initiated or terminated using TDMA and frequencies licensed by the FCC ("Company Communications Services"), except AT&T PCS and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communications Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) assuming consummation of the Norfolk Acquisition, resell Company Communications Services for another person in any area where the Company has not yet placed a system into commercial service; provided that AT&T PCS has provided the Company with prior written notice of AT&T PCS' intention to do so and only dual band/dual mode phones are used in connection with such resale activities. Additionally, with respect to the markets listed on the Roaming Agreement, each of the Company and AT&T PCS agrees to cause their respective affiliates in their home carrier capacities to (a) program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and (b) refrain from inducing any of its customers to change such programming.

  Build-Out. The Company is bound to certain operational obligations, including meeting the construction requirements set forth in an agreed-upon minimum build-out plan, ensuring compatibility of the Company's PCS systems with the majority of systems in the southeastern region of the United States, satisfying the FCC construction requirements in the Territory, offering certain core service features with respect to its systems, causing the Company's systems to comply with AT&T PCS' TDMA quality standards, and refraining from providing or reselling interexchange services other than interexchange services that constitute Company Communications Services or that are procured from AT&T. In the event that the Company materially breaches any of the foregoing operational obligations or if, in the event AT&T PCS decides to adopt in a majority of its markets a new technology standard and the Company declines to adopt such new technology, AT&T PCS may terminate its exclusivity obligations.

  Certain Transactions. In the event a merger, consolidation, asset acquisition or disposition or other business combination involving (i) AT&T and (ii) a person that (a) derives from telecommunications businesses annual revenues in excess of $5 billion, (b) derives less than one-third of its aggregate revenues from the provision of wireless telecommunications and (c) owns FCC Licenses to offer (and does offer) mobile wireless telecommunications services serving more than 25% of the Pops within the Territory (such person, the "Other Party"), the Company and AT&T have certain rights, including the following: (i) AT&T may, upon written notice, terminate certain of its obligations described above under the caption "--Exclusivity" in the portion of the Territory in which the Other Party owns an FCC License to offer CMRS; provided, that, upon such termination, the Company has the right to cause AT&T PCS to exchange (A) certain shares of its Series A Preferred Stock into Series B Preferred Stock and (B) certain shares of its Series D Preferred Stock (or Series C Preferred Stock or Common Stock into which such Series D Preferred Stock has been converted) into Series B

Preferred Stock; (ii) if AT&T PCS proposes to sell, transfer or assign to any non-affiliate any PCS system owned and operated by AT&T PCS and its affiliates in any of the Charlotte, NC, Atlanta, GA, Baltimore/Washington, D.C. or Richmond, VA BTAs (the "Subject Markets"), then AT&T PCS will provide the Company with the opportunity for a 180-day period to have AT&T PCS joint market with the applicable Subject Markets the portion of the Territory included in the MTA that includes such Subject Markets.

  Without the prior written consent of AT&T PCS, Holdings and its subsidiaries may not effect any sale of substantially all of the assets of Holdings or any of its subsidiaries or liquidation, merger or consolidation of Holdings or any of its subsidiaries, with certain limited exceptions.

  Acquisition of Licenses. The Company may acquire cellular licenses that the Board of Directors has determined are demonstrably superior alternatives to constructing a PCS system in the applicable area within the Territory, provided that: (i) a majority of the cellular Pops are within the Territory,
(ii) AT&T PCS and its affiliates do not own CMRS licenses in such area, and
(iii) the Company's ownership of such cellular license will not cause AT&T PCS or any affiliate to be in breach of any law or contract.

  Equipment, Discounts and Roaming. If requested by the Company, AT&T PCS has agreed to use all commercially reasonable efforts (i) to assist the Company in obtaining discounts from any vendor with whom the Company is negotiating for the purchase of any infrastructure equipment or billing services and (ii) to enable the Company to become a party to the roaming agreements between AT&T PCS and its affiliates and operators of other cellular and PCS systems.

  Resale Agreements. The Company, upon the request of AT&T PCS, will enter into resale agreements relating to the Territory. The rates, terms and conditions of service provided by the Company shall be at least as favorable to AT&T PCS, taken as a whole, as the rates, terms and conditions provided by the Company to other customers.

  Subsidiaries. All of Holdings' subsidiaries must be direct or indirect wholly-owned subsidiaries of Holdings.

  Amendments. Amendments to the Stockholders' Agreement require the consent of holders of (i) a majority of the shares of each class of capital stock, including AT&T PCS, (ii) two-thirds of the Common Stock beneficially owned by the Cash Equity Investors, and (iii) 60.1% of the Common Stock beneficially owned by the Employee Stockholders; provided however, that in the event any party thereto ceases to own any shares of Equity Securities, such party ceases to be a party to the Stockholders' Agreement and the rights and obligations of such party thereunder terminates.

  Termination. The Stockholders' Agreement terminates upon the earliest to occur of (i) the written consent of each party thereto, (ii) the eleventh anniversary of the Securities Purchase Closing Date, and (iii) one Stockholder owning all the Common Stock; provided, some provisions expire on the IPO Date and certain consent rights of AT&T PCS expire when it fails to own the requisite amount of capital stock of Holdings.

 License Agreement

  Pursuant to the Network Membership License Agreement, dated as of February 4, 1998 (the "License Agreement"), between AT&T Corp. and Operating LLC, AT&T Corp. has granted to the Company a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited right and license to use the Licensed Marks solely in connection with Licensed Activities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Activities" include
(i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for CMRS provided in accordance with the AT&T Agreements (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

  Except in certain instances, AT&T has agreed not to grant to any other person a right or license to provide or resell, or act as agent for any person offering, Company Communications Services within the Territory under the Licensed Marks. In all other instances, AT&T reserves for itself the right to use the Licensed Marks in the providing of its services (subject to its exclusivity obligations described above), whether within or without the Territory.

  The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to the Licensed Services marketed and provided by AT&T in areas that are comparable to the Territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith. Following the cure period, the Company must cease using the Licensed Marks until the Company is back in compliance.

  The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be, and has been, assigned to the Company's lenders under the Credit Facility and after the expiration of any applicable grace and cure periods under the Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

  The term of the License Agreement is for five years (the "Initial Term") and renews for an additional five-year period if neither party terminates the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any Licensed Marks, the Company licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards or a change in control of the Company occurs. After the Initial Term, in the event AT&T converts any shares of Series A Preferred Stock into Common Stock in connection with a transaction described above under the caption "--Stockholders' Agreement--Certain Transactions," the License Agreement terminates on the later of (i) two years from the date of such conversion and (ii) the then existing expiration date of the License Agreement. After the Initial Term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described above under the caption "--Stockholders' Agreement--Certain Transactions."

 Roaming Agreement

  Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (the "Roaming Agreement"), between AT&T Wireless Service, Inc. (on behalf of its affiliates) and Operating LLC (on behalf of the Company), each of AT&T and the Company agrees to provide (each in its capacity as serving provider, the "Serving Provider") mobile wireless radiotelephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radiotelephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Service Carrier's service charges per minute or partial minute for the use for the first 3 years will be fixed at a declining rate, and thereafter will be equal to an adjusted average home rate or such lower rate as the parties negotiate from time to time provided, however, that with respect to the Norfolk BTA (assuming consummation of the Norfolk Acquisition), the service rate is equal to the lesser of (a) $0.25 per minute and (b) the applicable home rate of AT&T PCS, or such other rate as agreed to by the parties. Each Serving Carrier's toll charges per minute of use for the first 3 years will be fixed at a declining rate, and thereafter such other rates as the parties negotiate from time to time.

  The Roaming Agreement has a term of 20 years, unless earlier terminated by a party due to the other party's uncured breach of any term of the Roaming Agreement, the other party's voluntary liquidation or dissolution or the FCC revoking or denying renewal of the other party's license or permit to provide CMRS.

  Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

 Resale Agreement

  Pursuant to the terms of the Stockholders' Agreement, the Company is required to enter into a Resale Agreement, substantially in the form of Exhibit C to the Securities Purchase Agreement (the "Resale Agreement" and, together with the Stockholders' Agreement, the License Agreement and the Roaming Agreement, the "AT&T Agreements"), at the request of AT&T. Pursuant to the Resale Agreement, AT&T PCS will be granted the right to purchase and resell on a nonexclusive basis access to and usage of the Company's services in the Territory. AT&T PCS will pay to the Company the charges, including usage and roaming charges, associated with services requested by AT&T PCS under the Resale Agreement. The Company will retain the continuing right to market and sell its services to customers and potential customers.

  The Resale Agreement will have a term of ten years and will renew automatically for successive one-year periods unless either party elects to terminate the Resale Agreement. Following the eleventh anniversary of the Resale Agreement, either party may terminate on 90 day prior written notice. Furthermore, AT&T PCS may terminate the Resale Agreement at any time for any reason on 180 days written notice.

  Pursuant to the Stockholders' Agreement, Holdings has agreed that the rates, terms and conditions of service, taken as a whole, provided by the Company to AT&T PCS pursuant to the Resale Agreement shall be at least as favorable as (or if permitted by applicable law, superior to) the rates, terms and conditions of service, taken as a whole, provided by the Company to any other customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to the Resale Agreement will be designed to result in a discounted average actual rate per minute paid by AT&T PCS for service below the weighted average actual rate per minute billed by the Company to its customers generally for access and air time.

  Neither party may assign or transfer the Resale Agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except (a) to an affiliate of that party at the time of execution of the Resale Agreement, (b) by the Company to any of its operating subsidiaries, and (c) to the transferee of a party's stock or substantially all of its assets, provided that all FCC and other necessary approvals have been received.

OTHER RELATED PARTY TRANSACTIONS

  Over the course of fiscal year 1997, L.L.C., a predecessor of Triton, incurred certain costs on behalf of Triton Cellular, an entity affiliated with the Company by virtue of management overlap and sharing of leased facilities. Such costs totaled $148,100 and will be reimbursed by Triton Cellular in 1998. See "Risk Factors--Dependence on Key Personnel." In addition, the Company purchased $22,800 of equipment from Horizon Cellular Telephone Company, L.P. ("Horizon Cellular"), an entity affiliated with the Company by virtue of management overlap and the sharing of leased facilities.

  On February 3, 1998, the Company entered into the Credit Facility. Certain affiliates of each of J.P. Morgan Investment Corporation, a holder of approximately 21% of the issued and outstanding capital stock of the Company, and CB Capital Investors, a holder of approximately 21% of the issued and outstanding capital stock of the Company, serve as agent and lenders under the Credit Facility. Each of the agent and lenders under the Credit Facility have received and will continue to receive customary fees and expenses in connection with the execution of the Credit Facility. To date, affiliates of J.P. Morgan Investment Corporation and CB Capital Investors, have received approximately $98,000 and $106,000, respectively, in their capacity as agent and lender under such facility.

  On February 4, 1998, the Company entered into letter agreements with Messrs. Clark, Standig and Mears, and Ms. Gallagher in connection with their employment. Pursuant to such letter agreements they were issued shares of Common Stock which vest at 20 percent per year over a five year period. Messrs. Clark, Standig, and Mears received 7,053.77, 3,526.89, and 2,351.26, respectively, and Ms. Gallagher received 3,526.89. See "Security Ownership."

  On March 7, 1997, each of Chase Venture Capital Associates, L.P., an affiliate of Chase Capital Partners, and J.P., Morgan Investment Corporation provided $550,000 in financing, and on July 3, 1997, each of Chase Venture Capital Associates, L.P. and J.P. Morgan Investment Corporation provided an additional $250,000 in financing, to L.L.C. in the form of convertible promissory notes in order to fund L.L.C.'s start-up costs. The $1.6 million in notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, L.L.C. assigned the notes to the Company. Triton, in conjunction with Holdings and the noteholders, subsequently negotiated a revised arrangement under which no interest would be paid on the notes and, in lieu of repaying the promissory notes in cash, the amount owed under such notes would be convertible into approximately $3.2 million worth of Holdings' Series C Preferred Stock. The conversion of the L.L.C. notes into 16,000 shares each of Series C Preferred Stock occurred on February 4, 1998. The $1.6 million preferred return to the investors has been accounted for as a financing cost during the period the notes were outstanding. Accordingly, the Company has accrued $1.2 million in financing costs on the notes as of December 31, 1997. The remaining $0.4 million financing costs were recognized in the first quarter of calendar 1998.

  On January 19, 1998, Operating LLC entered into the Master Services Agreement with Wireless Facilities Inc. ("WFI") pursuant to which WFI will provide RF design and system optimization support services to the Company. The Master Services Agreement could result in payments by the Company to WFI of up to$6.0 million. Mr. Scott Anderson, a director of Holdings, is also a director of WFI.

  On May 4, 1998, the Company consummated the Private Offering pursuant to which the Company raised net proceeds of approximately $290 million. J.P. Morgan Securities Inc. and Chase Securities Inc., each an affiliate of entities that own in the aggregate approximately 47.8% of the outstanding Series C Preferred Stock, acted as initial purchasers in connection with the Private Offering and received a placement fee of $6.3 million in connection therewith.

                        DESCRIPTION OF CREDIT FACILITY

  On February 3, 1998 (the "Credit Facility Effective Date"), Triton entered into a $425 million Credit Facility (as amended, the "Credit Facility") with Holdings, The Chase Manhattan Bank, as Administrative Agent, and certain banks and other financial institutions party thereto. The Credit Facility provides for (i) a $175 million senior secured term loan (the "Tranche A Term Loan") which matures on the date that is eight and one-half years from the Credit Facility Effective Date, (ii) a $150 million senior secured term loan (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans") which matures on the date that is nine and one-quarter years from the Credit Facility Effective Date and (iii) a $100 million senior secured revolving credit facility (the "Revolving Credit Facility" and, together with the commitments to make the Term Loans, the "Facilities") which matures on the date that is eight and one-half years from the Credit Facility Effective Date. The Credit Facility also provides for letters of credit in an aggregate face amount not to exceed $3 million outstanding at any one time.

  The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans" and, together with the Term Loans, the "Loans") automatically and permanently reduces, beginning on the date that is six years and six months after the Credit Facility Effective Date, in eight quarterly reductions (the amount of each of the first two reductions, $5 million, the next four reductions, $10 million, and the last two reductions, $25 million). The Tranche A Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in eighteen consecutive quarterly installments (the amount of each of the first four installments, $4,375,000, the next four installments, $6,562,500, the next four installments, $8,750,000, the next four installments, $10,937,500, and the last two installments, $26,250,000). The Tranche B Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in twenty-one consecutive quarterly installments (the amount of each of the first sixteen installments, $375,000, the next four installments, $7,500,000, and the last installment, $114 million).

  Interest on all Loans accrues, at Triton's option, either at (i) (a) a LIBO rate multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System which the Administrative Agent is subject for eurocurrency funding, plus (b) the Applicable Rate (as defined below) (Loans bearing interest described in (i), "Eurodollar Loans") or (ii)
(a) the higher of (1) the Administrative Agent's prime rate and (2) the Federal Funds Effective Rate (as defined in the Credit Facility) plus 0.5%, plus (b) the Applicable Rate (Loans bearing interest described in (ii), "ABR Loans"). At June 30, 1998, the rates under (i) and (ii) were 8.675% and 10.25% respectively. Interest on any overdue amounts will be at a rate per annum equal to 2% plus the rate otherwise applicable to such amount. The Applicable Rate means, with respect to Tranche B Term Loans, 1.75% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with respect to Tranche A Term Loans and Revolving Credit Loans, a rate between 0.0% to 1.25% per annum (depending on the level of the Company's ratio of debt to EBITDA), in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending on the level of the Company's ratio of debt to EBITDA), in the case of a Eurodollar Loan.

  The Credit Facility requires an annual commitment fee of between 0.375% and 0.50% (depending on the level of the Company's ratio of debt to EBITDA) of the unused portion of the Facilities payable quarterly in arrears and a separate agent's fee payable to the Administrative Agent. The Credit Facility also requires Triton to purchase one or more interest rate hedging contracts covering an amount equal to at least 60% of the total amount of the outstanding indebtedness of Triton. To date, the Company has not been required to purchase any interest rate hedges due to the percentage of fixed interest rate borrowings in its debt portfolio.

  The Term Loans will be prepaid and commitments under the Revolving Credit Facility reduced in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing the fiscal year ending December 31, 2001, (ii) 100% of the net proceeds of asset sales outside the ordinary course of business, in excess of a $1 million yearly threshold, or unused insurance proceeds, (iii) 100% of the net cash proceeds in excess of the initial $150 million of issuances of debt obligations (other than the issuance of the Notes pursuant to the Private Offering) and (iv) 50% of the net cash proceeds of issuances of equity securities (other than in connection with the Cash Equity); provided, that the prepayments and reductions set forth under clauses
(iii) and (iv) will not be required if, after giving effect to such issuance,
(a) Triton's ratio of senior debt to EBITDA would be less than 5 to 1 and (b) Triton would be in pro forma compliance with certain covenants in the Credit Facility. In addition, in the event (i) the acquisition of the Norfolk Pops is not consummated by December 31, 1998 or (ii) the acquisition of the Georgia/North Carolina Pops is not consummated by December 31, 1998, the Company must prepay obligations under the Term Loans and reduce commitments under the Revolving Credit Facility in an amount equal to $75 million, in each case.

  All obligations of Triton under the Credit Facility are unconditionally and irrevocably guaranteed (the "Bank Facility Guarantees") by Holdings and each existing and subsequently acquired or organized domestic subsidiary of Triton. The Facilities and the Bank Facility Guarantees, and any related hedging contracts provided by the lenders under the Credit Facility, are secured by substantially all of the assets of Triton and each existing and subsequently acquired or organized domestic subsidiary of Triton, including a first priority pledge of all of the capital stock held by Holdings or Triton, or any of its subsidiaries; provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS Licenses are held by License LLC, a single purpose subsidiary of Triton, and have not been pledged to secure the obligations of Triton under the Credit Facility; however the membership interests of License LLC have been pledged to secure the obligations of Triton under the Credit Facility. Each single purpose subsidiary will not be allowed by Triton to incur any liabilities or obligations other than the Bank Facility Guarantee issued by it, the security agreement entered into by it in connection with the Credit Facility, and, in the case of any single purpose subsidiary established to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property or the purchaser, owner or lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

  The Credit Facility contains covenants customary for facilities and transactions similar to the Credit Facility, including covenants relating to the amounts of indebtedness that Triton may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Credit Facility also contains covenants relating to the number of Pops covered by the Company's network and number of customers and customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

  Loans under the Credit Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company and customer acquisition costs.

                             DESCRIPTION OF NOTES

  As used below in this "Description of Notes" section, the "Company" means Triton PCS, Inc. but not any of its subsidiaries. The Exchange Notes are to be issued under an Indenture, dated as of May 4, 1998 (the "Indenture"), between the Company, the Guarantors and PNC Bank, National Association, as Trustee (the "Trustee"). The Exchange Notes (hereinafter referred to as "Exchange Notes" or "Notes") will evidence the same indebtedness as the Private Notes (which they replace) and will be entitled to the benefits of the Indenture. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the Exchange Notes will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) Holders of the Exchange Notes will not be entitled to certain rights of Holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Indenture and the Registration Rights Agreement are attached as exhibits to the Registration Statement of which this Prospectus is a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the proposed form of the Indenture and the Registration Rights Agreement described below will be made available to prospective investors upon request. The statements under this caption relating to the Exchange Notes, the Indenture and the Registration Rights Agreement are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture or the Registration Rights Agreement, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. In addition, certain defined terms used in the Indenture and in the Prospectus appear in "Glossary of Selected Terms" and "--Certain Definitions."

  The Notes will be general unsecured obligations of the Company, limited to $450 million of gross proceeds, of which $300 million of gross proceeds were offered in the Private Offering. Additional amounts of Notes may be issued in one or more series from time to time subject to the limitations set forth under "Covenants--Limitations on Incurrence of Indebtedness." All such additional Notes shall be treated as a single series for all purposes under the Indenture. The Notes will be senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for the registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will mature on May 1, 2008. Cash interest will not be required to accrue or be payable on the Notes prior to May 1, 2003. Cash interest will accrue at the rate per annum shown on the cover page hereof, except as noted under "--Registration Rights," from May 1, 2003 and will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2003, to the Person in whose name a Note is registered (a "Holder") at the close of business on the preceding April 15 or October 15 (each, a "Record Date"), as the case may be. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 2003. Cash interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. At the Company's option principal and interest may be paid at the Trustee's corporate trust office or by check mailed to a holder's registered address.

OPTIONAL REDEMPTION

  The Notes will be subject to redemption, at the option of the Company, in whole or in part, at any time on or after May 1, 2003 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the register for the Notes, in amounts of $1,000 or an integral multiple of $1,000, at the following redemption prices (expressed as percentages of principal amount), plus accrued interest, if any, to but excluding the date fixed for redemption (subject to the right of Holders on the relevant Record Date to receive interest, if any, due on an interest payment date that is on or prior to the date fixed for redemption), if redeemed during the 12-month period beginning on May 1 of the years indicated:

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2003...........................................................   105.50%
      2004...........................................................   103.67%
      2005...........................................................   101.84%
      2006 and thereafter............................................   100.00%

  In addition, on or prior to May 1, 2001, the Issuers may redeem up to 35% of the principal amount at maturity of Notes issued under the Indenture at a redemption price equal to 111% of the Accreted Value to the redemption date with the net proceeds of one or more Equity Offerings of Qualified Stock of
(i) the Company, (ii) Triton PCS Holdings, Inc. or (iii) a special purpose corporation (a "Special Purpose Corporation") formed to own Qualified Stock of the Company or Triton PCS Holdings, Inc., in any such case; provided that at least 65% of the aggregate principal amount at maturity of Notes issued under the Indenture would remain outstanding immediately after giving effect to such redemption. Notice of redemption pursuant to this paragraph must be mailed to holders of Notes not later than 60 days following the consummation of the relevant Equity Offering.

  Selection of Notes for any partial redemption shall be made by the Trustee, in accordance with the rules of any national securities exchange on which the Notes may be listed or, if the Notes are not so listed, pro rata or by lot or in such other manner as the Trustee shall deem appropriate and fair. Notes in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. Notice of redemption will be mailed before the date fixed for redemption to each holder of Notes to be redeemed at his or her registered address. On and after the date fixed for redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

  The Notes will not have the benefit of any sinking fund.

RANKING

  The Company's obligations with respect to the payment of the principal of, premium, if any, and interest (including Additional Interest) on, and all other obligations in respect of each and all of the Notes shall be subordinated in right of payment, to the extent and in the manner provided in the Indenture, to the prior payment in full in cash of all existing and future Senior Debt of the Company.

  Upon any payment or distribution of assets or securities of the Company of any kind or character (whether in cash, property or securities), upon any total or partial dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due with respect to Senior Debt of the Company (including any interest accruing subsequent to an event of bankruptcy regardless of whether such interest is an allowed claim enforceable against the debtor under the Bankruptcy Code) shall first be paid in full in cash, before the Holders or the Trustee on their behalf shall be entitled to receive any Note Payment (as defined below). Before any Note Payment may be made by, or on behalf of, the Company of the principal of, premium, if any, or interest (including Additional Interest) on, or any other obligation in respect of, the Notes upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property or securities, to which the Holders or the Trustee on their behalf would be entitled, but for the subordination provisions of the Indenture, shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Debt of the Company (pro rata to such holders on the basis of the respective amounts of Senior Debt held by such holders) or their representatives or to the trustee or trustees under any indenture pursuant to which any such Senior Debt may have been issued as their respective interests may appear, to the extent necessary to pay all such Senior Debt in full, in cash, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Debt.

  No direct or indirect payment, deposit or distribution of any kind or character, whether in cash, property or securities (including any payment made to Holders of the Notes under the terms of Indebtedness subordinated to the Notes, but excluding any payment or distribution of Permitted Junior Securities) by or on behalf of the Company of principal of, premium, if any, or interest (including Additional Interest) on, or any other obligation in respect of, the Notes (other than payments to Holders from funds held in trust for the benefit of Holders), whether pursuant to the terms of the Notes or upon acceleration, by way of repurchase, redemption, defeasance or otherwise (all such payments, deposits or distributions being referred to herein, individually and collectively, as a "Note Payment"), shall be made if, at the time of such Note Payment, there exists a default in the payment when due of all or any portion of the obligations under or in respect of any Designated Senior Debt, whether at maturity, on account of mandatory redemption or prepayment, acceleration or otherwise, and such default shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Designated Senior Debt. In addition, during the continuance of any non-payment default or non-payment event of default with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated, and upon receipt by the Trustee of notice (a "Payment Blockage Notice") from a holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, then, unless and until such default or event of default has been cured or waived or has ceased to exist or such Designated Senior Debt has been discharged or repaid in full, in cash, no Note Payment may be made by or on behalf of the Company on account of or with respect to the Notes, except payments to Holders from funds held in trust for the benefit of Holders, during a period (a "Payment Blockage Period") commencing on the date of receipt of such Payment Blockage Notice by the Trustee and ending 179 days thereafter. Notwithstanding anything herein to the contrary, (x) in no event will a Payment Blockage Period extend beyond 179 days from the date of the Payment Blockage Notice in respect thereof was given and (y) there must be 180 days in any 360 day period during which no Payment Blockage Period is in effect. Not more than one Payment Blockage Period may be commenced with respect to the Notes during any period of 360 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Payment Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period may be, or be made, the basis for the commencement of any other Payment Blockage Period by the holder or holders of such Designated Senior Debt or the trustee or agent acting on behalf of such Designated Senior Debt, whether or not within a period of 360 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

  The failure to make any payment or distribution for or on account of the Notes by reason of the provisions of the Indenture described under this section will not be construed as preventing the occurrence of an Event of Default described in clause (a), (b) or (c) of the first paragraph under "-- Events of Default."

  By reason of the subordination provisions described above, in the event of insolvency of the Company, funds which would otherwise be payable to Holders will be paid to holders of Senior Debt of the Company to the extent necessary to repay such Senior Debt in full, and the Company may be unable to fully meet its obligations with respect to the Notes. Subject to the restrictions set forth in the Indenture, in the future the Company may incur additional Senior Debt.

  At August 25, 1998, there was approximately $150 million of Senior Debt of the Company outstanding.

THE GUARANTEES

  The Indenture provides that the Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis all of the obligations of the Company under the Indenture, including its obligation to pay principal, premium, if any, and interest (including Additional Interest) with respect to the Notes. As of the date of this registration statement, all of Triton's direct and indirect subsidiaries are guarantors on a full, unconditional, and joint and several basis and are wholly owned by Triton. Triton PCS Holdings Inc., the direct parent and sole stockholder of Triton, is not a guarantor. The obligation of each Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

  The Company will not permit any Subsidiary to become a direct or indirect obligor under, or in respect of, any Senior Credit Facilities without causing such Subsidiary to become a Guarantor. Any such Subsidiary shall (a) execute and deliver a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture and (b) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Subsidiary.

  Any Guarantor that is no longer a direct or indirect obligor (including as a guarantor) under, or in respect of, all Senior Credit Facilities shall be released from its Guarantee upon delivery of an Officers' Certificate to the Trustee certifying to such effect.

  In addition, the Indenture provides that if all of the Capital Stock of a Guarantor is sold (including by issuance or otherwise) by the Company or any Subsidiary in a transaction constituting an Asset Disposition (or which, but for the provisions of clause (c) of such term, would constitute an Asset Disposition), and (x) the Net Available Proceeds from such Asset Dispositions are used in accordance with the covenant described under "--Covenants-- Limitation on Certain Asset Dispositions" or (y) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Covenants--Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such Guarantor shall be released and discharged from its Guarantee obligations upon such use in the case of clause (x) or upon such delivery in the case of clause (y).

  The Company may, at its option, cause any of its Subsidiaries to be a Guarantor.

  The obligations of each Guarantor under its Guarantee are subordinated in right of payment to the prior payment in full of all Senior Debt of such Guarantor on the same basis as the obligations of the Company on the Notes are subordinated to Senior Debt of the Company. Each Guarantee will rank pari passu in right of payment with any other senior subordinated indebtedness of the Guarantor and senior in right of payment to any future Subordinated Indebtedness of each Guarantor.

COVENANTS

  The Indenture contains, among others, the following covenants:

 Limitation on Incurrence of Indebtedness

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

    (i) Indebtedness of the Company, if immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds thereof (including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness, consummate an Asset Acquisition or make any Restricted Payment), (a) the ratio of (x) Total Consolidated Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than (i) 7.0 to 1.0, if the Indebtedness is to be incurred prior to July 1, 2004, or (ii) 6.0 to 1.0 if the Indebtedness is to be incurred on or after July 1, 2004, or (b) in the case of any incurrence of Indebtedness prior to July 1, 2004 only, Total Consolidated Indebtedness would be equal to or less than 75% of Total Invested Capital;

    (ii) Indebtedness of the Company and the Restricted Subsidiaries Incurred under one or more Senior Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $425.0 million in the aggregate for all such Senior Credit Facilities;

    (iii) Indebtedness of the Company and its Restricted Subsidiaries outstanding from time to time pursuant to any Vendor Credit Arrangement;

    (iv) Indebtedness owed by the Company to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that upon either (x) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted under this clause (iv) to a Person other than the Company or another Restricted Subsidiary or (y) the issuance (other than directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary, the exception provided by this clause (iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

    (v) Indebtedness of the Company or any Restricted Subsidiary under any interest rate agreement to the extent entered into to protect the Company or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the Notes) and not for speculative purposes;

    (vi) Indebtedness Incurred to Refinance any Indebtedness Incurred under the prior clause (i) or (iii) above, the Notes or the Guarantees; provided, however, that (x) such Indebtedness does not exceed the principal amount (or accreted value, if less) of the Indebtedness so Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer, or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith and
  (y)(1) in the case of any Refinancing of Indebtedness that is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with or subordinate in right of payment to the Notes, and, in the case of any Refinancing of Indebtedness that is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the Holders than those contained in the Indebtedness being Refinanced, (2) in either case, the Refinancing Indebtedness by its terms, or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, does not have an Average Life that is less than the remaining Average Life of the Indebtedness being Refinanced and (3) any Indebtedness Incurred to Refinance any Indebtedness is Incurred by the obligor on the Indebtedness being Refinanced or by the Company;

    (vii) Indebtedness of the Company under the Exchange Notes and Indebtedness of the Guarantors under the Guarantee incurred in accordance with the Indenture;

    (viii) Capital Lease Obligations of the Company or any Restricted Subsidiary with respect to the leasing by the Company or any Restricted Subsidiary of tower sites and equipment that is a fixture thereto; provided, that such Capital Lease Obligations shall not exceed $25 million in aggregate principal amount at any time outstanding;

    (ix) Indebtedness of the Company or any Restricted Subsidiary consisting of a guarantee of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

    (x) Indebtedness of the Company or any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business; and

    (xi) Indebtedness of the Company not otherwise permitted to be Incurred pursuant to clauses (i) through (x) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (xi), has an aggregate principal amount not in excess of $75 million at any time outstanding.

  Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring person) shall be deemed incurred at the time the person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

  For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses (i) through (xi) above, the Company is, in its sole discretion, permitted to classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner that would comply with this covenant at the time of such reclassification. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

LIMITATION ON LAYERED DEBT

  The Indenture provides that the Company will not (i) directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any other Indebtedness of the Company and (ii) cause or permit any Guarantor to, and no Guarantor will, directly or indirectly, incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and rank subordinate in right of payment to any other Indebtedness of such Guarantor; provided, that no Indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

LIMITATION ON RESTRICTED PAYMENTS

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, on or prior to December 31, 2000:

    (i) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company, excluding any dividends or distributions payable solely in shares of Qualified Stock of the Company or in options, warrants or other rights to acquire Qualified Stock of the Company,

    (ii) purchase, redeem, or otherwise acquire or retire for value any shares of Capital Stock of the Company, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares of Capital Stock, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary),

    (iii) make any Investment (other than a Permitted Investment) in, any Person, other than the Company or a Restricted Subsidiary, or

    (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness (each of the transactions described in clauses (i) through (iv) (other than any exception to any such clause) being a "Restricted Payment");

and at any time after December 31, 2000, the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time thereof:

    (1) a Default or an Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment,

    (2) immediately after giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (i) of "--Limitation on Incurrence of Indebtedness" above, and

    (3) immediately upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (including any Designation Amount) exceeds the sum (without duplication) of: (i) the amount of (x) the Consolidated Cash Flow of the Company after December 31, 2000, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (treated as a single accounting period) less (y) 150% of the cumulative Consolidated Interest Expense of the Company after December 31, 2000, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company

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

  are available preceding the date of such Restricted Payment (treated as a single accounting period), plus (ii) the aggregate net cash proceeds (other than Excluded Cash Proceeds) received by the Company as a capital contribution in respect of Qualified Stock or from the proceeds of a sale of Qualified Stock made after the Issue Date (excluding in each case (x) the proceeds from a sale of Qualified Stock to a Restricted Subsidiary and
  (y) the proceeds from a sale, other than from a Public Sale, of Qualified Stock the proceeds of which are applied to optionally redeem Notes on or prior to May 1, 2001), plus (iii) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment (other than to the Company or a Restricted Subsidiary) of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment, plus (iv) an amount equal to the consolidated net Investment on the date of Revocation made by the Company and/or any of the Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries." For purposes of the preceding clause (ii), the value of the aggregate net cash proceeds received by the Company from, or as a capital contribution in connection with, the issuance of Qualified Stock either upon the conversion of convertible Indebtedness of the Company or any of its Restricted Subsidiaries or in exchange for outstanding Indebtedness of the Company or any of its Restricted Subsidiaries or upon the exercise of options, warrants or rights will be the net cash proceeds received by the Company or any of its Restricted Subsidiaries upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company or any of its Restricted Subsidiaries upon the conversions, exchange or exercise thereof. For purposes of the preceding clause (iv), the value of the consolidated net Investment on the date of Revocation shall be equal to the Fair Market Value of the aggregate amount of the Company's and/or any Restricted Subsidiary's Investments in such Subsidiary on the applicable date of Designation.

  For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value on the date such Restricted Payment is made by the Company or a Restricted Subsidiary, as the case may be.

  The provisions of this covenant do not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture; (ii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company out of the net cash proceeds of the substantially concurrent capital contribution to the Company in connection with Qualified Stock or out of the net cash proceeds received by the Company from the substantially concurrent issue or sale (other than to a Restricted Subsidiary) of Qualified Stock; provided that (x) any such net cash proceeds shall be excluded from clause (3)(ii) of the second preceding paragraph, (y) such proceeds do not constitute Excluded Cash Proceeds and (z) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to May 1, 2001; (iii) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Company made by exchange for or conversion into, or out of the net cash proceeds received by the Company, or out of a capital contribution to the Company in connection with a concurrent issue and sale (other than to a Restricted Subsidiary) of (a) Qualified Stock (provided that (x) any such net cash proceeds are excluded from clause (3)(ii) of the second preceding paragraph, (y) such proceeds do not constitute Excluded Cash Proceeds and (z) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to May 1, 2001) or (b) other Subordinated Indebtedness of the Company that has an Average Life equal to or greater than the Average Life of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired; (iv) so long as no Default or Event of Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment in an amount not to exceed the amount of the proceeds of a concurrent capital contribution in respect of Qualified Stock or from the issue or sale (other than to a Restricted Subsidiary) of Qualified Stock of the Company; provided that (x) any such net cash proceeds are excluded from clause (3)(ii) of the second preceding paragraph, (y) such proceeds do not constitute Excluded Cash Proceeds and (z) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to May 1, 2001; or (v) so long as no Default or Event of Default has occurred and is continuing, dividends or distributions by the Company to Triton PCS Holdings, Inc. to be used to repurchase, redeem, acquire or retire for value any Capital Stock of Triton PCS Holdings, Inc. held by any member of management of Triton PCS Holdings, Inc., the Company or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement or other similar agreement; provided that (x) the aggregate amount of such dividends or distributions shall not exceed $2.0 million in any twelve-month period and (y) any unused amount in any twelve-month period may be carried forward to one or more future periods.

  Restricted Payments made pursuant to clauses (i) and (v) of the immediately preceding paragraph shall be included in making the determination of available amounts under clause (3) of the third preceding paragraph and Restricted Payments made pursuant to clauses (ii), (iii) and (iv) of the immediately preceding paragraph shall not be included in making the determination of available amounts under clause (3) of the third preceding paragraph.

LIMITATION ON RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (ii) make any Investment in the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) any agreement in effect on the Issue Date as any such agreement is in effect on such date, (b) any Senior Credit Facilities, (c) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any property or assets of the Company or any Restricted Subsidiary other than such Restricted Subsidiary, (d) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets,
(e) any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause (a) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of (i) the Board of Triton PCS Holdings, Inc. if, at the time of such Refinancing or amendment, the Company is a Subsidiary of Triton PCS Holdings, Inc. or (ii) the Board of the Company if, at the time of such Refinancing or amendment, the Company is not a Subsidiary of Triton PCS Holdings, Inc., (f) the Indenture, (g) applicable law or any applicable rule, regulation or order, (h) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary, (i) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (iii) of this covenant; (j) restrictions of the type referred to in clause (iii) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with "--Limitation on Liens" below and restrict the transfer of property subject to such agreements; or (k) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

LIMITATION ON LIENS

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, cause, incur or suffer to exist any Lien on or with respect to the Capital Stock or

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

any property or assets of the Company or such Restricted Subsidiary owned on the Issue Date or thereafter created or acquired to secure any Indebtedness, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes and all other amounts due under the Indenture equally and ratably with such Indebtedness or, in the event such Indebtedness is Subordinated Indebtedness, prior to such Indebtedness, as to such property or assets for so long as such Indebtedness shall be so secured.

  The foregoing restrictions do not apply to (i) Liens existing on the Issue Date securing Indebtedness existing on the Issue Date; (ii) Liens securing Senior Debt (including Liens securing Indebtedness under any Senior Credit Facilities) and any guarantees thereof to the extent that the Indebtedness secured thereby is permitted to be incurred under the covenant described under "--Limitation on Incurrence of Indebtedness" above; (iii) Liens securing only the Notes and the Guarantees, if any; (iv) Liens in favor of the Company or any Guarantor; (v) Liens to secure Indebtedness Incurred in connection with Vendor Credit Arrangements; (vi) Liens on property existing immediately prior to the time of acquisition thereof (and not created in connection with or in anticipation or contemplation of the financing of such acquisition); (vii) Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with the Company or any such Restricted Subsidiary (and not created in connection with or in anticipation or contemplation thereof); (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds or bid or performance bonds, or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's or other similar Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor; (x) Liens to secure Indebtedness Incurred to Refinance, in whole or in part, any Indebtedness secured by Liens referred to in the foregoing clauses (i)-(ix) so long as such Liens do not extend to any additional category of property and the principal amount of Indebtedness so secured is not increased except for the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness Refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of the issuer of such Indebtedness reasonably incurred in connection with such Refinancing; and (xi) Liens in favor of the Trustee as provided for in the Indenture on money or property held or collected by the Trustee in its capacity as Trustee.

LIMITATION ON CERTAIN ASSET DISPOSITIONS

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Dispositions unless: (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by either (x) the Board of Triton PCS Holdings, Inc., if at the time of such Asset Disposition, the Company is a Subsidiary of Triton PCS Holdings, Inc. or
(y) the Board of the Company if, at the time of such Asset Disposition, the Company is not a Subsidiary of Triton PCS Holdings, Inc., in good faith and evidenced by a resolution of such Board filed with the Trustee; (ii) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by the Company or such Restricted Subsidiary from the disposition consists of (x) cash or Cash Equivalents, (y) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (accompanied by the irrevocable unconditional release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed) or (z) notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash concurrently with the receipt of such notes or other obligations (to the extent of the cash actually received by the Company); and
(iii) all Net Available Proceeds, less any amounts invested within 365 days of such Asset Disposition to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, an entity primarily engaged in a Permitted Business, to

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

make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business, are applied, on or prior to the 365th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any Senior Debt of the Company then outstanding (including a permanent reduction of the commitments in respect thereof). Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after such Asset Disposition (or earlier if the Company so elects), to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to (a) 100% of the Accreted Value on the Purchase Date, if such Purchase Date is on or before May 1, 2003 and (b) 100% of the principal amount at maturity plus accrued and unpaid interest to the Purchase Date, if such Purchase Date is after May 1, 2003. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million (at which time, the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase may be used by the Company for any other purpose (subject to the other provisions of the Indenture) and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets" below.

  Pending application as set forth above, the Net Available Proceeds of any Asset Disposition may be invested in Cash or Cash Equivalents or used to reduce temporarily Indebtedness outstanding under any revolving credit agreement to which the Company is a party and pursuant to which it has incurred Indebtedness.

  In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

LIMITATION ON TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of their respective Affiliates or any beneficial holder of 10% or more of any class of Capital Stock of the Company or Triton PCS Holdings, Inc., including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service, or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms'-length basis with a Person that is not such an Affiliate; provided, however, that (x) in any transaction involving aggregate consideration in excess of $10.0 million, the Company shall deliver an officer's certificate to the Trustee stating that a majority of the disinterested directors of either (i) the Board of Triton PCS Holdings, Inc. if, at the time of such transaction, the Company is a Subsidiary of Triton PCS Holdings, Inc. or (ii) the Board of the Company if, at the time of such transaction, the Company is not a Subsidiary of Triton PCS Holdings, Inc., have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties and
(y), if the aggregate consideration is in excess of $25.0 million, the Company shall also deliver to the Trustee, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the Holders of the Notes, from a financial point of view.

  Notwithstanding the foregoing, the restrictions set forth in this covenant do not apply to (i) transactions between or among Company and/or any Restricted Subsidiaries, (ii) any Restricted Payment or Permitted

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

Investment permitted by the covenant described under "--Limitation on Restricted Payments," (iii) directors' fees, indemnification and similar arrangements, officers' indemnification, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business, (iv) any other agreement in effect on the Issue Date, as the same shall be amended from time to time; provided that any material amendment shall be required to comply with the provisions of the preceding paragraph of this covenant, (v) transactions with AT&T Corp.or any of its Affiliates (collectively, "AT&T") relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from unaffiliated third parties, (vi) transactions involving the leasing or sharing or other use by the Company or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of any Affiliate of the Company or any beneficial holder of 10% or more of any class of Capital Stock of the Company or Triton PCS Holdings, Inc. (such Affiliate or holder being a "Related Party") on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties,
(vii) transactions involving the provision of telecommunication services by a Related Party in the ordinary course of its business to the Company or any Restricted Subsidiary, or by the Company or any Restricted Subsidiary to a Related Party, on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties, (viii) any sales agency agreements pursuant to which an Affiliate has the right to market any or all of the products or services of the Company or any of the Restricted Subsidiaries, and (ix) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its subsidiaries in the ordinary course.

LIMITATION ON ACTIVITIES OF THE COMPANY AND THE RESTRICTED SUBSIDIARIES

  The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries, taken as a whole.

CHANGE OF CONTROL

  Within 30 days following the date of the consummation of a transaction resulting in a Change of Control, the Company will commence an Offer to Purchase all outstanding Notes at a purchase price in cash equal to (i) 101% of the Accreted Value on the Purchase Date if such date is on or before May 1, 2003 and (ii) 101% of the principal amount at maturity, plus accrued and unpaid interest, if any, to the Purchase Date, if such date is after May 1, 2003. Such Offer to Purchase will be consummated not earlier than 30 days and not later than 60 days after the commencement thereof. Each holder shall be entitled to tender all or any portion of the Notes owned by such holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be in an integral multiple of $1,000 principal amount.

  In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  The Company will not be required to make an Offer to Purchase upon a Change of Control if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

  With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control. The ability of the Company to pay cash to the holders of Notes upon a Change of Control may be limited by its then existing financial resources. The Credit Agreement contains certain covenants prohibiting, or requiring waiver or consent of the lenders thereunder prior to, the repurchase of the Notes upon a Change of Control and future debt agreements of the Company may provide the same. If the Company does not obtain such waiver or consent or repay such Indebtedness, the Company will remain prohibited from repurchasing the Notes. In such event, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would in turn constitute a default under the Credit Agreement and possibly other Indebtedness. None of the provisions relating to a repurchase upon a Change of Control are waivable by the Board of the Company or the Trustee.

  The foregoing provisions will not prevent the Company from entering into transactions of the types described above with management or their affiliates. In addition, such provisions may not necessarily afford the holders of the Notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect the holders because such transactions may not involve a shift in voting power or beneficial ownership, or even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger the provisions.

AMENDMENTS TO SECURITIES PURCHASE AGREEMENT

  The Indenture provides that neither the Company nor Triton PCS Holdings, Inc. will amend, modify or waive, or refrain from enforcing, any provision of the Securities Purchase Agreement dated October 8, 1997, as amended as of the date hereof, among AT&T Wireless PCS Inc., the Cash Equity Investors (named therein), the Management Stockholders (named therein) and Triton PCS Holdings, Inc., in any manner that would materially alter the obligations of the Cash Equity Investors or the Management Stockholders thereunder to provide additional equity capital to Triton PCS Holdings, Inc. (and to further contribute such equity capital to the Company in the form of Qualified Stock of the Company) until such time as the Company has received subsequent to the Issue Date, net cash proceeds from capital contributions, or sales, in respect of Qualified Stock of the Company equal to at least $122 million.

PROVISION OF FINANCIAL INFORMATION

  The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time period specified in the Commission's rules and regulations; provided that no such information or reports shall be required to be furnished prior to the date on which the exchange offer registration statement is required by the terms of the Registration Rights Agreement to be filed with the Commission. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

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

LIMITATION ON DESIGNATIONS OF UNRESTRICTED SUBSIDIARIES

  The Indenture provides that the Company may designate any Subsidiary of the Company (other than the License Subsidiary, the Real Property Subsidiary and the Equipment Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

    (ii) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and

    (iii) except in the case of a Subsidiary in which an Investment is being made pursuant to and as permitted by the third paragraph of the covenant "Limitation on Restricted Payments," the Company would be permitted to incur $1.00 of additional Indebtedness pursuant to clause (i) of the covenant described under "--Limitation on Incurrence of Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

  In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. The Indenture further provides that the Company shall not, and shall not permit any Restricted Subsidiary to, at any time (x) provide direct or indirect credit support for or a guarantee of any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (x) or (y), to the extent permitted under the covenant described under "--Limitation on Restricted Payments."

  The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Resolutions of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

  The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture; (iii) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (i) of the provisions of the Indenture described under "--Limitation on Incurrence of Indebtedness" above;
(iv) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its such Restricted Subsidiaries as a result of such transaction as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and (v) if, as a result of any such transaction, property or assets of the Company or a Restricted Subsidiary would become subject to a Lien not excepted from the provisions of the Indenture described under "--Limitation on Liens" above, the Company, Restricted Subsidiary or the Surviving Entity, as the case may be, shall have secured the Notes as required by said covenant. The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary or the release of any Guarantor in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of the Indenture described under "--Limitation on Certain Asset Dispositions" above.

EVENTS OF DEFAULT

  The following are Events of Default under the Indenture: (a) failure to pay the Accreted Value or principal of (or premium, if any, on) any Note when due (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (b) failure to pay any interest on any Note when due, continued for 30 days (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (c) default in the payment of the Accreted Value or principal of and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "--Covenants-- Change of Control" and "--Covenants--Limitation on Certain Asset Dispositions" above when due and payable (whether or not prohibited by the provisions of the Indenture described under "--Ranking" above); (d) failure to perform or comply with any of the provisions described under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above; (e) failure to perform any other covenant or agreement of the Company under the Indenture or the Notes continued for 60 days after written notice to the Company by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;
(f) default under the terms of one or more instruments evidencing or securing Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount of $15.0 million or more individually or in the aggregate that has resulted in the acceleration of the payment of such Indebtedness or failure to pay principal when due at the final stated maturity of any such Indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an amount of $15.0 million or more which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Material Subsidiary; and (i) any Guarantee of a Material Subsidiary ceases to be in full force and effect or is declared null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under the Guarantee (other than by reason of a release of such Guarantor from the Guarantee in accordance with the terms of the Indenture and the Guarantee).

  If an Event of Default (other than an Event of Default with respect to the Company described in clause (h) of the preceding paragraph) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount at maturity of outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Defaults, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in clause (h) of the preceding paragraph with respect to the Company occurs, the outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For information as to waiver of defaults, see "--Modification and Waiver."

  The Indenture provides that the Trustee shall, within 30 days after the occurrence of any Default or Event of Default with respect to the Notes, give the holders thereof notice of all uncured Defaults or Events of Default known to it; provided, however, that, except in the case of an Event of Default or a Default in any payment with respect to the Notes or a Default or Event of Default in complying with "--Covenants--Mergers, Consolidations and Certain Sales of Assets," the Trustee shall be protected in withholding such notice if and so long as the Board or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of the Notes.

  No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount at maturity of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

  The Company will be required to furnish to the Trustee annually a statement as to its performance of certain of its obligations under the Indenture and as to any default in such performance.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

  The Company may terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees by delivering all outstanding Notes to the Trustee for cancellation and paying all sums payable by the Company on account of principal of, premium, if any, and interest on all Notes or otherwise. In addition to the foregoing, the Company may, provided that no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate its substantive obligations and the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (except for the Company's obligation to pay the principal of (and premium, if any, on) and the interest on the Notes and such Guarantors' guarantee thereof) by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either an Opinion of Counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and
(iv) complying with certain other requirements set forth in the Indenture. In addition, the Company may, provided that no Default or Event of Default has occurred, and is continuing or would arise therefrom (or, with respect to a Default or Event of Default specified in clause (h) of "--Events of Default" above, any time on or prior to the 91st calendar day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until after such 91st day)) and provided that no default under any Senior Debt would result therefrom, terminate all of its substantive obligations and all of the substantive obligations of the Guarantors in respect of the Notes and the Guarantees (including the Company's obligation to pay the principal of (and premium, if any, on) and interest on the Notes and such Guarantors' guarantee thereof by (i) depositing with the Trustee, under the terms of an irrevocable trust agreement, money or United States Government Obligations sufficient (without reinvestment) to pay all remaining indebtedness on the Notes to maturity or to redemption, (ii) delivering to the Trustee either a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations or an Opinion of Counsel based upon such a ruling addressed to the Trustee or a change in the applicable Federal tax law since the date of the Indenture, to such effect, (iii) delivering to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this paragraph will not result in the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended, and (iv) complying with certain other requirements set forth in the Indenture.

  The Company may make an irrevocable deposit pursuant to this provision only if at such time it is not prohibited from doing so under the subordination provisions of the Indenture or certain covenants in the instruments governing Senior Debt and the Company has delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

GOVERNING LAW

  The Indenture, the Notes and the Guarantees are governed by the laws of the State of New York without regard to principles of conflicts of laws.

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount at maturity of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each Note affected thereby, (a) change the stated maturity of the principal of any Note, (b) alter the optional redemption or repurchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes, (c) reduce the principal amount of any Note, (d) reduce the rate of or change the time for payment of interest on any Note, (e) change the place or currency of payment of principal of or interest on any Note, (f) modify any provisions of the Indenture relating to the waiver of past defaults (other than to add sections of the Indenture subject thereto) or the right of the holders to institute suit for the enforcement of any payment on or with respect to any Note or the Guarantee, or the modification and amendment of the Indenture and the Notes (other than to add sections of the Indenture or the Notes which may not be amended, supplemented or waived without the consent of each holder affected), (g) reduce the percentage of the principal amount of outstanding Notes necessary for amendment to or waiver of compliance with any provision of the Indenture or the Notes or for waiver of any Default, (h) waive a default in the payment of principal of, interest on, or redemption payment with respect to, any Note (except a rescission of acceleration of the Notes by the holders as provided in the Indenture and a waiver of the payment default that resulted from such acceleration), (i) modify the ranking or priority of the Notes or the Guarantees, or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders, (j) release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the Indenture, or (k) modify any of the provisions (including the definitions relating thereto) relating to any Offer to Purchase required under the covenants described under "--Covenants--Limitation on Certain Asset Dispositions" or "--Covenants--Change of Control" in a manner materially adverse to the holders of Notes with respect to any Asset Disposition that has been consummated or Change of Control that has occurred.

  The holders of a majority in aggregate principal amount at maturity of the outstanding Notes, on behalf of all Holders of Notes, may waive compliance by the Company with certain restrictive provisions of the Indenture. Subject to certain rights of the Trustee, as provided in the Indenture, the holders of a majority in aggregate principal amount at maturity of the outstanding Notes, on behalf of all holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase, or a default in respect of a provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Note affected.

  Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee or stockholder of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture, the Guarantees or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

THE TRUSTEE

  The Indenture provides that, except during the continuance of a Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of a Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, the Guarantors, or any other obligor upon the Notes, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or an Affiliate of the Company; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Indenture or the Registration Rights Agreement. Reference is made to the Indenture or the Registration Rights Agreement for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Accreted Value" shall mean, as of any date of determination prior to May 1, 2003, the sum of (a) the initial offering price of each Note and (b) the portion of the excess of the principal amount of each Note over such initial offering price which shall have been amortized by the Company in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each interest payment date at a rate of 11% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months.

  "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person (i) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which consolidated financial statements of the Company are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only, (i) any Subsidiary of the Company that is a Restricted subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period and (ii) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted subsidiary at any time during such period. In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two fiscal quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

  "Asset Acquisition" means (i) any purchase or other acquisition (by means of transfer of cash or other property to others or payment for property or services for the account or use of others, or otherwise) of Equity Interests of any person by the Company or any Restricted Subsidiary, in either case, pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary or (ii) any acquisition by the Company or any Restricted Subsidiary of the property or assets of any person which constitute all or substantially all of an operating unit or line of business of such person.

  "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or sale-and-leaseback transaction) of (i) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares), (ii) any FCC license for the provision of wireless telecommunications services held by the Company or any Restricted Subsidiary (whether by sale of Capital Stock or otherwise) or (iii) property or assets of the Company or any Subsidiary of the Company; provided, however, that an Asset Disposition shall not include (a) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary or by the Company to any Restricted Subsidiary, (b) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business,
(c) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $5.0 million, (d) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "--Covenants--Mergers, Consolidations and Certain Sales of Assets" above or (e) any disposition that constitutes a Change of Control.

  "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments, by (ii) the sum of all such principal or liquidation value payments.

  "Bankruptcy Code" means Title 11, United States Code.

  "Board" of any person means the board of directors, management committee or other governing body of such person.

  "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants options, participations or other equivalents of or interests in (however designated) of corporate stock or other equity participations, including partnership interest, whether general or limited of such Person.


  "Cash Equivalents" means (i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (ii) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service; (iii) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and (v) money market funds substantially all of whose assets comprise securities of the type described in clauses (i) through (iii).

  "Change of Control" means the occurrence of one or more of the following events: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all such securities that such person has the right to acquire within one year, upon the happening of an event or otherwise), is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of (A) securities of Triton PCS Holdings, Inc. representing 50% or more of the combined voting power of Triton PCS Holdings, Inc.'s then outstanding Voting Stock, or (B) securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Stock; (ii) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Triton PCS Holdings, Inc. or the Company: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Triton PCS Holdings, Inc. or the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved by the vote of at least two-thirds ( 2/3) of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended; or (iii) the shareholders of Triton PCS Holdings, Inc. or of the Company shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture).

  For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

  "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income of such Person for such period (x) increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period, plus (iv) any other non-cash charges of such Person and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period and (y) decreased (to the extent Consolidated Net Income for such period has been increased thereby) by any non-cash gains from Asset Dispositions.

  "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" for any Person means for any period, without duplication, (a) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (including, without limitation, (i) any amortization of debt discount, (ii) the net costs under interest rate agreements, (iii) all capitalized interest, (iv) the interest portion of any deferred payment obligation and (v) all amortization of any premiums, fees and expenses payable in connection with the Incurrence of any Indebtedness, plus
(b) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom (a) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (but not loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof), (c) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period, (d) gains or losses (other than for purposes of calculating Consolidated Net Income under clause (3) of the first paragraph under "Limitation on Restricted Payments") on Asset Dispositions by such Person or its Restricted Subsidiaries, (e) all extraordinary gains (but not, other than for purposes of calculating Consolidated Net Income under clause (3) under "Limitation on Restricted Payments," losses) determined in accordance with GAAP and (f) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

  "Credit Agreement" means the Credit Facility dated February 3, 1998, among the Company, certain domestic subsidiaries of the Company, the agent and certain banks referred to therein, as such agreement is amended through the Issue Date and from time to time thereafter.

  "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

  "Designated Senior Debt" means (i) so long as any Indebtedness under one or more Senior Credit Facilities is outstanding or any lender has any commitment to extend credit to the Company thereunder, the Senior Debt Incurred under any such Senior Credit Facility and (ii) so long as outstanding, any other Senior Debt which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million which has been so designated as Designated Senior Debt by the Board of the Company at the time of initial issuance in a resolution delivered to the Trustee.

  "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity of the Notes.

  "Equipment Subsidiary" means Triton PCS Equipment Company L.L.C., a Delaware limited liability company.

  "Equity Offering" means any public or private sale of Qualified Stock made on a primary basis by the Company, Triton PCS Holdings, Inc. or a Special Purpose Corporation, including through the issuance or sale of Qualified Stock to one or more Strategic Equity Investors; provided that proceeds from such issuance or sale of any Qualified Stock sold by Triton PCS Holdings, Inc. or the Special Purpose Corporation, as the case may be, will be required, prior to any redemption of Notes prior to May 1, 2001, to be contributed as equity in exchange for Qualified Stock to, or be used to purchase Qualified Stock in, the Company.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

  "Excluded Cash Proceeds" means the first $122 million of net cash proceeds received by the Company subsequent to the Issue Date from capital contributions in respect of Qualified Stock of the Company or from the issue or sale (other than to a Restricted Subsidiary) of Qualified Stock of the Company; provided, that if the Myrtle Beach System is not acquired on or prior to March 31, 1999 pursuant to the Myrtle Beach Acquisition Agreement such amount shall be reduced to the first $95 million received by the Company subsequent to the Issue Date from capital contributions in respect of Qualified Stock of the Company or from the issue or sale (other than to a Restricted Subsidiary) of Qualified Stock of the Company.

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board of the Company acting in good faith.

  "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

  "Guarantee" means the guarantee of both the Private Notes and the Exchange Notes by each Guarantor under the Indenture.

  "Guarantor" means (i) each Restricted Subsidiary that, on the Issue Date, is a direct or indirect obligor under, or in respect of, one or more Senior Credit Facilities and (ii) each Restricted Subsidiary that pursuant to the terms of the Indenture executes a supplement to the Indenture as a Guarantor, in each case, until such Restricted Subsidiary is released from its Guarantee.

  "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with the Company or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with the Company or any Restricted Subsidiary.

  "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith), (v) every Capital Lease Obligation of such Person, (vi) every net obligation under interest rate swap or similar agreements of such Person and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise. Indebtedness shall include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company and any Restricted Subsidiary, and any Preferred Stock of a Subsidiary of the Company. Indebtedness shall never be calculated taking into account any cash and cash equivalents held by such Person. Indebtedness shall not include obligations arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out, or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (ii) the principal amount thereof, in the case of any Indebtedness other than Indebtedness issued with original issue discount, and (iii) the greater of the maximum repurchase or redemption price or liquidation preference thereof, in the case of any Disqualified Stock or Preferred Stock.

  "Investment" by any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by any other Person.

  "Issue Date" means May 4, 1998, the original issue date of the Notes.

  "License Subsidiary" means Triton PCS License Company L.L.C., a Delaware limited liability company.

  "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

  "Material Subsidiary" means, at any date of determination, (a) any Restricted Subsidiary that, together with its Subsidiaries that constitute Restricted Subsidiaries (i) for the most recent fiscal year of the Company accounted for more than 10.0% of the consolidated revenues of the Company and the Restricted Subsidiaries or

(ii) as of the end of such fiscal year, owned more than 10.0% of the consolidated assets of the Company and the Restricted Subsidiaries, all as set forth on the consolidated financial statements of the Company and the Restricted Subsidiaries for such year prepared in conformity with GAAP, and
(b) any Restricted Subsidiary which, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Restricted Subsidiaries and as to which any event described in clause (h) of "Events of Default" above has occurred, would constitute a Significant Restricted Subsidiary under clause
(a) of this definition.

  "Myrtle Beach Acquisition Agreement" means the Asset Purchase Agreement dated March 10, 1998 by and between the Company and Vanguard Cellular Systems of South Carolina, Inc., including any amendments, modifications, supplements or replacements thereof.

  "Myrtle Beach System" means the existing cellular system serving the South Carolina 5--Georgetown Rural Service Area.

  "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities,
(iv) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (iii) of the covenant of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions") and (v) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

  "Net Investment" means the excess of (i) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by the Company or any Restricted Subsidiary on or after the Issue Date (in the case of an Investment made other than in cash, the amount shall be the Fair Market Value of such Investment as determined in good faith by the Board of the Company or such Restricted Subsidiary) over (ii) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be (and have not been) included in subclause (iii) of clause (3) of the first paragraph described under "--Covenants--Limitation on Restricted Payments"; provided, further, that with respect to all Investments made in any Unrestricted Subsidiary or joint venture the amounts referred to in clause (ii) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

  "Note Payment" has the meaning set forth in "Ranking."

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

  "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to (i) the Accreted Value of Notes if such Offer is on or prior to May 1, 2003 or (ii) the principal amount at maturity of the Notes if such Offer is after May 1, 2003 specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

    (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made;

    (2) the Expiration Date and the Purchase Date;

    (3) the aggregate principal amount at maturity of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

    (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount at maturity of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

    (5) that the holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount at maturity;

    (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

    (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

    (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

    (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or his attorney duly authorized in writing);

    (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender;

    (11) that (a) if Notes in an aggregate principal amount at maturity less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount at maturity in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount at maturity equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

    (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount at maturity equal to and in exchange for the unpurchased portion of the Note so tendered.

  An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

  "Permitted Asset Swap" means any exchange of assets by the Company or a Restricted Subsidiary of the Company where the Company and/or its Restricted Subsidiaries receive consideration at least 75% of which consists of (a) cash,
(b) assets that are used or useful in a Permitted Business or (c) any combination thereof.

  "Permitted Business" means (i) the delivery or distribution of telecommunications, voice, data or video services, (ii) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the Issue Date and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (i) of this definition or (iii) any other business or activity in which the Company and the Restricted Subsidiaries are expressly contemplated to be engaged in pursuant to the provisions of the certificate of incorporation and by-laws of the Company as in effect on the Issue Date.

  "Permitted Holder" means (i) each of AT&T Corporation, Chase Capital Partners, J.P. Morgan Investment Corporation, Desai Capital Management Incorporated, and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing and (ii) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clause (i) of this definition.

  "Permitted Investments" means (i) Investments in Cash Equivalents; (ii) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary;
(iii) deposits, including interest-bearing deposits, maintained in the ordinary course of business in banks; (iv) any Investment in any Person; provided, however, that after giving effect to any such Investment such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (v) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP; (vi) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables; (vii) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (v) or (vi) under "--Covenants Limitation on Incurrence of Indebtedness"; (viii) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Covenants--Limitation on Certain Asset Dispositions" above;
(ix) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding; (xi) any Investment acquired by the Company or any of its Restricted Subsidiaries as a result of a foreclosure by the Company or any of its Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable; (xii) loans and advances to officers, directors and employees for business-related travel expense, moving expenses and other similar expenses, each incurred in the ordinary course of business; and (xiii) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $7.5 million at any one time outstanding.

  "Permitted Junior Securities" means (i) Qualified Stock, (ii) securities of the Company or any other corporation authorized by an order or decree giving effect, and stating in such order or decree that effect is given, to the subordination of such securities to the Senior Debt, and made by a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or other similar law, or (iii) any securities of the Company provided for by a plan of reorganization or readjustment that are subordinated in right of payment to all Senior Debt that may at the time be outstanding to substantially the same extent as, or to a greater extent than, the Notes are subordinated as provided in this Indenture.

  "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to holders of Capital Stock of the referent Person.

  "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

  "Public Sale" means any underwritten public offering, made on a primary basis pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.

  "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase" above.

  "Qualified Stock" means any Capital Stock of the Company, Triton PCS Holdings, Inc. or a Special Purpose Corporation other than Disqualified Stock.

  "Real Property Subsidiary" means Triton PCS Property Company L.L.C., a Delaware limited liability company.

  "Refinance" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries."

  "Senior Credit Facilities" means upon the initial issuance of the Notes, the Credit Agreement and at any time thereafter may include the Credit Agreement and/or any other agreement providing for loans by banks, trust companies and/or other institutions principally engaged in the business of lending money to businesses under a credit facility, loan agreement or similar agreement.

  "Senior Debt" means, with respect to any Person at any date, (i) in the case of the Company or the Guarantors, all Indebtedness and other payment obligations under one or more Senior Credit Facilities, including principal, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees, expenses, reimbursement obligations, guarantees and indemnity payments, (ii) all other Indebtedness of such Person for borrowed money or under Vendor Credit Arrangements, including principal, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness for money borrowed is created, incurred, assumed or guaranteed expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the Notes or the Guarantees, as the case may be, and all Refinancings or modifications or amendments thereof and (iii) all interest on any Indebtedness referred to in clauses (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding, whether or not allowed thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Indebtedness which is pursuant to its terms or any agreement relating thereto or by operation of law subordinated or junior in right of payment or otherwise to any other Indebtedness of such Person; provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment or otherwise to any other Indebtedness of a Person solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of such Person to any of its Subsidiaries, (d) Indebtedness Incurred in violation of the provisions of the Indenture described under "--Covenants--Limitation on Incurrence of Indebtedness" and (e) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company.

  "Strategic Equity Investor" means any of the Initial Cash Equity Investors (as defined in the Securities Purchase Agreement), any Affiliate thereof or any other Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million.

  "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor (whether outstanding on the date hereof or hereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

  "Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

  "Total Consolidated Indebtedness" means at any date of determination, an amount equal to (i) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount, plus (ii) the principal amount of all Indebtedness, in the case of any other Indebtedness, of the Company and the Restricted Subsidiaries outstanding as of the date of determination.

  "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (i) the product of (A) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (B) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive business days immediately preceding such day, plus (ii) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

  "Total Invested Capital" means, at any time of determination, the sum of, without duplication, (i) the total amount of equity contributed to the Company as of the Issue Date (as set forth on the March 31, 1998 combined balance sheet of the Company), plus (ii) irrevocable binding commitments to purchase Capital Stock (other than Disqualified Stock) existing as of the Issue Date, plus (iii) the aggregate net cash proceeds received by the Company from capital contributions or the issuance or sale of Capital Stock (other than Disqualified Stock but including Capital Stock issued upon the conversion of convertible Indebtedness or from the exercise of options, warrants or rights to purchase Capital Stock (other than Disqualified Stock)) subsequent to the Issue Date, other than to a Restricted Subsidiary; provided, however, such aggregate net cash proceeds received pursuant to this clause (iii) shall exclude any amounts included as commitments to purchase Capital Stock in the preceding clause (ii), plus (iv) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the Issue Date and constituting a Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment, plus (v) an amount equal to the consolidated net Investment on the date the Company and/or any of the Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the Issue Date upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries," plus (vi) Total Consolidated Indebtedness minus (vii) the aggregate amount of all Restricted Payments (including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (iii)(b) of the third paragraph of the covenant described under "--Certain Covenants--Limitation on Restricted Payments") declared or made on or after the Issue Date.

  "Unrestricted Subsidiary" means any Subsidiary of the Company (other than the License Subsidiary, the Equipment Subsidiary or the Real Property Subsidiary) designated after the Issue Date as such pursuant to and in compliance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Resolution of the Company delivered to the applicable Trustee, subject to the provisions of such covenant.

  "Vendor Credit Arrangement" means any Indebtedness (including, without limitation, Indebtedness under any credit facility entered into with any vendor or supplier or any financial institution acting on behalf of such vendor or supplier); provided that the net proceeds of such Indebtedness are utilized solely for the purpose of financing the cost (including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation) of assets used or usable in a Permitted Business (including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business).

  "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of Holdings, as set forth in the Restated Certificate of Incorporation of Triton PCS Holdings, Inc. (the "Restated Certificate of Incorporation"), consists of (i) 5,500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), including 1,000,000 shares designated "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"), 2,000,000 shares designated "Series B Preferred Stock" (the "Series B Preferred Stock"), 2,000,000 shares designated "Series C Convertible Preferred Stock" (the "Series C Preferred Stock") and 500,000 shares designated "Series D Convertible Preferred Stock" (the "Series D Preferred Stock") and (ii) 10,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"). As of the date hereof, 732,371 shares of Series A Preferred Stock, 1,750,000 shares of Series C Preferred Stock, 366,131 shares of Series D Preferred Stock and 235,125.68 shares of Common Stock are outstanding. In addition, no shares of Series A Preferred Stock, 1,098,502 shares of Series B Preferred Stock, 366,131 shares of Series C Preferred Stock, no shares of Series D Preferred Stock and 2,848,502 shares of Common Stock are reserved for issuance in connection with transactions contemplated to occur after the Securities Purchase Closing Date pursuant to the Stockholders' Agreement.

SERIES A PREFERRED STOCK

  The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the Series B Preferred Stock, and ranks senior to the Series C Preferred Stock, the Series D Preferred Stock, the Common Stock and any other series or class of Holdings' preferred or common stock, now or hereafter authorized. The holders of Series A Preferred Stock are entitled to cumulative quarterly cash dividends at the annual rate of 10% multiplied by the aggregate accreted value thereof. Holdings may elect to defer payment of any such dividends until the 42nd quarterly payment is due, at which time (and not earlier) all deferred payments must be made. Except as required by law or in certain specified instances, the holders of the Series A Preferred Stock do not have any voting rights. So long as AT&T PCS owns at least two-thirds of the number of shares of Series A Preferred Stock owned by it on February 4, 1998, AT&T PCS has the exclusive right, voting separately as a single class, to elect one director of Holdings. The Series A Preferred Stock is redeemable at its accreted value at the option of Holdings on or after February 4, 2008 and at the option of the holders of the Series A Preferred Stock on or after February 4, 2018. Upon any liquidation, dissolution or winding up of Holdings, the holders of the Series A Preferred Stock are entitled to the accreted value thereof. Additionally, on or after February 4, 2006, AT&T PCS (and certain of its affiliates) and qualified transferees have the right to convert each share of Series A Preferred Stock into Common Stock at its accreted value divided by the market price of one share of Common Stock.

SERIES B PREFERRED STOCK

  The Series B Preferred Stock ranks on a parity basis with the Series A Preferred Stock and is identical in all respects to the Series A Preferred Stock except (a) the Series B Preferred Stock is not convertible into the Common Stock or any other security of Holdings at any time, (b) the Series B Preferred Stock is redeemable at its accreted value at any time at the option of Holdings and (c) holders of Series B Preferred Stock shall not have the right to elect any directors of Holdings.

SERIES C PREFERRED STOCK

  The Series C Preferred Stock ranks junior to the Series A Preferred Stock and Series B Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks junior to the Series D Preferred Stock with respect to rights on a statutory liquidation, ranks on a parity basis with the Series D Preferred Stock and Common Stock with respect to dividend rights, and ranks senior to the Common Stock and any other series or class of Holdings' preferred or common stock, now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock), with respect to rights on liquidation, dissolution and winding up. The holders of Series C Preferred Stock are entitled to dividends when, as and if declared by the Board of Directors of Holdings. Upon any liquidation, dissolution or winding up of Holdings, the holders of the Series C Preferred Stock are entitled to, after payment to any stock ranking senior to the Series C Preferred Stock, a liquidation preference of $100 per share, subject to adjustment. The holders of the Series C Preferred Stock have the right at any time to convert each share of Series C Preferred Stock (and upon the IPO Date each share of Series C Preferred Stock automatically converts) into one share of Common Stock, subject to adjustment. On all matters to be submitted to the stockholders of Holdings, the holders of the Series C Preferred Stock shall have the right to vote on an as-converted basis as a single class with the holders of the Common Stock. Additionally, the vote of the holders of a majority of the Series C Preferred Stock is required in certain instances. The Series C Preferred Stock is not redeemable.

SERIES D PREFERRED STOCK

  The Series D Preferred Stock ranks junior to the Series A Preferred Stock and the Series B Preferred Stock with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks senior to the Series C Preferred Stock with respect to rights on a statutory liquidation, ranks on a parity basis with the Series C Preferred Stock and Common Stock with respect to dividend rights, and ranks senior to the Common Stock and any other series or class of Holdings' common or preferred stock now or hereafter authorized (other than Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock), with respect to rights on liquidation, dissolution and winding up. Subject to the preceding sentence, the Series D Preferred Stock is identical in all respects to the Series C Preferred Stock except (a) the Series D Preferred Stock is convertible into an equivalent number of shares of Series C Preferred Stock at any time, (b) except as required by law or in certain specified instances, the holders of the Series D Preferred Stock do not have any voting rights, and (c) shares of Series D Preferred Stock are not subject to automatic conversion upon the IPO Date (provided that the conversion rate will be set on the IPO Date, subject to adjustment).

COMMON STOCK

  Each holder of Common Stock is entitled to one vote for each share of Common Stock on all matters on which stockholders generally are entitled to vote and to all other rights, powers and privileges of stockholders under Delaware law. Upon the dissolution, liquidation or winding up of Holdings, after any preferential amounts to be distributed to the holders of the preferred stock of Holdings then outstanding have been paid or declared and funds sufficient for payment thereof in full set apart for payment, the holders of the Common Stock will be entitled to receive pro rata all the remaining assets of Holdings available for distribution to its stockholders.

LIMITATION ON DIRECTORS' LIABILITIES

  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate of Incorporation limits the liability of Holdings' directors to Holdings or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Holdings will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation ) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Holdings and its stockholders. In addition, pursuant to the terms of the Kalogris and the Skinner Employment Agreements, the Company will purchase director's and officer's liability insurance coverage for such executives in amounts customary for similarly situated companies.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  The following is a discussion of certain material United States federal income and estate tax consequences of the acquisition, ownership and disposition of the Notes. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who hold such Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code") (for purposes of this section, "Holders"). The discussion does not purport to address specific tax consequences that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold Notes as part of a straddle, hedge, conversion transaction, or other integrated investment). In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly on a retroactive basis.

  For purposes of this discussion, a "U.S. Holder" is any United States citizen or resident, corporation or partnership or other entity created or organized in or under the laws of the United States or any state thereof, estate the income of which is subject to United State federal income taxation regardless of its source, or trust if a United States court exercises primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions. A "Foreign Holder" is any Holder other than a U.S. Holder.

  PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM TO ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

EXCHANGE OF PRIVATE NOTES FOR EXCHANGE NOTES

  There will be no federal income tax consequences to Holders exchanging Private Notes for Exchange Notes pursuant to the Exchange Offer. For federal income tax purposes, the Exchange Notes will be considered a continuation of the Private Notes and the exchange of Private Notes for Exchange Notes hereunder will not alter the federal income tax consequences, including the accrual of original issue discount ("OID") on the Private Notes, as described below, of owning the Private Notes to Holders. A Holder will have the same adjusted basis and holding period in the Exchange Notes as it had in the Private Notes immediately before the exchange.

CHARACTERIZATION OF THE NOTES

  Triton will treat the Notes as indebtedness for federal income tax purposes, and the following discussion assumes that such treatment will be respected.

TAX CONSEQUENCES TO U.S. HOLDERS

  Taxation of Interest. The Notes will be treated as issued with OID. Thus, all U.S. Holders, regardless of their method of accounting for tax purposes, will be required to include OID in income as it accrues. OID will generally be treated as interest income to the U.S. Holder and will accrue on a yield-to-maturity basis over the life of the Notes, as discussed below.

  The amount of OID with respect to a Note will be an amount equal to the excess of the stated redemption price at maturity of such Note over the issue price of such Note. The stated redemption price at maturity of each Note will include all cash payments, including principal and interest, required to be made under the Note through maturity. Stated interest on the Note will not qualify as qualified stated interest and, thus, instead of being included in income when accrued or paid, stated interest on the Notes will be taxed as a part of OID on the Notes. The issue price of a Note will be the first price at which a substantial portion of it is sold to the public (subject to certain exceptions) for cash.

  The amount of OID accruing to a Holder with respect to any Note will be the sum of the "daily portions" of OID with respect to such Note for each day during the taxable year on which such Holder owns such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and may vary in length over the term of a Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or on the first day of an accrual period. The amount of OID accruing during any full accrual period with respect to a Note will be equal to the following amount: (i) the "adjusted issue price" of such Note at the beginning of that accrual period, multiplied by (ii) the yield to maturity of such Note (taking into account the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. If all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method. The adjusted issue price of a Note at the beginning of its first accrual period will be equal to its issue price.

  The adjusted issue price at the beginning of any subsequent accrual period will be equal to (i) the adjusted issue price at the beginning of the preceding accrual period, plus (ii) the amount of OID accrued during the preceding accrual period, minus (iii) any payments made on the Note during the preceding accrual period and on the first day of such subsequent accrual period.

  In the event of a Change of Control, the Holders of Notes will have the right to require Triton to purchase their Notes. The Treasury regulations provide that the right of Holders of the Notes to require redemption of the Notes upon the occurrence of a Change of Control will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances as of the issue date, it is more likely than not that a Change of Control giving rise to the redemption right will occur. Triton does not intend to treat this redemption provision of the Notes as affecting the computation of the yield to maturity of the Note.

  Triton may redeem the Notes at any time on or after a certain date, and, in certain circumstances, may redeem or repurchase all or a portion of the Notes any time prior to the maturity date. Under the Treasury regulations, Triton is deemed to exercise any option to redeem if the exercise of such option would lower the yield of the debt instrument. Triton believes, and intends to take the position, that it will not be treated as having exercised an option to redeem under these rules.

  Market Discount and Premium. If a U.S. Holder purchased a Note for an amount that was less than its "adjusted issue price", the amount of the difference would be treated as "market discount" for federal income tax purposes, unless such difference was less than a specified de minimis amount. The adjusted issue price of a Note is defined as the sum of the issue price of the Note and the aggregate amount of previously accrued OID, less any prior principal and interest payments on the Note.

  Under the market discount rules, a U.S. Holder will be required to treat any prior payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income (pursuant to an election by the U.S. Holder to include such market discount in income as it accrues) and is treated as having accrued on such Note at the time of such payment or disposition. If such Note is disposed of in a nontaxable transaction (other than as provided in Code Sections 1276(c) and (d)), accrued market discount will be includible as ordinary income to the U.S. Holder as if such Holder had sold the Note at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition (including a nontaxable transaction other than as provided in Code Sections 1276(c) and (d)), the deduction of all or a portion or the interest expense on any indebtedness incurred or maintained to purchase or carry such Note.

  A U.S. Holder who purchased a Note for an amount that was greater than its adjusted issue price but less than its stated redemption price at maturity would be considered to have purchased such Note at any "acquisition premium." Under the acquisition premium rules of the Code and the regulations thereunder, unless such Holder makes the election described under "Election to Treat all Interest as Original Issue Discount" below, the amount of OID which such Holder must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

  Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect to include in gross income all interest that accrues on a Note using the constant-yield method described above under "Taxation of Interest", with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

  In applying the constant-yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition and the issue date of the Note will be the date of its acquisition by the electing U.S. Holder. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service.

  If the election to apply the constant-yield method to all interest on a Note is made with respect to a Note with market discount, the electing U.S. Holder will be treated as having made the election discussed above under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

  Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of Notes, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's adjusted tax basis in the Notes will generally be the U.S. Holder's cost therefor, increased by the amount of OID previously accrued on the Notes through the sale, exchange or retirement date and decreased by the amount of all prior cash payments received with respect to the Notes.

  Except as otherwise described under "Market Discount and Premium" above, gain or loss recognized by a U.S. Holder on the sale, exchange, or retirement of the Notes will be capital gain or loss. The gain or loss will be long-term capital gain or loss if the Notes have been held by the U.S. Holder for more than 12 months. A Holder of Notes who is an individual may qualify for a reduced long-term capital gains tax rate that is lower than the tax rate generally applicable to long-term capital gains if the Holder has held his or her Notes for more than 18 months.

TAX CONSEQUENCES TO FOREIGN HOLDERS

  Assuming that the interest income received by a Foreign Holder is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, a Foreign Holder generally will not be subject to United States federal income or withholding tax on such interest so long as the Foreign Holder (i) is not actually or constructively a "10 percent shareholder" of Triton or a "controlled foreign corporation" with respect to which Triton is a "related person" within the meaning of the Code, and (ii) provides an appropriate statement, signed under penalties of perjury, certifying that the beneficial owner of the Note is a foreign person and providing that foreign person's name and address. If the foregoing conditions are not satisfied, then interest paid on the Notes will be subject to United States withholding tax at a rate of 30 percent, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

  Any capital gain a Foreign Holder realized on the sale, exchange, retirement or other taxable disposition of a Note will be exempt from United States federal income and withholding tax, provided that (a) the gain is not effectively connected with the Foreign Holder's conduct of a trade or business in the United States, (b) in the case of a Foreign Holder that is an individual, the Foreign Holder is not present in the United States for 183 days or more in the taxable year and (c) the Foreign Holder is not subject to tax pursuant to the provisions of U.S. tax law applicable to certain expatriates.

  If the interest, gain or other income a Foreign Holder recognizes on a Note is effectively connected with the Foreign Holder's conduct of a trade or business in the United States, the Foreign Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax on the interest, gain or other income at regular federal income tax rates. In addition, if the Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Foreign Holder for United States federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Triton will be required to report annually to the IRS, and to each Holder of record, the amount of interest paid on the Notes (and the amount of interest withheld for federal income taxes, if any) for each calendar year, except as to exempt Holders (generally, corporations, tax-exempt organizations, qualified pension and profit-sharing trusts, individual retirement accounts, or nonresident aliens who provide certification as to their status). Each Holder (other than Holders who are not subject to the reporting requirements) will be required to provide to Triton, under penalties of perjury, a certificate containing the Holder's name, address, correct federal taxpayer identification number and a statement that the Holder is not subject to backup withholding. Should a nonexempt Holder fail to provide the required certificate, Triton will be required to withhold 31% of the interest otherwise payable to the Holder and to remit the withheld amount to the IRS as a credit against the Holder's federal income tax liability.

  In the case of payments of interest to Foreign Holders, temporary Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which the requisite certification, as described above (for the exemption from the 30% withholding tax), has been received or an exemption has otherwise been established; provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Foreign Holder on the disposition of the Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the Notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception; backup witholding will not apply to such payment, absent actual knowledge that the holder is a U.S. Holder. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

  The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules relating to Foreign Holders discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. FOREIGN HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT, IF ANY, OF THE NEW FINAL REGULATIONS.

APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS

  If the Notes are considered to have "significant OID" and if the yield of the Notes is at least five percentage points above the applicable federal rate, Triton would not be able to deduct for tax purposes any OID accruing with respect thereto until such interest is actually paid. In addition, in that event, if the yield of the Notes is more than six percentage points above the applicable federal rate, then (i) a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate would not be deductible by Triton at any time, and (ii) a U.S. corporate holder may be entitled to treat the interest that would not be not deductible as a dividend to the extent of the earnings and profits of Triton, which may then qualify for the dividends received deduction. In such event, U.S. corporate holders should consult their tax advisors concerning the availability of the dividends received deduction. Based on the applicable federal rate for May of 1998, the Notes will be considered as applicable high-yield discount obligations since the yield on the Notes exceeds such rate by more than five percentage points, but the yield will not exceed such rate by more than six percentage points.

                         BOOK-ENTRY; DELIVERY AND FORM

  Except as set forth below, the Notes will initially be issued in the form of a global note (the "Global Note"). The Global Note will be deposited on the Closing Date with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary.

  Notwithstanding the foregoing, Notes (i) originally issued to or transferred to institutional "accredited investors," as defined in Rule 501(a)(1), (2),
(3) or (7) under the Securities Act, who are not qualified institutional buyers or to any other persons who are not qualified institutional buyers or
(ii) held by qualified institutional buyers who elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through the Depositary) (collectively referred to herein as "Non-Global Purchasers") will be issued, in registered form, without interest coupons as "Certificated Notes." Upon the transfer to a qualified institutional buyer of such Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.

  The Depositary has advised the Company that it is (i) a limited-purpose trust company organized under the laws of the State of New York, (ii) is a member of the Federal Reserve System, (iii) a "clearing operation" within the meaning of the Uniform Commercial Code, as amended, and (iv) a "Clearing Agency" registered pursuant to Section 17A of the Exchange Act. The Depositary was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Qualified institutional buyers may elect to hold Notes purchased by them through the Depositary. Qualified institutional buyers who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons that are not qualified institutional buyers may not hold Notes through the Depositary.

  The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and (ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent.

  So long as the Depositary or its nominee is the registered owner or holder of the Global Note, the Depositary or such nominee will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

  Accordingly, each qualified institutional buyer owing a beneficial interest in the Global Note must rely on the procedures of the Depositary and, if such qualified institutional buyer is not a Participant or an Indirect Participant, on the procedures of the Participant through which such qualified institutional buyer owns its interest, to exercise any rights of a holder under the Indenture or the Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a qualified institutional buyer that is an owner of a beneficial interest in the Global Note desires to take any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize the qualified institutional buyers owning through such Participants to take such action or would otherwise act upon the instructions of such qualified institutional buyers. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

  Payments with respect to the principal of, premium, if any, interest and Additional Interest, if any, on any Notes represented by the Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments and for any and all purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Global Note as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Neither the Company nor the Trustee will be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

  The Notes represented by the Global Note are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds.

CERTIFICATED NOTES

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Notes evidencing Private Notes will be subject to the legend requirements applicable to the Private Notes. In addition, if
(i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of the Global Note, Certificated Notes will be issued to each person that the Depositary identifies as being the beneficial owner of the Notes represented by the Global Note.

  The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes if such Private Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in
connection with any such resale. In addition, until       (90 days after the
date of this Prospectus), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such release may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions of concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Exchange Notes will be passed upon for the Company by Latham & Watkins, Washington, D.C.

                                    EXPERTS

  The combined financial statements of Triton PCS, Inc. as of December 31, 1997 and for the period from March 6, 1997 (inception) to December 31, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The audited financial statements of Vanguard Cellular Systems of South Carolina, Inc. as of December 31, 1997 and 1996 and for the three years in the period ended December 31, 1997, included in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a web site (http://www.sec.gov), that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Exchange Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. As a result of this Exchange Offer, the Company will become subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Private Notes or the Exchange Notes, as applicable, copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                          GLOSSARY OF SELECTED TERMS

A-BLOCK: One of the two PCS 30 MHz licenses covering an MTA.

ANALOG: A method of transmission where the wave form of the outpost signal is analogous to the wave form of the input.

BASE STATION: A fixed site with network equipment that is used for RF communications with mobile stations, and is part of a cell, or a sector within a cell, and is backhauled to an MTSO or other part of a cellular system.

B-BLOCK: One of two PCS 30 MHz covering an MTA.

BROADBAND PCS: High frequency, next generation of wireless services.

BTA: Basic Trading Area.

BUSINESS MARKETING DIVISION: The account executives charged with selling all AT&T services, including wireless services, to business accounts.

CELL: The division of wireless communications system service areas.

CELL SITE For each PCS or cellular cell, the transmitter, receiver, and signaling equipment.

CELLULAR SYSTEM: A telephone system based on grid "cells" deployed at 800 MHz. Each cell contains transmitters, receivers and antennas, and is connected to switching gear and control equipment.

CHANNEL: A single path, either RF or voice, for transmitting electrical signals.

CHURN RATE: Expressed as a rate for a given measurement period, equal to the number or subscriber units disconnected divided by the average number of units of the entire installed base of customers.

CDMA: Code Division Multiple Access. A digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band by assigning a code to all speech bits, sending a scrambled transmission of the encoded speech over the air and reassembling the speech to its original format.

CMRS: Commercial Mobile Radio Service.

CTIA: The Cellular Telecommunications Industry Association. An industry group in North America representing the cellular telephone and PCS industries.

DIGITAL: A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

DUAL-BAND/DUAL-MODE PHONE: A mobile or portable phone which is capable of dual-band/dual-mode operation.

DUAL-BAND/DUAL-MODE OPERATION: A wireless system which is capable of supporting either different digital protocols or both digital and analog technologies, including at different frequencies.

EQUITY INVESTMENTS: The Myrtle Contribution, the PCS Licenses, and the Cash Equity.

ESMR: Enhanced Specialized Mobile Radio. A radio communications system that employs digital technology with multi-site configuration that permits frequency reuse, offering enhanced dispatch and two-way switched voice services.

FCC: Federal Communications Commission.

FREQUENCY: The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

FREQUENCY REUSE: A measure of relative efficiency in the use of frequency.

GEORGIA/NORTH CAROLINA POPS: The 1.9 million incremental Pops located primarily in Georgia and North Carolina.

GSM: Global System for Mobile Communications. The standard digital cellular telephone service in Europe and Japan, guided by a set of standards specifying the infrastructure for digital cellular service, including the radio interface, switching, signaling, and intelligent network.

HAND-OFF: The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell.

HOLDINGS: Triton PCS Holdings, Inc., the direct parent and sole stockholder of Triton.

HORIZON: Horizon Cellular Group.

INITIAL CONFIGURATION: The initial area (40% of the Pops in the Licensed Area) in which the Company expects to commence commercial operations by the end of the first quarter of 1999 or shortly thereafter.

ISDN: Integrated Services Digital Network.

KAGAN: Paul Kagan Associates, Inc.

LANS: Local Area Network.

LEC: Local Exchange Carrier.

LICENSED AREA: The contiguous area covering approximately 11 million Pops in the southeastern United States.

MSA: Metropolitan Statistical Area.

MTA: Major Trading Area.

MYRTLE CONTRIBUTIONS: The additional equity contributions of $35 million.

NEXTEL: Nextel Communications, Inc.

NOC: The control and monitoring location for a network, including switches and base stations.

NORFOLK POPS: The 1.8 million Pops located in the Norfolk/Virginia Beach, VA region.

NORFOLK ACQUISITION: The agreement between the Company and AT&T Wireless PCS to acquire (i) an FCC license and (ii) certain assets.

PBX: Private branch exchange or switchboard.

PCIA: The Personal Communications Industry Association, a North American trade association principally representing the PCS and paging industries.

PCS: Personal Communications Services.

PCS LICENSES: The licenses contributed by AT&T to Triton covering the Licensed Area in exchange for an equity interest in the Company.

PMRS:  Private mobile radio service.

POPS: Population equivalents as determined by Paul Kagan Associates, Inc. estimates of the 1997 population of a geographic area.

PRIVATE NOTES: The notes offered by Triton in the Private Offering on May 4,
1998.

PRIVATE OFFERING: The offering by Triton of the Private Notes on May 4, 1998.

QIB: Qualified institutional buyer as defined in Rule 144A under the Securities Act.

QUALIFYING COMPANY: AT&T or another telecommunications company involved in a merger or other business combination that meets certain criteria set forth in the Stockholders' Agreement.

RF: Radio frequency. Frequencies of the electromagnetic spectrum that are associated with radio wave propagation.

ROAMING: A service offered by mobile communications network operators which allows a subscriber to use his/her handset while in the service area of another carrier. Roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

RSA: Rural Service Area.

SMR: Specialized Mobile Radio. A two-way analog mobile radio telephone system typically used for dispatch services such as truck and taxi fleets.

STOCKHOLDERS' AGREEMENT: The agreement by and among AT&T PCS, the Cash Equity Investors, the Management Stockholders, David Clark, Clyde Smith, Patricia Gallagher, David Standig and Michael Mears, and Holdings, dated as of February 4, 1998.

TDMA: Time Division Multiple Access. A digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user in order to permit more than one simultaneous conversation on a single RF channel.

TDMA/5-136: The technology utilized by AT&T's nationwide wireless network that allows the Company's Network to be compatible with AT&T's.

TRITON CELLULAR: Triton Cellular Partners, L.P.

TRITON LLC: Triton Communications L.L.C.

UNFUNDED COMMITMENT AMOUNT: The remaining portion of the $140 million commitments of the Cash Equity Investors and the Management Stockholders.

VANGUARD: Vanguard Cellular Systems of South Carolina, Inc.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                         INDEX TO FINANCIAL STATEMENTS

TRITON PCS, INC. AND PREDECESSOR COMPANY
Combined Financial Statements:
  Report of KPMG Peat Marwick LLP                                          F-2
  Combined Balance Sheet as of December 31, 1997                           F-3
  Combined Statement of Operations for the period March 6, 1997
   (inception) to December 31, 1997                                        F-4
  Combined Statement of Shareholder's Deficit and Member's Capital for the
   period March 6, 1997 (inception) to December 31, 1997                   F-5
  Combined Statement of Cash Flows for the period March 6, 1997
   (inception) to December 31, 1997                                        F-6
  Notes to Combined Financial Statements                                   F-7
  Combined Balance Sheet as of June 30, 1998                               F-16
  Combined Statements of Operations for the six months periods ended June
   30, 1998, for the period from March 6, 1997 to June 30, 1997            F-17
  Combined Statements of Shareholder's Equity (Deficit) and Members
   Capital for the period from March 6, 1997 to June 30, 1998              F-18
  Combined Statements of Cash Flows for six months ended June 30, 1998,
   for the period from March 6, 1997 to June 30, 1997                      F-19
  Notes to the Combined Financial Statements--June 30, 1998                F-20
VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.
Financial Statements:
  Report of Arthur Andersen LLP                                            F-29
  Balance Sheets as of December 31, 1997 and 1996                          F-30
  Statements of Operations for the three years ended December 31, 1997     F-31
  Statements of Cash Flows for the three years ended December 31, 1997     F-32
  Statements of Shareholder's Deficit for the three years ended December
   31, 1997                                                                F-33
  Notes to Financial Statements                                            F-34
MYRTLE BEACH SYSTEM OF SOUTH CAROLINA
Financial Statements:
  Balance Sheet as of June 30, 1998                                        F-38
  Statement of Operations for the sixth months ended June 30, 1997 and
   1998                                                                    F-39
  Statement of Cash Flows for the sixth months ended June 30, 1997 and
   1998                                                                    F-40
  Notes to Financial Statements                                            F-41
TRITON PCS, INC., MYRTLE BEACH SYSTEM AND NORFOLK
Pro forma Financial Statements:
  Unaudited pro forma financial statements                                 F-45
  Combined Balance Sheet as of June 30, 1998                               F-46
  Combined Statement of Operations for year ended December 31, 1997        F-47
  Combined Statement of Operations for the six months ended June 30, 1998  F-48
  Notes to Combined Financial Statements                                   F-49

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholder
Triton PCS, Inc.:

We have audited the accompanying combined balance sheet of Triton PCS, Inc. and Predecessor Company, (a development stage enterprise) as defined in note 2, as of December 31, 1997, and the related combined statements of operations, share-holder's deficit and member's capital, and cash flows for the period from March 6, 1997 (inception) to December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audit provides a reasonable basis for our opin-ion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Triton PCS, Inc. and Predecessor Company as of December 31, 1997, and the results of their operations and their cash flows for the period March 6, 1997 (inception) to December 31, 1997, in conformity with generally accepted accounting principles.

                                              KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
March 27, 1998

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                           -------------------------
                                                           PRO FORMA
                                                        (UNAUDITED--
                                                             NOTE 3)
ASSETS
Current assets:
  Cash and cash equivalents                $11,362,212  $120,574,106
  Due from related party                       148,100       148,100
  Prepaid expenses                              20,960        20,960
                                           -----------  ------------
Total current assets                        11,531,272   120,743,166
                                           -----------  ------------
Property, plant and equipment:
  Office furniture and equipment               121,398       121,398
  Construction in progress                     356,258       356,258
                                           -----------  ------------
                                               477,656       477,656
Less: accumulated depreciation                  (4,762)       (4,762)
                                           -----------  ------------
Net property, plant and equipment              472,894       472,894
Intangible assets                                  --    119,700,000
Deferred transaction costs                   1,248,855     7,165,461
                                           -----------  ------------
                                           $13,253,021  $248,081,521
                                           ===========  ============
LIABILITIES AND SHAREHOLDER'S EQUITY
 (DEFICIT) AND MEMBER'S CAPITAL
Current liabilities:
  Accounts payable                         $ 1,580,880  $  1,580,880
  Accrued expenses                           1,016,048     1,016,048
  Accrued financing costs                    1,228,029           --
  Due to related party                          45,402        45,402
  Notes payable                             13,343,500           --
                                           -----------  ------------
Total current liabilities                   17,213,859     2,642,330
                                           -----------  ------------
Long-term debt                                     --     75,000,000
                                           -----------  ------------
Deferred income taxes                              --     18,456,655
Commitments and contingencies (Note 7)
Shareholder's equity (deficit) and Mem-
 ber's Capital:
  Common stock, $.01 par value, 1,000
   shares authorized, 100 shares
   issued and outstanding                            1             1
  Additional paid-in capital                       --    154,731,009
  Deficit accumulated during the develop-
   ment stage                               (3,960,839)   (2,748,474)
                                           -----------  ------------
  Total shareholder's equity (deficit) and
   member's capital                         (3,960,838)  151,982,536
                                           -----------  ------------
                                           $13,253,021  $248,081,521
                                           ===========  ============


            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        COMBINED STATEMENT OF OPERATIONS
       For the period from March 6, 1997 (inception) to December 31, 1997

                                    ----------
      Expenses:
        Operations and development  $  873,477
        General and administrative   1,867,328
                                    ----------
          Loss from operations       2,740,805
                                    ----------
        Financing costs              1,228,029
      Interest income                   (7,995)
                                    ----------
      Net loss                      $3,960,839
                                    ==========






            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

        COMBINED STATEMENT OF SHAREHOLDER'S DEFICIT AND MEMBER'S CAPITAL For the period from March 6, 1997 (inception) to December 31, 1997

                          ------------------------------------------
                                                DEFICIT
                                            ACCUMULATED
                                 ADDITIONAL  DURING THE
                          COMMON    PAID-IN DEVELOPMENT
                           STOCK    CAPITAL       STAGE        TOTAL
                          ------ ---------- -----------  -----------
Issuance of common stock   $  1     $--     $       --   $         1
Net loss                    --       --      (3,960,839)  (3,960,839)
                           ----     ----    -----------  -----------
Balance, December 31,
 1997                      $  1     $--     $(3,960,839) $(3,960,838)
                           ====     ====    ===========  ===========





            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                        COMBINED STATEMENT OF CASH FLOWS
       For the period from March 6, 1997 (inception) to December 31, 1997

                                                             -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                                    $(3,960,839)
                                                             -----------
 Adjustments to reconcile net loss to cash used in operating activities:
  Depreciation                                                     4,762
  (Increase) in assets:
    Prepaid expenses                                             (20,960)
  Increase in liabilities:
    Accounts payable                                             656,441
    Accrued expenses                                           1,016,048
    Accrued financing costs                                    1,228,029
                                                             -----------
      Net cash used in operating activities                   (1,076,519)
                                                             -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of office furniture and equipment                    (121,398)
 Network construction                                           (356,258)
                                                             -----------
      Net cash used in investing activities                     (477,656)
                                                             -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings on notes payable                                  13,343,500
 Issuance of common stock                                              1
 Deferred transaction costs                                     (324,416)
 Related-party advances, net                                    (102,698)
                                                             -----------
      Net cash provided by financing activities               12,916,387
                                                             -----------
NET INCREASE IN CASH                                          11,362,212
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       --
                                                             -----------
CASH AND CASH EQUIVALENTS END OF PERIOD                      $11,362,212
                                                             ===========
SUPPLEMENTAL NONCASH INVESTING AND FINANCING TRANSACTIONS:
  Deferred transaction costs financed via accounts payable   $   924,439
                                                             ===========


            See accompanying notes to combined financial statements.

                   TRITON PCS, INC. AND PREDECESSOR COMPANY
                       (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

(1) DESCRIPTION OF BUSINESS

  Triton PCS, Inc (formerly Triton PCS Licence Company, Inc., with its subsid-iaries referred to as the "Company") was formed on October 2, 1997 as a whol-ly-owned subsidiary of Triton PCS Holdings, Inc. (formerly Triton PCS, Inc. referred to as "Holdings"). The Company will be the exclusive provider of wireless mobility services in the AT&T Corp. (together with affiliates "AT&T") Mid-Atlantic and Southeast regions. The Company intends to become a leading provider of broadband PCS in Virginia, South Carolina, North Carolina, north-ern Georgia, and surrounding areas. The Company is authorized to provide per-sonal communications services ("PCS") in major population and business centers such as Charleston, SC, Columbia, SC, Greenville / Spartansburg, SC, Richmond, VA and Augusta GA, as well as major destination resorts such as Myrtle Beach, SC, Hilton Head, SC, and Kiawah Island, SC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

On March 6, 1997, Triton Communications L.L.C. ("L.L.C.") was formed to ex-plore various business opportunities in the wireless telecommunications indus-try, principally related to PCS and cellular activities. During the period March 6, 1997 through October 1, 1997, L.L.C.'s activities consisted princi-pally of hiring a management team, raising capital, and negotiating strategic business relationships, primarily related to PCS business opportunities. Sub-sequent to October 2, 1997, these activities continued but were conducted pri-marily through the Company. Consequently, for purposes of the accompanying fi-nancial statements, L.L.C. has been treated as a "predecessor" entity. The chief executive officer and sole member of L.L.C. is also the chief executive officer and principal shareholder of Holdings, and consequently the Company. As a result of this relationship, certain financing relationships and the sim-ilar nature of the business activities conducted by each respective legal en-tity, L.L.C. and the Company are considered companies under common control.

The combined financial statements incorporate the PCS-related business activi-ties of L.L.C. and the Company. The consolidated accounts of the Company in-clude Triton PCS Inc.; Triton PCS Holdings Company L.L.C.; Triton Management Company, Inc.; Triton PCS Property Company L.L.C.; Triton PCS Equipment Com-pany L.L.C.; Triton PCS Operating Company L.L.C.; and Triton PCS License Com-pany L.L.C. All significant intercompany accounts or balances have been elimi-nated in consolidation.

Development Stage Company

Since its inception, the Company's activities have been limited to developing and executing a business plan, raising capital and negotiating the contribu-tion of the PCS Licenses by AT&T. During the next several years, the Company intends to devote its efforts to designing and constructing a PCS network in each of its licensed areas. Accordingly, the Company is presently in the de-velopment stage as defined by the Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises.

Use of Estimates

The preparation of the financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the re-ported amount of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At the balance sheet date, cash equivalents were comprised primarily of investments in money market accounts.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment is stated at original cost and includes primarily com-puter equipment and software and office equipment. Depreciation is provided based on the straight-line method over the estimated useful lives of the re-spective assets, generally three years for computer equipment and software. In connection with the construction of the PCS network, the Company will capital-ize expenditures related to the design, construction, and microwave relocation. In addition, the Company anticipates it will capitalize interest on expendi-tures related to the buildout of the network. Expenditures for repairs and maintenance are charged to expense as incurred.

Investment in PCS Licenses

The Company intends to amortize its licenses over 40 years. Investment in PCS licenses will be recorded at the fair market value of the licenses upon the closing of the AT&T transaction (see note 4). Amortization will begin with the commencement of service to customers and will be computed using the straight-line method.

Deferred Transaction Costs

At December 31, 1997, costs were incurred in the connection with the negotia-tion and documentation of the AT&T transaction, bank financing, and the Company's planned issuance of senior subordinated discount notes. The costs re-lated to the AT&T transaction will be amortized over the life of the various intangibles acquired. The costs of the bank financing and planned issuance will be amortized over the term of the respective agreements.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires the use of the liability method in accounting for deferred taxes.

New Accounting Pronouncements

In February 1997, the FASB issued Statement No. 129, Disclosure of Information about Capital Structure ("SFAS 129"). This statement establishes standards for disclosing information about an entity's capital structure and is effective for periods ending after December 15, 1997. The Company has adopted SFAS 129. The effect of initial application of this statement did not have a material effect on the Company's financial statements.

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income ("SFAS 130"). This statement requires companies to classify items of other com-prehensive income by their nature in a financial statement and display the ac-cumulated balance of other comprehensive income separately from retained earn-ings and additional paid-in capital in the equity section of a statement of fi-nancial position. SFAS 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS 130 will not have a material effect on the Company's financial statements.

In June 1997, the FASB issued Statement No. 131, Disclosure About Segments of an Enterprise and Related Information ("SFAS 131"). This statement establishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. Management be-lieves that SFAS 131 will not have a material effect on the Company's financial statements.

(3) UNAUDITED PRO FORMA BALANCE SHEET

Certain significant transactions occurred subsequent to December 31, 1997, which will materially effect the Company's financial position, as follows:

  . The AT&T transaction, as further described in note 4.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)

(3) UNAUDITED PRO FORMA BALANCE SHEET (CONTINUED)

  . The execution of the Bank Credit Facility, as further described in note 6.

  . Capital contributions by Holdings, as further described in notes 5 and 9.

The unaudited pro forma balance sheet gives effect to these transactions as if they had occurred on December 31, 1997. The values assigned to intangible as-sets acquired in the AT&T transaction are based on an independent appraisal.

(4) AT&T TRANSACTION

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS, Inc ("AT&T PCS"), a subsidiary of AT&T, and the other stock-holders of Holdings, whereby the Company will be the exclusive provider of wireless mobility services in the AT&T Mid-Atlantic and Southeast regions.

On February 4, 1998, Holdings executed the Closing Agreement with AT&T PCS and the other stockholders of Holdings, finalizing the transactions contemplated in the Securities Purchase Agreement. In accordance with the Closing Agreement, Holdings and AT&T PCS and the other stockholders of Holdings consented that one or more of Holding's subsidiaries shall enter into certain agreements or con-duct certain operations on the condition that such subsidiaries shall at all times be direct or indirect wholly-owned subsidiaries of Holdings and Holdings shall cause such subsidiaries to perform the obligations and conduct such oper-ations required to be performed or conducted under those agreements.

Under the Closing Agreement, Holdings issued equity to AT&T PCS in exchange for 20 MHz A and B block PCS licenses, which were contributed to the Company and certain other agreements covering certain areas in the southeastern United States. The fair value of the FCC licenses, as determined by an independent ap-praisal, was $92.8 million with an estimated useful life of 40 years.

In connection with the closing of the AT&T transaction, the Company executed or was a party to certain agreements, including the following:

STOCKHOLDERS' AGREEMENT

Resale Agreement

Pursuant to the Stockholders' Agreement, the Company is required to enter into a Resale Agreement at the request of AT&T. Under this agreement, AT&T PCS will be granted the right to purchase and resell on a nonexclusive basis access to and usage of the Company's services in the Company's Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T PCS.

The Resale Agreement will have a term of ten years and will renew automatically for successive one-year periods unless, after the eleventh anniversary thereof, either party elects to terminate the Resale Agreement. Furthermore, AT&T PCS may terminate the Resale Agreement at any time for any reason on 180 days writ-ten notice.

The Company has agreed that the rates, terms, and conditions of service, taken as a whole, provided by the Company to AT&T PCS pursuant to the Resale Agree-ment, shall be at least as favorable as (or if permitted by applicable law, su-perior to) the rates, terms, and conditions of service, taken as a whole, pro-vided by the Company to any other customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to the Resale Agreement shall be de-signed to result in a discounted average actual rate per minute paid by AT&T PCS for service below the weighted average actual rate per minute billed by the Company to its subscribers generally for access and air time.

Neither party may assign or transfer the Resale Agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except (a) to an affiliate of that party at the time of execution of the Resale Agreement, (b) by the Company to any of its operating subsidiaries, and (c) to the transferee of a party's stock or substantially all of its assets, provided that all FCC and other necessary approvals have been received.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)

(4) AT&T TRANSACTION (CONTINUED)

The Company expects to enter into the Resale Agreement upon commencement of its operations in the initial configuration.

Exclusivity

Under the Stockholders' Agreement, none of the Stockholders will provide or re-sell, or act as the agent for any person offering, within the Territory mobile wireless telecommunications services initiated or terminated using Time Divi-sion Multiple Access and frequencies licensed by the FCC ("Company Communica-tions Services"), except AT&T PCS and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communica-tions Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where the Company has not placed a sys-tem into commercial service by August 2002. Additionally, with respect to the markets listed on the Roaming Agreement, each of the Company and AT&T PCS agrees to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such program-ming.

Build-out

The Company is required to conform to certain requirements regarding the con-struction of the Company's PCS system. In the event that the Company breaches these requirements, AT&T PCS may terminate its exclusivity provisions.

Disqualifying Transactions

In the event of a merger, asset sale, or consolidation, as defined, involving AT&T and another person that derives annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommu-nications, and owns FCC licenses to offer mobile wireless telecommunication services to more than 25% of the population within the Company's territory, AT&T and the Company have certain rights. AT&T may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T proposes to sell, transfer, or assign to a non-affiliate its PCS system owned and operated in Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, or Richmond, VA BTAs, then AT&T will provide the Company with the opportunity for a 180 day period to have AT&T jointly market the Company's licenses that are included in the MTA that AT&T is requesting to sell.

The Stockholders' Agreement expires on February 4, 2009. Certain provisions ex-pire upon an initial public offering.

LICENSE AGREEMENT

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (the "License Agreement"), between AT&T and the Company, AT&T granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right, and license to use certain Licensed Marks solely in connection with certain licensed activ-ities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Ac-tivities" include (i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accor-dance with the AT&T Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. Furthermore, the Company is ob-ligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the Territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to deter-

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)

(4) AT&T TRANSACTION (CONTINUED)

mine compliance with these standards, and affords the Company with a grace pe-riod to cure any instances of alleged noncompliance therewith.

The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Credit Facility (see note 6) and after the expira-tion of any applicable grace and cure periods under the Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

The term of the License Agreement is for five years (the "Initial Term") and renews for an additional five-year period if neither party terminates the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any Licensed Marks, the Company licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards, or a change in control of the Company occurs. After the Initial Term, AT&T may also terminate the License Agreement upon the occurrence of certain transac-tions described in the Stockholders' Agreement.

The License Agreement, along with the Exclusivity and Resale Agreements, have a fair value of $20.3 million, as determined by an independent appraisal, with an estimated useful life of 10 years.

ROAMING AGREEMENT

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (the "Roaming Agreement"), between AT&T Wireless Services, Inc. and the Company, each of AT&T PCS and the Company agrees to provide (each in its capac-ity as serving provider, the "Serving Provider") mobile wireless radiotelephone service for registered customers of the other party's (the "Home Carrier") cus-tomers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/tel-ephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Service Carrier's service charges per minute or partial minute for the use for the first 3 years will be fixed at a declining rate, and thereafter will be equal to an adjusted average home rate or such lower rate as the parties negotiate from time to time. Each service Carrier's toll charges per minute of use for the first 3 years will be fixed at a declin-ing rate, and thereafter such other rates as the parties negotiate from time to time.

The Roaming Agreement has a term of 20 years, unless earlier terminated by a party due to the other party's uncured breach of any term of the Roaming Agree-ment, the other party's license or permit to provide CMRS.

Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applica-ble part of the obligations of such party under the Roaming Agreement.

The fair value of the Roaming Agreement, as determined by an independent ap-praisal, was $5.5 million, with an estimated useful life of 20 years.

                   TRITON PCS, INC. AND PREDECESSOR COMPANY
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)


(5) SHORT-TERM DEBT

Convertible Notes

At various dates in 1997, certain private equity investors provided $1.6 mil-lion in financing to L.L.C. in the form of convertible promissory notes. The notes originally bore interest at 14% annually, payable at maturity. On Janu-ary 15, 1998, L.L.C. assigned the notes to the Company. The Company, in con-junction with Holdings and the noteholders, subsequently negotiated a revised arrangement under which no interest would be paid on the notes, which became convertible into approximately $3.2 million worth of Holdings' Series C pre-ferred stock. The conversion of L.L.C. notes into Holdings equity occurred on February 4, 1998. The $1.6 million preferred return to the investors has been accounted for as a financing cost during the period the notes were outstand-ing. Accordingly, the Company has accrued $1,228,029 in financing costs on the notes as of December 31, 1997. The remaining $371,971 financing cost will be recognized in the first quarter of calendar 1998.

Noninterest-bearing loans

During 1997, Holding's Cash Equity Investors provided short-term financing in the form of $11.7 million in noninterest-bearing loans, which were advanced to the Company. Pursuant to the Closing Agreement, such loans were converted to equity of Holdings as a reduction of the requirements of the initial cash con-tribution. Concurrently, Holdings contributed these funds to the Company, which has recorded the transaction as additional paid in capital on the date of the contribution.

(6) BANK CREDIT FACILITY

On February 3, 1998, (the "Credit Facility Effective Date"), the Company en-tered into a Credit Agreement (the "Credit Facility"), a $425.0 million Credit Facility with Holdings, The Chase Manhattan Bank, as Administrative Agent, and certain banks and other financial institutions party thereto. The Credit Fa-cility provides for (i) a $175.0 million senior secured term loan (the "Tranche A Term Loan") which matures on the date that is eight and one-half years from the credit Facility Effective Date, (ii) a $150.0 million senior secured term loan (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans") which matures on the date that is nine and one-quarter years from the "Credit Facility Effective Date," and (iii) a $100.0 million senior secured revolving credit facility (the "Revolving Credit Facil-ity" and, together with the commitments to make the Term Loans, the "Facili-ties") which matures on the date that is eight and one-half years from the Credit Facility Effective Date.

The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans" and, together with the Term Loans, the "Loans") automatically and permanently reduces, beginning on the date that is six years and six months after the Credit Facility Effective Date, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reductions, $10.0 million, and the last two reductions, $25.0 million). The Tranche A Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in eighteen consecutive quarterly installments (the amount of each of the first four installments, $4,375,000, the next four installments, $6,562,500, the next four installments $8,750,000, the next four installments, $10,937,500, and the last two install-ments, $26,250,000). The Tranche B Term Loans are required to be repaid begin-ning on the date that is four years after the Credit Facility Effective Date, in twenty-one consecutive quarterly installments (the amount of the first six-teen installments, $375,000, the next four installments $7,500,000, and the last installment, $114.0 million).

Interest on all loans accrue, at the Company's option, either at (i) (a) a LI-BOR rate multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the max-imum reserve percentages (including any marginal, special, emergency, or sup-plemental reserves) expressed as a decimal established by the Board of Gover-nors of the Federal Reserve System which the Administrative Agent is subject for eurocurrency funding, plus (b) the Applicable Rate (as defined below) (Loans bearing interest described in (i), "Eurodollar Loans") or (ii) (a) the higher of (1) the Administrative Agent's prime rate and (2) the Federal Funds Effective Rate (as defined in the Credit Facility) plus 0.5%, plus (b) the Ap-plicable Rate (Loans bearing interest described in (ii), "ABR Loans"). Inter-est on any overdue amounts will be at a rate per annum equal to 2% plus the rate otherwise applicable to such amounts. The

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)

(6) BANK CREDIT FACILITY (CONTINUED)

Applicable Rate means, with respect to Tranche B Term Loans, 1.75% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with respect to Tranche A Term Loans and Revolving Credit Loans, a rate between 0.0% to 1.25% per annum (depending on the level of the Company's ratio of debt to earnings before income taxes, depreciation, and amortization (EBITDA) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per an-num (depending on the level of the Company's ratio of debt to EBITDA), in the case of a Eurodollar Loan. The Credit Facility requires an annual commitment fee of between 0.375% and 0.50% (depending on the level of the Company's ratio of debt to EBITDA) of the unused portion of the Facilities payable quarterly in arrears and a separate agent's fee payable to the Administrative Agent. The Credit Facility also requires the Company to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the outstanding indebtedness of the Company (other than indebtedness which bears interest at a fixed rate). No such contracts have been entered into to date. The Tranche A Term Loans and funds under the Revolving Credit Facility are not available to the Company until the Tranche B Term Loans are fully drawn or be-come unavailable pursuant to the terms of the Credit Facility.

The Term Loans are required to be prepaid and commitments under the Revolving Credit Facility reduced in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing the fiscal year ending December 31, 2001,
(ii) 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds, (iii) 100% of the net cash proceeds in excess of the initial $150.0 million of issu-ances of debt obligations and (iv) 50% of the net cash proceeds of issuances of equity securities (other than in connection with the Equity Commitments); pro-vided, that the prepayments and reductions set forth under clauses (iii) and
(iv) will not be required if, after giving effect to such issuance, (a) the Company's ratio of senior debt to EBITDA would be less than 5 to 1 and (b) the Company would be in pro forma compliance with certain covenants in the Credit Facility.

All obligations of the Company under the Facilities are unconditionally and ir-revocably guaranteed (the "Bank Facility Guarantees") by Holdings and each ex-isting and subsequently acquired or organized domestic subsidiary of the Compa-ny. The Facilities and the Bank Facility Guarantees, and any related hedging contracts provided by the lenders under the Credit Facility, will be secured by substantially all of the assets of the Company and each existing and subse-quently acquired or organized domestic subsidiary of the Company, including a first priority pledge of all of the capital stock held by the Company or any of its subsidiaries; provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS Licenses will be held by one or more single purpose subsidiaries of the Company and will not be pledged to secure the obligations of the Company under the Credit Facility. Each single purpose subsidiary will not be allowed by the Company to incur any liabilities or obligations other than the Bank Facility Guarantee issued by it, the security agreement entered into by it in connection with the Credit Facility, and, in the case of any single purpose subsidiary es-tablished to hold real estate, liabilities incurred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner of lessee of equipment and taxes and other li-abilities incurred in the ordinary course in order to maintain its existence.

The Credit Facility contains covenants customary for facilities and transac-tions similar to the Credit Facility, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Credit Facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, war-ranties, indemnities, conditions precedent to borrowing, and events of default.

Loans under the Credit Facility are available to fund capital expenditures re-lated to the construction of the Company's PCS network, the acquisition of re-lated businesses, working capital needs of the Company, and customer acquisi-tion costs. All indebtedness under the Credit Facility will constitute Senior Debt.

The terms of the Credit Facility currently allow the Company to incur only $150 million of indebtedness pursuant to the issuance of Subordinated Debt (as de-fined in the Credit Facility). The Company is currently negotiating with the lenders under the Credit Facility to amend the terms of the Credit Facility (the "Amendment to Credit Facility") to, among other things, allow for the incurrance of additional indebtedness.

As of March 27, 1998, the Company has drawn $75 million of Tranche B Term Loans under the facility.

                   TRITON PCS, INC. AND PREDECESSOR COMPANY
                       (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)


(7) COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into various operating leases for its offices and equipment. The Company incurred $13,070 of rent expense in the period from in-ception to December 31, 1997. Future minimum lease payments are as follows:

               ----------
   1998        $  317,485
   1999           484,090
   2000           461,620
   2001           457,672
   2002           394,530
   Thereafter  $1,014,750

Employment Agreements

In 1998, the Company entered into five-year employment agreements with three of its officers. The employment agreements provide for minimum aggregate an-nual compensation of $1,015,000 for 1998 and $795,000 for the years 1999 through 2001, as well as annual bonuses based upon performance. The employment agreements also provide that in the event that the officers are terminated, certain liabilities will be incurred by the Company. Also, upon the death or disability of the officers, the Company will be required to make certain pay-ments.

(8) RELATED-PARTY TRANSACTIONS

During the period covered by these financial statements, L.L.C. incurred cer-tain costs on behalf of Triton Cellular Partners L.P. (Triton Cellular), an entity affiliated with the Company by virtue of management overlap and the sharing of leased facilities. Such costs totaled $148,100 and will be reim-bursed by Triton Cellular in 1998. In addition, the Company purchased $22,800 of equipment from Horizon Cellular Telephone Company, L.P. (Horizon Cellular), an entity affiliated with the Company by virtue of management overlap and the sharing of leased facilities. Horizon Cellular was in the process of conclud-ing its business activities as of December 31, 1997.

(9) CAPITAL CONTRIBUTIONS

On February 4, 1998, pursuant to the Securities Purchase Agreement, Holdings issued $140,000,000 of equity to certain institutional investors and manage-ment stockholders. The Securities Purchase Agreement requires the institu-tional investors and management stockholders to fund their unconditional and irrevocable obligations in installments in accordance with the following schedule:

                                                 ------------
   DATE DUE                                            AMOUNT
   --------                                      ------------
   Initial closing (funded on February 4, 1998)  $ 45,000,000
   First anniversary of initial closing            35,000,000
   Second anniversary of initial closing           35,000,000
   Third anniversary of initial closing            25,000,000
                                                 $140,000,000

Pursuant to the Securities Purchase Agreement, the initial cash contribution and the unfunded commitments are required to be made to Holdings. Pursuant to the Closing Agreement, Holdings has directed that all cash contributions sub-sequent to the initial cash contribution be made directly to the Company.

During 1997, Holding's Cash Equity Investors provided short-term financing in the form of $11.7 million in noninterest-bearing loans, which were advanced to the Company. Pursuant to the Closing Agreement, such loans were converted to equity of Holdings as a reduction of the requirements of the initial cash con-tribution. Concurrently, Holdings contributed these funds to the Company, which has recorded the transaction as additional paid in capital on the date of contribution.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY
                        (A DEVELOPMENT STAGE ENTERPRISE)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                              (DECEMBER 31, 1997)

(9) CAPITAL CONTRIBUTION (CONTINUED)

On March 10,1998, Holdings received commitments for an additional $40 million in equity contributions, of which $8 million has been received to date. These funds were concurrently contributed to the Company.

Common Stock

On October 2, 1997, the Company issued 100 shares of its common stock to Hold-ings.

L.L.C. Members' Capital

Members' capital contributions are recorded when received. Total committed cap-ital at October 31, 1997 was $1.00. Cash available for distribution will be made in proportion as their capital accounts. Allocation of income, gains, losses, and deductions will be in proportion to their capital accounts

(10) INCOME TAXES

The Company accounts for income taxes in accordance with the principles of SFAS
109. There is no provision for income taxes for the period March 6, 1997 to De-cember 31, 1997.

Total income tax expense differs from the amount computed at the U.S. federal statutory rate, as follows:

                                                   ----------
      Income tax benefit at statutory rate of 35%  $1,584,336
      Valuation allowance                          (1,584,336)
                                                   ----------
      Total income tax provision                   $      --

Deferred income tax assets reflect the net effects of temporary differences be-tween the carrying value of assets and liabilities and their tax bases. The components of the Company's deferred tax asset at December 31, 1997 are as fol-lows:

                                                   ----------
      Start-up costs capitalized for tax purposes  $1,093,123
      Accrued financing costs                         491,213
                                                   ----------
                                                    1,584,336
      Less: valuation allowance                    (1,584,336)
                                                   ----------
      Net deferred tax asset                       $      --

Under SFAS 109, a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. As the Company is a development stage enterprise, management has concluded that a full valuation allowance for all of the Company's deferred tax assets is appropriate.

(11) PENDING ACQUISITIONS

On March 10, 1998, the Company signed a purchase agreement to acquire an exist-ing cellular system (the "Myrtle Beach System") which serves the South Carolina 5--Georgetown Rural Service Area (the "SC-5") for a purchase price of approxi-mately $160 million from Vanguard Cellular Systems. The Company intends to in-tegrate the Myrtle Beach System into its planned PCS Network. The acquisition is subject to closing conditions typical in a transaction of this nature.

On March 24, 1998, Holdings entered into a non-binding letter of intent with AT&T to acquire additional PCS licenses covering the Norfolk/Virginia Beach, VA region and sections of Georgia and North Carolina, for an aggregate considera-tion of approximately $137 million, of which at least $32 million is expected to be represented by additional equity interests in Holdings. The planned ac-quisition includes a PCS system covering the Norfolk/Virginia Beach, VA region that is substantially completed. These potential acquisitions are subject to conditions typical in acquisitions of this nature, certain of which, including FCC consent, may be beyond the control of Holdings. If the transaction is con-summated, Holdings intends to contribute the assets acquired to the Company.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                             COMBINED BALANCE SHEET
                                 JUNE 30, 1998

                                                             ------------
                                                                 JUNE 30,
                                                                     1998
                                                             ------------
                                                              (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents                                  $261,508,612
  Accounts receivable, net of allowances                        5,487,000
  Due from related party                                           64,657
  Prepaid expenses                                                928,188
                                                             ------------
Total current assets                                          267,988,457
Property, plant and equipment:
  Land                                                            313,000
  Cellular telephone systems                                   21,826,000
  Office furniture and equipment                                3,680,340
  Construction in progress                                      9,212,186
                                                             ------------
                                                               35,031,526
Less accumulated depreciation                                    (108,067)
                                                             ------------
Net property, plant and equipment                              34,923,459
Intangible assets                                             263,165,305
Other assets                                                      367,789
                                                             ------------
                                                             $566,445,010
                                                             ============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued expenses                      $  6,611,179
  Accrued interest                                              3,641,389
                                                             ------------
Total current liabilities                                      10,252,568
Long-term debt                                                371,692,463
Deferred income taxes                                          13,236,630
Commitments and contingencies                                         --
Shareholder's Equity and Members Capital:
  Common stock, $.01 par value, 1,000 shares authorized, 100 shares
   issued and outstanding                                               1
Additional paid-in capital                                    181,821,118
Accumulated deficit                                           (10,557,770)
                                                             ------------
Total shareholder's equity and Members Capital:               171,263,349
                                                             ------------
                                                             $566,445,010
                                                             ============

            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                       COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                ------------------------------
                                     PERIOD FROM    SIX MONTHS
                                   MARCH 6, 1997         ENDED
                                TO JUNE 30, 1997 JUNE 30, 1998
                                ---------------- -------------
Expenses:
  Operations and development            $    --    $ 1,443,979
  General and administrative             522,823     3,737,427
  Depreciation and amortization              --      1,085,504
                                        --------   -----------
  Loss from operations                   522,823     6,266,910
Interest expense                             --      9,871,809
Interest (income)                            --     (2,739,163)
                                        --------   -----------
Loss before taxes                        522,823    13,399,556
Tax benefit                                  --      6,802,625
                                        --------   -----------
Net loss                                $522,823   $ 6,596,931
                                        ========   ===========




            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

   COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY (DEFICIT) AND MEMBERS CAPITAL
                                  (UNAUDITED)
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                          -----------------------------------------------------
                                          ADDITIONAL
                           COMMON STOCK      PAID-IN  ACCUMULATED
                          SHARES AMOUNT      CAPITAL      DEFICIT         TOTAL
                          ------ ------ ------------ ------------  ------------
Issuance of common stock     100    $ 1 $         -- $         --  $          1
Net loss                      --     --           --   (3,960,839)   (3,960,839)
                             ---    --- ------------ ------------  ------------
Balance at December 31,
 1997                        100      1           --   (3,960,839)   (3,960,838)
Capital contribution
 from Parent (1)              --     --  181,821,118           --   181,821,118
Net loss                      --     --           --   (6,596,931)   (6,596,931)
                             ---    --- ------------ ------------  ------------
Balance at June 30, 1998     100    $ 1 $181,821,118 $(10,557,770) $171,263,349
                             ===    === ============ ============  ============

(1) Includes the contribution of non-cash assets from AT&T PCS of $118.6 mil-lion to Holdings, which were concurrently contributed to the Company.



            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                       COMBINED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                          -------------------------------
                                               PERIOD FROM     SIX MONTHS
                                             MARCH 6, 1997          ENDED
                                          TO JUNE 30, 1997  JUNE 30, 1998
                                          ----------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                        $(522,823) $  (6,596,931)
 Adjustments to reconcile net loss to
  cash used in operating activities:
  Depreciation and amortization                        --       1,085,504
  Deferred income taxes                                --      (6,802,625)
  Accretion of interest                                --       5,980,188
   Change in operating assets and
    liabilities:
   Prepaid expenses                                    (69)      (296,228)
   Accounts payable and accrued expenses           118,589      2,429,690
   Accrued interest                                    --       4,013,360
                                                 ---------  -------------
    Net cash used in operating activities         (404,303)      (187,042)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital expenditures                              (10,567)    (9,753,582)
 Myrtle Beach acquisition, net of cash
  acquired (note 4)                                    --    (162,475,478)
                                                 ---------  -------------
    Net cash used in investing activities          (10,567)  (172,229,060)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Borrowings under credit facility                      --      75,000,000
 Borrowings on notes payable                       509,101            --
 Borrowings on subordinated debt                       --     291,000,000
 Issuance of common stock                              --             --
 Capital contributions from parent                     --      68,346,606
 Payment of deferred transaction costs                 --     (11,822,145)
 Advances from related party, net                   68,934         38,041
                                                 ---------  -------------
    Net cash provided by financing
     activities                                    578,035    422,562,502
                                                 ---------  -------------
NET INCREASE IN CASH                               163,165    250,146,400
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD                                                --      11,362,212
                                                 ---------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD         $ 163,165  $ 261,508,612
                                                 =========  =============

            See accompanying notes to combined financial statements.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)


(1) DESCRIPTION OF BUSINESS

  Triton PCS, Inc (formerly Triton PCS License Company, Inc. with its subsidi-aries referred to as the "Company") was formed on October 2, 1997 as a wholly-owned subsidiary of Triton PCS Holdings, Inc. (formerly Triton PCS, Inc. re-ferred to as "Holdings" or "Parent"). The Company will be the exclusive pro-vider of wireless mobility services in the AT&T Corp. (together with affiliates "AT&T") mid-Atlantic and Southeast regions. The Company intends to become the leading provider of broadband personal communications services ("PCS") in Vir-ginia, South Carolina, North Carolina, northern Georgia, and surrounding areas. The Company is authorized to provide PCS Service in major population and busi-ness centers such as Charleston, SC, Columbia, SC, Greenville/Spartansburg, SC, Richmond, VA and Augusta, GA, as well as major resort destinations such as Myr-tle Beach, SC, Hilton Head, SC, and Kiawah Island, SC.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

  On March 6, 1997, Triton Communications L.L.C. ("L.L.C.") was formed to ex-plore various business opportunities in the wireless telecommunications indus-try, principally related to PCS and cellular activities. During the period March 6, 1997 through October 1, 1997, L.L.C.'s activities consisted princi-pally of hiring a management team, raising capital, and negotiating strategic business relationships, primarily related to PCS business opportunities. Subse-quent to October 2, 1997, these activities continued but were conducted primar-ily through the Company. Consequently, for purposes of the accompanying finan-cial statements, L.L.C. has been treated as a "predecessor" entity. The chief executive officer and sole member of L.L.C. is also the chief executive officer and principal shareholder of Holdings, and consequently the Company. As a re-sult of this relationship, certain financing relationships and the similar na-ture of the business activities conducted by each respective legal entity, L.L.C. and the Company are considered companies under common control.

  The accompanying combined financial statements are unaudited and have been prepared by management. In the opinion of management, these combined financial statements contain all of the adjustments, consisting of normal recurring ad-justments, necessary to present fairly, in summarized form, the financial posi-tion and the results of operations of the Company. The results of operations for the six month period ended June 30, 1998 and the period from inception to June 30, 1997, respectively are not indicative of the results that may be ex-pected for the year ending December 31, 1998. The financial information pre-sented herein should be read in conjunction with the combined financial state-ments for the year ended December 31, 1997.

  The combined financial statements incorporate the PCS-related business activ-ities of L.L.C. and the Company. The consolidated accounts of the Company in-clude Triton PCS Inc; Triton PCS Holdings Company L.L.C.; Triton Management Company, Inc.; Triton PCS Property Company L.L.C.; Triton PCS Equipment Company L.L.C.; Triton PCS Operating Company L.L.C.; and Triton PCS License Company L.L.C. All significant intercompany accounts or balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the reported amounts of assets and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

The Company adopted SFAS No. 130, "Reporting Comprehensive Income", effective January 1, 1998. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose

                   TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)

financial statements. Comprehensive income is the change in equity of a busi-ness enterprise during a period from transactions and the events and circum-stances from non-owner sources. For the periods presented in the accompanying statements of operations, comprehensive income equals the amounts reported on the accompanying statements of operations.

Construction in Progress

Construction in progress includes expenditures for the design, construction and testing of the Company's PCS network and also includes costs associated with developing information systems. The Company capitalizes interest on cer-tain of its construction in progress activities. As of June 30, 1998, interest capitalized totaled $217,415. When the assets are placed in service, the Com-pany will transfer the assets to the appropriate property and equipment cate-gory and depreciate these assets over their respective estimated useful lives. The Company expects to commence PCS service in the first quarter 1999 or shortly thereafter.

Investment in PCS Licenses

Investments in PCS Licenses are recorded at their fair value as determined by an independent appraisal. In transactions in which the acquisition of the li-censes has been funded using debt, the Company records capitalized interest while readying the licenses in the Company's region for use. The Company will begin amortizing its licenses over 40 years upon commencement of service, which is expected in its first market in the first quarter of 1999 or shortly thereafter.

Intangible Assets

Intangible assets consist of amounts relating to FCC Licenses; License, Exclu-sivity and Resale Agreements, Roaming Agreement, and deferred financing costs. These amounts are being amortized on a straight-line basis over their useful lives as follows:

                                                 YEARS
                                                -------
    FCC Licenses                                  40
    Roaming Agreement                             20
    License, Exclusivity, and Resale Agreements   10
    Deferred Financing Costs                    8.75-10
    Subscriber List                                5

At each balance sheet date, management evaluates the recoverability of intan-gible assets using certain financial indicators, such as historical and future ability to generate income from operations. The Company's policy is to record an impairment loss against the net unamortized cost of the intangible asset in the period when it is determined that the carrying amount of the asset may not be recoverable. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environ-ment in which the business operates or if the expected future net cash flows (undiscounted and without interest) would become less than the carrying amount of the asset.

Development Stage Company

  Prior to June 30, 1998 the Company was considered to be in the Development Stage as defined under SFAS 7. As of June 30, 1998, in connection with the ac-quisition of the Myrtle Beach System (see Note 4), the Company is no longer considered development stage.

New Accounting Pronouncements

  The Company adopted SFAS No. 130, "Reporting Comprehensive Income", which was effective for fiscal year beginning after December 15, 1997. SFAS 130 es-tablished standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehen-sive income is the change in equity of a business enterprise during a period from transactions and the events and circumstances from non-owner sources. For the periods presented in the accompanying statements of operations, comprehen-sive income equals the amounts reported on the accompanying statement of operations.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)


  In February 1997, the FASB issued Statement No. 129, "Disclosure of Informa-tion about Capital Structure." ("SFAS 129") This statement establishes stan-dards for disclosing information about an entity's capital structure. The Com-pany has adopted SFAS 129 and is effective for periods ending after December 15, 1997. The effect of initial application of this Statement did not have a material adverse effect on the Company financial statements.

  In June 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"). This statement estab-lishes additional standards for segment reporting in the financial statements and is effective for fiscal years beginning after December 15, 1997. The Com-pany has adopted SFAS 131. The effect of initial application of the statement did not have a material effect on the Company's financial statements.

  In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" ("SFAS 132"). This statement is effective for fiscal years beginning after December 15, 1997. It is not ex-pected that application of this statement will have a material effect on the Company's financial statements.

  In April 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-up Activities ("SOP 98-5"). This statement requires that the costs of start-up activities, including organization costs, be expensed as incurred and is effective for fiscal years beginning after December 31, 1998. The Company has elected early adoption of this statement beginning in fiscal year ending December 31, 1998. The effect of initial application of the statement did not have a material effect on the Company's financial statements.

  In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company has not yet fully analyzed the impact of this statement on its finan-cial statements.

(3) AT&T TRANSACTION

On October 8, 1997, Holdings entered into a Securities Purchase Agreement with AT&T Wireless PCS, Inc ("AT&T PCS"), a subsidiary of AT&T, and the other stock-holders of Holdings, whereby the Company will be the exclusive provider of wireless mobility services in the AT&T mid-Atlantic and southeast regions.

On February 4, 1998, Holdings executed the Closing Agreement with AT&T PCS and the other stockholders of Holdings, finalizing the transactions contemplated in the Securities Purchase Agreement. In accordance with the Closing Agreement, Holdings and AT&T PCS and the other stockholders of Holdings consented that one or more of Holdings' subsidiaries shall enter into certain agreements or con-duct certain operations on the condition that such subsidiaries shall at all times be direct or indirect wholly-owned subsidiaries of Holdings and Holdings shall cause such subsidiaries to perform the obligations and conduct such oper-ations required to be performed or conducted under those agreements.

Under the Closing Agreement, Holdings issued equity to AT&T PCS in exchange for 20 MHz A and B block PCS licenses, which were contributed to the Company, and certain other agreements covering certain areas in the southeastern United States. The aggregate fair value of all intangibles acquired was $118.6 mil-lion, of which $92.8 million was allocated to the PCS licenses with an esti-mated useful life of 40 years. AT&T PCS was issued Series D Preferred, which at the time of the closing of the transaction was equal to an initial common eq-uity ownership of Holdings on a fully diluted basis of 18.66%, along with 732,371 shares of non-voting Series A preferred stock.

In connection with the closing of the AT&T transaction, the Company executed or was a party to certain agreements, including the following:

STOCKHOLDERS' AGREEMENT

Resale Agreement

Pursuant to the Stockholders' Agreement, the Company is required to enter into a Resale Agreement at the request of AT&T. Under this agreement, AT&T PCS will be granted the right to purchase and resell on a nonexclusive basis access to

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)

and usage of the Company's services in the Company's Licensed Area. The Company will retain the continuing right to market and sell its services to customers and potential customers in competition with AT&T PCS.

The Resale Agreement will have a term of ten years and will renew automatically for successive one-year periods unless, after the eleventh anniversary thereof, either party elects to terminate the Resale Agreement. Furthermore, AT&T PCS may terminate the Resale Agreement at any time for any reason on 180 days writ-ten notice.

The Company has agreed that the rates, terms, and conditions of service, taken as a whole, provided by the Company to AT&T PCS pursuant to the Resale Agree-ment, shall be at least as favorable as (or if permitted by applicable law, su-perior to) the rates, terms, and conditions of service, taken as a whole, pro-vided by the Company to any other customer. Without limiting the foregoing, the rate plans offered by the Company pursuant to the Resale Agreement shall be de-signed to result in a discounted average actual rate per minute paid by AT&T PCS for service below the weighted average actual rate per minute billed by the Company to its subscribers generally for access and air time.

Neither party may assign or transfer the Resale Agreement or any of its rights thereunder without the other party's prior written consent, which will not be unreasonably withheld, except (a) to an affiliate of that party at the time of execution of the Resale Agreement, (b) by the Company to any of its operating subsidiaries, and (c) to the transferee of a party's stock or substantially all of its assets, provided that all FCC and other necessary approvals have been received.

The Company expects to enter into the Resale Agreement upon commencement of its operations in the initial configuration.

Exclusivity

Under the Stockholders' Agreement, none of the Stockholders will provide or re-sell, or act as the agent for any person offering, within the Territory mobile wireless telecommunications services initiated or terminated using Time Divi-sion Multiple Access and frequencies licensed by the FCC ("Company Communica-tions Services"), except AT&T PCS and its affiliates may (i) resell or act as agent for the Company in connection with the provision of Company Communica-tions Services, (ii) provide or resell wireless telecommunications services to or from certain specific locations, and (iii) resell Company Communications Services for another person in any area where the Company has not placed a sys-tem into commercial service by August 2002. Additionally, with respect to the markets listed on the Roaming Agreement, each of the Company and AT&T PCS agrees to cause their respective affiliates in their home carrier capacities to program and direct the programming of customer equipment so that the other party in its capacity as the serving carrier is the preferred provider in such markets, and refrain from inducing any of its customers to change such program-ming.

Build-out

The Company is required to conform to certain requirements regarding the con-struction of the Company's PCS system. In the event that the Company breaches these requirements, AT&T PCS may terminate its exclusivity provisions.

Disqualifying Transactions

In the event of a merger, asset sale, or consolidation, as defined, involving AT&T and another person that derives annual revenues in excess of $5.0 billion, derives less than one third of its aggregate revenues from wireless telecommu-nications, and owns FCC licenses to offer mobile wireless telecommunication services to more than 25% of the population within the Company's territory, AT&T and the Company have certain rights. AT&T may terminate its exclusivity in the territory in which the other party overlaps that of the Company. In the event that AT&T proposes to sell, transfer, or assign to a non-affiliate its PCS system owned and operated in Charlotte, NC; Atlanta, GA; Baltimore, MD; and Washington, DC, or Richmond, VA BTAs, then AT&T will provide the Company with the opportunity for a 180 day period to have AT&T jointly market the Company's licenses that are included in the MTA that AT&T is requesting to sell.

The Stockholders' Agreement expires on February 4, 2009. Certain provisions ex-pire upon an initial public offering.

                    TRITON PCS INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)


LICENSE AGREEMENT

Pursuant to a Network Membership License Agreement, dated February 4, 1998 (the "License Agreement"), between AT&T and the Company, AT&T granted to the Company a royalty-free, nontransferable, nonsublicensable, limited right, and license to use certain Licensed Marks solely in connection with certain licensed activ-ities. The Licensed Marks include the logo containing the AT&T and globe design and the expression "Member, AT&T Wireless Services Network." The "Licensed Ac-tivities" include (i) the provision to end-users and resellers, solely within the Territory, of Company Communications Services on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accor-dance with the AT&T Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the Territory. The License Agreement also grants to the Company the right and license to use Licensed Marks on certain permitted mobile phones.

The License Agreement contains numerous restrictions with respect to the use and modification of any of the Licensed Marks. Furthermore, the Company is ob-ligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the Licensed Marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the Territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Credit Facility (see note 7) and after the expira-tion of any applicable grace and cure periods under the Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

The term of the License Agreement is for five years (the "Initial Term") and renews for an additional five-year period if neither party terminates the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any Licensed Marks, the Company licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards, or a change in control of the Company occurs.

After the Initial Term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

ROAMING AGREEMENT

Pursuant to the Intercarrier Roamer Service Agreement, dated as of February 4, 1998 (the "Roaming Agreement"), between AT&T Wireless Services, Inc. and the Company, each of AT&T PCS and the Company agrees to provide (each in its capac-ity as serving provider, the "Serving Provider") mobile wireless radiotelephone service for registered customers of the other party's (the "Home Carrier") cus-tomers while such customers are out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/tel-ephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Service Carrier's service charges per minute or partial minute for the use for the first 3 years will be fixed at a declining rate, and thereafter will be equal to an adjusted average home rate or such lower rate as the parties negotiate from time to time. Each service Carrier's toll charges per minute of use for the first 3 years will be fixed at a declin-ing rate and thereafter such other rates as the parties negotiate from time to time.

The Roaming Agreement has a term of 20 years, unless earlier terminated by a party due to the other party's uncured breach of any term of the Roaming Agree-ment, the other party's license or permit to provide CMRS.

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)


Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applica-ble part of the obligations of such party under the Roaming Agreement.

(4) MYRTLE BEACH ACQUISITION

On June 30, 1998, the Company acquired an existing cellular system (the "Myrtle Beach System") which serves the South Carolina 5--Georgetown Rural Service Area (the "SC-5") for a purchase price of approximately $162.5 million from Vanguard Cellular Systems. The Company intends to integrate the Myrtle Beach System into its planned PCS Network. As a result of the acquisition, the Company will no longer be considered a development stage enterprise under SFAS No. 7 (See Note
2). The effects of the acquisition have been presented using the purchase method and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of their fair value.

  The company expects to further refine the purchase price allocation which may result in adjustments to recorded amounts. The Company does not believe that the final allocation will result in material adjustments to the statement of operations. The tentative purchase price has been allocated as follows, based on the estimated fair values of the acquired assets and liabilities:

                                                                 AMOUNT     LIFE
                                                           ------------ --------
   Net Current Assets..................................... $  3,635,000      --
   Net Property, Plant and Equipment......................   24,692,000  8 years
   Licenses...............................................  114,033,000 40 years
   Subscriber List........................................   20,000,000  5 years
   Other Net Assets.......................................      140,000      --
                                                           ------------
   Total Purchase Price................................... $162,500,000

(5) INTANGIBLE ASSETS

A summary of intangible assets and related accumulated amortization as of June 30, 1998 is as follows.

  FCC Licenses.................................................... $209,302,399
  License, Exclusivity and Resale Agreements......................   20,478,195
  Subscriber List.................................................   20,000,000
  Roaming Agreement...............................................    5,548,279
  Deferred Financing Costs........................................    9,214,645
                                                                    265,543,518
                                                                   ------------
  Less: accumulated amortization..................................    1,378,213
                                                                   $263,165,305
                                                                   ============

(6) SHORT-TERM DEBT

Convertible Notes

At various dates in 1997, certain private equity investors provided $1.6 mil-lion in financing to L.L.C. in the form of convertible promissory notes. The notes originally bore interest at 14% annually, payable at maturity. On January 15, 1998, L.L.C. assigned the notes to the Company. The Company, in conjunction with Holdings and the noteholders, subsequently negotiated a revised arrange-ment under which no interest would be paid on the notes, which became convert-ible into approximately $3.2 million worth of Holdings' Series C preferred stock. The conversion of L.L.C. notes into Holdings equity occurred on February 4, 1998. The $1.6 million preferred return to the investors was accounted for as a financing cost during the period the notes were outstanding.

Noninterest bearing loans

During 1997, Holding's Cash Equity Investors provided short-term financing in the form of $11.7 million noninterest-bearing loans, which were advanced to the Company. Pursuant to the Closing Agreement, such loans were converted to equity of Holdings as a reduction of the requirements of the initial cash contribu-tion. Concurrently, Holdings contributed these funds to the Company, which has recorded the transaction as additional paid in capital on the date of the con-tribution.

(7) BANK CREDIT FACILITY

On February 3, 1998, (the "Credit Facility Effective Date"), the Company en-tered into a Credit Agreement (the "Credit Facility"), a $425.0 million Credit Facility with Holdings, The Chase Manhattan Bank, as Administrative Agent, and certain banks

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)

and other financial institutions party thereto. The Credit Facility provides for (i) a $175.0 million senior secured term loan (the "Tranche A Term Loan") which matures on the date that is eight and one-half years from the credit Fa-cility Effective Date, (ii) a $150.0 million senior secured term loan (the "Tranche B Term Loan" and, together with the Tranche A Term Loan, the "Term Loans") which matures on the date that is nine and one-quarter years from the "Credit Facility Effective Date," and (iii) a $100.0 million senior secured re-volving credit facility (the "Revolving Credit Facility" and, together with the commitments to make the Term Loans, the "Facilities") which matures on the date that is eight and one-half years from the Credit Facility Effective Date.

The commitment to make loans under the Revolving Credit Facility ("Revolving Credit Loans" and, together with the Term Loans, the "Loans") automatically and permanently reduces, beginning on the date that is six years and six months af-ter the Credit Facility Effective Date, in eight quarterly reductions (the amount of each of the first two reductions, $5.0 million, the next four reduc-tions, $10.0 million, and the last two reductions, $25.0 million). The Tranche A Term Loans are required to be repaid, beginning on the date that is four years after the Credit Facility Effective Date, in eighteen consecutive quar-terly installments (the amount of each of the first four installments, $4,375,000, the next four installments, $6,562,500, the next four installments $8,750,000, the next four installments, $10,937,500, and the last two install-ments, $26,250,000). The Tranche B Term Loans are required to be repaid begin-ning on the date that is four years after the Credit Facility Effective Date, in twenty-one consecutive quarterly installments (the amount of the first six-teen installments, $375,000, the next four installments $7,500,000, and the last installment, $114.0 million).

Interest on all loans accrue, at the Company's option, either at (i) (a) a LI-BOR rate multiplied by a fraction, the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency, or supplemen-tal reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System which the Administrative Agent is subject for eurocurrency funding, plus (b) the Applicable Rate (as defined below) (Loans bearing interest described in (i), "Eurodollar Loans") or (ii) (a) the higher of (1) the Administrative Agent's prime rate and (2) the Federal Funds Effec-tive Rate (as defined in the Credit Facility) plus 0.5%, plus (b) the Applica-ble Rate (Loans bearing interest described in (ii), "ABR Loans"). Interest on any overdue amounts will be at a rate per annum equal to 2% plus the rate oth-erwise applicable to such amounts. The Applicable Rate means, with respect to Tranche B Term Loans, 1.75% per annum, in the case of an ABR Loan, and 3.00% per annum, in the case of a Eurodollar Loan, and, with respect to Tranche A Term Loans and Revolving Credit Loans, a rate between 0.0% to 1.25% per annum (depending on the level of the Company's ratio of debt to earnings before in-come taxes, depreciation, and amortization (EBITDA) in the case of an ABR Loan, and a rate between 1.00% and 2.25% per annum (depending on the level of the Company's ratio of debt to EBITDA), in the case of a Eurodollar Loan. The Credit Facility requires an annual commitment fee of between 0.375% and 0.50% (depending on the level of the Company's ratio of debt to EBITDA) of the unused portion of the Facilities payable quarterly in arrears and a separate agent's fee payable to the Administrative Agent. The Credit Facility also requires the Company to purchase an interest rate hedging contract covering an amount equal to at least 60% (as amended in July 1998) of the total amount of the outstand-ing indebtedness of the Company. The Tranche A Term Loans and funds under the Revolving Credit Facility are not available to the Company until the Tranche B Term Loans are fully drawn or become unavailable pursuant to the terms of the Credit Facility.

The Term Loans are required to be prepaid and commitments under the Revolving Credit Facility reduced in an aggregate amount equal to (i) 50% of excess cash flow of each fiscal year commencing the fiscal year ending December 31, 2001,
(ii) 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds, (iii) 100% of the net cash proceeds in excess of the initial $150.0 million of issu-ances of debt obligations and (iv) 50% of the net cash proceeds of issuances of equity securities (other than in connection with the Equity Commitments); pro-vided, that the prepayments and reductions set forth under clauses (iii) and
(iv) will not be required if, after giving effect to such issuance, (a) the Company's ratio of senior debt to EBITDA would be less than 5 to 1 and (b) the Company would be in pro forma compliance with certain covenants in the Credit Facility.

All obligations of the Company under the Facilities are unconditionally and ir-revocably guaranteed (the "Bank Facility Guarantees") by Holdings and each ex-isting and subsequently acquired or organized domestic subsidiary of the Compa-ny. The Facilities and the Bank Facility Guarantees, and any related hedging contracts provided by the lenders under the Credit Facility, will be secured by substantially all of the assets of the Company and each existing and subse-quently acquired or organized domestic subsidiary of the Company, including a first priority pledge of all of the capital stock held

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)

by the Company or any of its subsidiaries; provided that the pledge of shares of foreign subsidiaries may be limited to 65% of the outstanding shares of such foreign subsidiaries. The PCS Licenses will be held by one or more single pur-pose subsidiaries of the Company and will not be pledged to secure the obliga-tions of the Company under the Credit Facility. Each single purpose subsidiary will not be allowed by the Company to incur any liabilities or obligations other than the Bank Facility Guarantee issued by it, the security agreement en-tered into by it in connection with the Credit Facility, and, in the case of any single purpose subsidiary established to hold real estate, liabilities in-curred in the ordinary course of business of such subsidiary which are incident to being the lessee of real property of the purchaser, owner of lessee of equipment and taxes and other liabilities incurred in the ordinary course in order to maintain its existence.

The Credit Facility contains covenants customary for facilities and transac-tions similar to the Credit Facility, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Credit Facility also contains covenants relating to the population covered by the Company's network and number of customers and customary representations, war-ranties, indemnities, conditions precedent to borrowing, and events of default.

Loans under the Credit Facility are available to fund capital expenditures re-lated to the construction of the Company's PCS network, the acquisition of re-lated businesses, working capital needs of the Company, and customer acquisi-tion costs. All indebtedness under the Credit Facility will constitute Senior Debt.

The terms of the Credit Facility originally allowed the Company to incur only $150 million of indebtedness pursuant to the issuance of Subordinated Debt (as defined in the Credit Facility). In May 1998, the Company received an amendment to the Credit Facility, which included provisions that (i) permit the Pending Acquisition (note 11); (ii) permit up to a total of $450 million in subordi-nated debt; and (iii) exclude the equity issuances associated with the Pending Acquisitions from the mandatory prepayment requirement.

As of June 30, 1998, the Company has drawn $75 million of Tranche B Term Loans under the facility. As of August 25, 1998 the Company had $150 million of Se-nior Debt outstanding.

(8) SUBORDINATED DEBT

On May 4, 1998, the Company completed an offering (the "Private Offering") of $511,989,000 of 11% Senior Subordinated Discount Notes ("the Notes"), pursuant to Rule 144A of the Securities Act of 1933, as amended. The net proceeds of the Private Offering (after deducting an Initial Purchaser's Discount of $9 million and fees and expenses of the offering of $1 million) were approximately $290 million. The Company used approximately $127.5 million of the net proceeds of the Private Offering for the acquisition of the Myrtle Beach System and intends to use the net proceeds from the Private Offering, together with the Capital Contributions (note 9) and borrowings under the Credit Facility, to fund: (i) capital expenditures, including the build-out of its PCS network; (ii) the Nor-folk Acquisition (note 11); (iii) working capital as required; (iv) operating losses; (v) general corporate purposes, and (vi) potential acquisitions.

Cash interest will not accrue prior to May 1, 2003. Commencing on November 1, 2003, cash interest will be payable semiannually. Each Note was offered at an original issue discount (Initial Purchaser's Discount). Although cash interest will not be paid prior to May 1, 2003, the original issue discount will accrue from the issue date to May 1, 2003.

The Notes are not redeemable prior to May 1, 2003, except as set forth below. The Notes may be redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2003 and prior to maturity at the following re-demption prices (expressed as percentages of principal amount), plus accrued interest, if any, to but excluding the redemption date, if redeemed during the 12-month period beginning on May 1 of the years indicated:


      YEAR                 PERCENTAGE
      ----                 ----------
      2003                     105.50%
      2004                     103.67
      2005                     101.84
      2006 and thereafter      100.00

                    TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)


In addition, on or prior to May 1, 2001, the Company may redeem up to 35% of the principal amount at maturity of Notes issued under the Indenture at a re-demption price equal to 111% of the accreted value at the redemption date with the net proceeds of one or more equity offerings of qualified stock of (a) the Company, (b) Holdings, or (c) a special purpose corporation formed to own qual-ified stock of the Company or Holdings, provided that at least 65% of the ag-gregate principal amount at maturity of Notes issued under the Indenture would remain outstanding immediately after giving effect to such redemption.

Upon a change in control, each holder of the Notes may require the Company to repurchase such Holder's Notes, in whole or in part, at a purchase price equal to 101% of the accreted value thereof or the principal amount at maturity, as applicable plus accrued and unpaid interest to the purchase date.

(9) CAPITAL CONTRIBUTIONS

On February 4, 1998, pursuant to the Securities Purchase Agreement, Holdings issued $140,000,000 of equity to certain institutional investors and management stockholders. The Securities Purchase Agreement requires the institutional in-vestors and management stockholders to fund their unconditional and irrevocable obligations in installments in accordance with the following schedule:

                                                     ------------
       DATE DUE                                            AMOUNT
       --------                                      ------------
       Initial closing (funded on February 4, 1998)  $ 45,000,000
       First anniversary of initial closing            35,000,000
       Second anniversary of initial closing           35,000,000
       Third anniversary of initial closing            25,000,000
                                                     ------------
                                                     $140,000,000

Pursuant to the Securities Purchase Agreement, the initial cash contribution and the unfunded commitments are required to be made to Holdings. Pursuant to the Closing Agreement, Holdings has directed that all cash contributions subse-quent to the initial cash contribution be made directly to the Company.

As of June 30, 1998, Holdings received $35 million of additional equity contri-butions related to the acquisition of the Myrtle Beach System (see note 4). These funds were concurrently contributed to the Company.

Through May 8, 1998, Holdings received non-binding cash commitments of $16.5 million and $25 million, respectively, related to the pending acquisitions of additional licenses covering the Norfolk/Virginia Beach, VA region and sections of Georgia and North Carolina, respectively. The Company expects to use the ad-ditional equity contributions for the Norfolk Acquisition and in the build-out of the areas covered by additional PCS licenses in sections of Georgia and North Carolina. These commitments are contingent on the completion of the pend-ing acquisition.

Common Stock

On October 2, 1997, the Company issued 100 shares of its common stock to Hold-ings.

L.L.C. Members' Capital

Members' capital contributions are recorded when received. Total committed cap-ital at October 31, 1997 was $1.00. Cash available for distribution will be made in proportion to their capital accounts. Allocation of income, gains, losses, and deductions will be in proportion to their capital accounts.

(10) INCOME TAXES

  The Company accounts for income taxes in accordance with the principles of SFAS No. 109, which requires the use of the liability method in accounting for deferred taxes.

                   TRITON PCS, INC. AND PREDECESSOR COMPANY

                                 JUNE 30, 1998
                                  (UNAUDITED)

  In connection with the AT&T transaction discussed in Note 3, a gross de-ferred tax liability (due to a difference in book and tax basis of intangi-bles) of $20,040,000 was recorded.

  During 1998, the Company recorded a tax benefit (gross deferred tax asset) of $6,803,000 related to temporary deductible differences, primarily net oper-ating losses and capitalized start-up costs, arising during the current and prior year. No valuation allowance is necessary for these items due to the scheduled reversal of existing taxable temporary differences arising from the AT&T transaction, within the applicable carryforward period of these deduct-ible differences. Accordingly, management believes it is more likely than not that all recorded deferred tax assets will be realized.

  Deferred taxes of $13,236,630 are shown net in the accompanying balance sheet.

(11) PENDING ACQUISITION

The Company has signed a purchase agreement to acquire from AT&T PCS, Inc. (the "Norfolk Acquisition") (i) an FCC license to use 20MHz of authorized fre-quencies to provide broadband PCS services throughout the entirety of the Nor-folk, Virginia BTA and (ii) certain assets of AT&T PCS used in the operation of the PCS system in such BTA for an aggregate purchase price of $105 million, including $13.5 million of Series D Preferred Stock to be issued to AT&T PCS. The build-out of the network relating to the Norfolk Acquisition, including the installation of a switch, has been substantially completed. The Norfolk Acquisition is subject to closing conditions typical in acquisitions of this nature. There can be no assurance that the Norfolk Acquisition will be consum-mated on the terms described herein or at all.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vanguard Cellular Systems of South Carolina, Inc.:

We have audited the accompanying balance sheets of Vanguard Cellular Systems of South Carolina, Inc. (a North Carolina corporation and an indirect, wholly-owned subsidiary of Vanguard Cellular Systems, Inc.) as of December 31, 1997 and 1996, and the related statements of operations, changes in shareholder's deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audits provide a reasonable basis for our opin-ion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vanguard Cellular Systems of South Carolina, Inc. as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                       Arthur Andersen LLP

Greensboro, North Carolina,
March 20, 1998.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                                 BALANCE SHEETS
            (Dollar amounts in thousands, except per share amounts)

                                                      ------------------
                                                            DECEMBER 31
                                                          1996      1997
                                                      --------  --------
ASSETS
Current Assets:
  Cash                                                $    199  $    121
  Accounts receivable, net of allowances for doubtful
   accounts of $200 and $475                             1,485     3,199
  Cellular telephone inventories                           511       526
  Prepaid expenses                                          10        33
  Deferred income tax asset                                --      8,190
                                                      --------  --------
      Total current assets                               2,205    12,069
                                                      --------  --------
Deferred Cellular License Acquisition costs, net of
 accumulated amortization of $2,860 and $3,343          16,247    15,764
                                                      --------  --------
Property and Equipment, at cost:
  Land                                                     306       313
  Cellular telephones held for rental                    1,653     1,859
  Cellular telephone systems                            24,068    29,453
  Office furniture and equipment                         2,323     3,139
                                                      --------  --------
                                                        28,350    34,764
  Less--Accumulated depreciation                         5,864     9,252
                                                      --------  --------
                                                        22,486    25,512
  Construction in progress                                 198       565
                                                      --------  --------
                                                        22,684    26,077
                                                      --------  --------
Other Assets                                                22        21
                                                      --------  --------
    Total assets                                      $ 41,158  $ 53,931
                                                      ========  ========
LIABILITIES AND SHAREHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable and accrued expenses               $    315  $    686
  Advances from Vanguard                                53,350    63,092
                                                      --------  --------
    Total current liabilities                           53,665    63,778
                                                      --------  --------
Deferred Income Tax Liability                              --      1,298
                                                      --------  --------
Commitments and Contingencies (Note 5)
Shareholder's Deficit:
  Common stock--$1 par value, 1,000 shares issued and
   outstanding                                               1         1
  Accumulated deficit                                  (12,508)  (11,146)
                                                      --------  --------
    Total shareholder's deficit                        (12,507)  (11,145)
                                                      --------  --------
    Total liabilities and shareholder's deficit       $ 41,158  $ 53,931
                                                      ========  ========

  The accompanying notes to financial statements are an integral part of these balance sheets.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENTS OF OPERATIONS
                             (Amounts in thousands)

                                          -------------------------
                                              FOR THE YEARS ENDED
                                                     DECEMBER 31,
                                          -------------------------
                                             1995     1996     1997
                                          -------  -------  -------
Revenues:
  Service fees                            $16,428  $19,778  $22,508
  Cellular telephone equipment revenues     1,077      673    1,100
                                          -------  -------  -------
                                           17,505   20,451   23,608
Costs and Expenses:
  Cost of service                           1,796    3,014    2,811
  Cost of cellular telephone equipment      1,853    1,478    2,495
  General and administrative                2,260    2,948    4,793
  Marketing and selling                     2,564    2,731    3,944
  Depreciation and amortization             1,765    2,907    5,162
  Management fees                           1,374    1,620    1,896
  Corporate costs allocated from Vanguard     989    1,195    1,586
                                          -------  -------  -------
                                           12,601   15,893   22,687
                                          -------  -------  -------
Income From Operations                      4,904    4,558      921
Interest Expense                           (4,414)  (5,214)  (6,451)
Other, net                                   (326)    (186)     --
                                          -------  -------  -------
Income (Loss) Before Income Taxes             164     (842)  (5,530)
Income Tax Benefit                            --       --     6,892
                                          -------  -------  -------
Net Income (Loss)                         $   164  $  (842) $ 1,362
                                          =======  =======  =======


  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                   -----------------------------------
                                      FOR THE YEARS ENDED DECEMBER 31,
                                         1995         1996        1997
                                   ----------  -----------  ----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income (loss)                 $      164  $      (842) $    1,362
 Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in) operating
  activities:
  Depreciation and amortization         1,765        2,907       5,162
  Net losses on dispositions of
   property and equipment                 326          186         --
  Deferred income tax benefit             --           --       (6,892)
  Changes in current items:
   Accounts receivable, net              (527)         404      (1,714)
   Cellular telephone inventories        (162)        (104)        (15)
   Accounts payable and accrued
    expenses                              (47)         (97)        371
   Other, net                             (20)          13         (23)
                                   ----------  -----------  ----------
    Net cash provided by (used in)
     operating activities               1,499        2,467      (1,749)
                                   ----------  -----------  ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Purchases of property and
  equipment                            (8,948)     (12,531)     (8,072)
                                   ----------  -----------  ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net increase in advances from
  Vanguard                              7,603       10,050       9,742
 Other, net                               (12)         --            1
                                   ----------  -----------  ----------
    Net cash provided by financing
     activities                         7,591       10,050       9,743
                                   ----------  -----------  ----------
NET INCREASE (DECREASE) IN CASH           142          (14)        (78)
CASH, BEGINNING OF YEAR                    71          213         199
                                   ----------  -----------  ----------
CASH, END OF YEAR                  $      213  $       199  $      121
                                   ==========  ===========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH
 PAID
DURING THE YEAR FOR INTEREST, NET
 OF AMOUNTS CAPITALIZED            $    4,414  $     5,214  $    6,451
                                   ==========  ===========  ==========


  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S DEFICIT
                         (Dollar amounts in thousands)

                            -----------------------------------
                             COMMON STOCK ACCUMULATED
                            SHARES AMOUNT     DEFICIT     TOTAL
                            ------ ------ -----------  --------
Balance, January 1, 1995     1,000    $ 1    $(11,830) $(11,829)
  Net income                   --     --          164       164
                             -----    ---    --------  --------
Balance, December 31, 1995   1,000      1     (11,666)  (11,665)
  Net loss                     --     --         (842)     (842)
                             -----    ---    --------  --------
Balance, December 31, 1996   1,000      1     (12,508)  (12,507)
  Net income                   --     --        1,362     1,362
                             -----    ---    --------  --------
Balance, December 31, 1997   1,000      1     (11,146)  (11,145)
                             =====    ===    ========  ========




  The accompanying notes to financial statements are an integral part of these statements.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION:

Vanguard Cellular Systems of South Carolina, Inc. (the Company), a North Caro-lina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Service Area (RSA). The Company acquired the Myr-tle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% con-trolled by Vanguard Cellular Systems, Inc. (Vanguard) and operates under the trade name of CellularOne(R), which is the trade name many nonwireline carriers have adopted to provide conformity throughout the industry.

The accompanying financial statements present the financial position, results of operations and cash flows of the Company as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the Company is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consoli-dation with Vanguard.

Substantially all of the Company's assets are pledged under Vanguard's long-term credit facility. Operating and capital expansion funds have been advanced between Vanguard and the Company on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompa-nying balance sheets. The debt of Vanguard has not been specifically allocated to the Company; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the Company. Interest has been charged by Vanguard to the Company on funds advanced to the Company as an approximation of the Company's share of Vanguard's consolidated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For each of the three years in the period ended December 31, 1997, the average interest rate charged to the Company by Vanguard was approxi-mately 11%. Total interest charged, net of amounts capitalized, from Vanguard to the Company was $4,414, $5,214, $6,451 for the years ended December 31, 1995, 1996 and 1997.

The net balance in Advances from Vanguard has been classified as a liability in the accompanying balance sheets as the Company will repay these advances to Vanguard upon receipt of the proceeds from the sale of the company's assets to Triton PCS, Inc. (See Note 7) .

NOTE 2. SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

Use of Estimates

The preparation of these financial statements and footnote disclosures in ac-cordance with generally accepted accounting principles requires the use of cer-tain estimates by management in determining the Company's financial position and results of operations. Actual results could differ from those estimates.

Revenue Recognition

Service fees are recognized at the time cellular services are provided. Cellu-lar telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

Cellular Telephone Inventories

Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

Deferred Cellular License Acquisition Costs

The Company's investment in deferred cellular license acquisition costs con-sists of amounts paid for the acquisition of the Federal Communications Commis-sion construction permit to build and subsequently provide cellular service in the

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

Myrtle Beach RSA. The Company amortizes its investment over 40 years. Amortiza-tion expense of $446, $483, $483 was recorded in 1995, 1996 and 1997.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following esti-mated useful lives:

                                                           ------

      Cellular telephones held for rental............................    3 years
      Cellular telephone systems..................................... 7-20 years
      Office furniture and equipment................................. 3-10 years

At December 31, 1996 and 1997, construction in progress was composed primarily of the cost of uncompleted additions to the Company's cellular telephone sys-tems. The Company capitalized interest costs of $106, $125, $43 in 1995, 1996 and 1997, respectively.

Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are re-flected in the statements of operations currently.

Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived As-sets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in cir-cumstances indicate that the carrying amount of an asset may not be recover-able. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by the Company.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Ac-counting for Income Taxes", which requires the use of the "asset and liability method" of accounting for income taxes. Accordingly, deferred income tax lia-bilities and assets are determined based on the differences between the finan-cial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to re-verse. The Company is included in the consolidated Federal income tax return of Vanguard and its subsidiaries. The Company records its share of consolidated Federal income taxes as if the Company filed a separate return.

NOTE 3. FUTURE CASH FLOW REQUIREMENTS:

The Company's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and ob-tain additional financing from Vanguard in the form of interest bearing advanc-es. During 1995, 1996 and 1997, the Company received $7,603, $10,050 and $9,742, respectively, of these advances. Vanguard has committed to fund the cash requirements of the Company at least through fiscal 1998 or through the ultimate date of disposition (Note 7), whichever is earlier. Accordingly, the accompanying financial statements have been prepared assuming the Company will continue as a going concern and, as such, adjustments, if any, that may be re-quired for presentation on another basis have not been considered.

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 4. INCOME TAXES:

For Federal income tax reporting purposes, the Company's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to differences in the treatment of deferred cellular li-cense acquisition costs and differences in the depreciation methods and esti-mated useful lives of property and equipment.

Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the Company's assets and liabili-ties. The components of net deferred taxes as of December 31, 1996 and 1997 were as follows:

                                          --------------------------
                                          DECEMBER 31,  DECEMBER 31,
                                                  1996          1997
                                          ------------  ------------
Deferred income tax assets:
  Net operating loss carryforward              $ 5,802        $7,936
  Other liabilities and reserves                   216           254
  Valuation allowance                           (4,776)          --
                                          ------------  ------------
    Total deferred income tax assets             1,242         8,190
                                          ------------  ------------
Deferred income tax liabilities:
  Unamortized deferred cellular license
   acquisition costs                               594           705
  Property and equipment                           648           593
                                          ------------  ------------
    Total deferred income tax liabilities        1,242         1,298
                                          ------------  ------------
Net deferred income taxes                      $   --         $6,892
                                          ============  ============

A valuation allowance of $4,454 as of December 31, 1995 was established because in the Company's assessment, it was uncertain whether the net deferred income tax assets would be realized. In addition, because of its continuing assessment that it was uncertain whether the net deferred income tax assets would be real-ized, the Company increased the valuation allowance by $322 to offset the 1996 net deferred income tax benefit.

In March 1998, Vanguard entered into an agreement to sell the operational as-sets of the Company for a cash purchase price of $160,000, subject to adjust-ment (Note 7). This transaction is expected to generate substantial capital gains which will utilize an equivalent amount of Vanguard's accumulated net op-erating loss carryforwards. Based on these anticipated gains, management has assessed that it is more likely than not that the deferred income tax assets of Vanguard and its subsidiaries, including the Company, are realizable. Accord-ingly, for the year ended December 31, 1997, the Company recognized a net de-ferred income tax benefit of $6,892 upon reversal of the valuation allowance on its net deferred income tax assets.


A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                                  -----------------------------------
                                  FOR THE YEARS ENDED DECEMBER 31,
                                       1995        1996          1997
                                  ---------- ----------  ------------
Amount at statutory Federal rate  $      57  $     (295) $     (l,936)
Change in valuation allowance           (63)        322        (4,776)
Other                                     6         (27)         (180)
                                  ---------- ----------  ------------
Income tax benefit                $     --   $      --   $     (6,892)
                                  ========== ==========  ============

               VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 5. OPERATING LEASES:

The Company leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

                  -------
      1998           $562
      1999            508
      2000            508
      2001            485
      2002            438
      Thereafter    4,686
                  -------
                   $7,187
                  =======

Rent expense under these leases was $349, $439, $573 for the years ended Decem-ber 31, 1995, 1996 and 1997.

NOTE 6. TRANSACTIONS WITH PARENT AND AFFILIATES:

At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the Company as security for debt of Vanguard totaling $569,000.

Operations Management Agreement

The Company is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $1,374, $1,620, $1,896 for the years ended December 31, 1995, 1996 and 1997, respec-tively.

Services Provided by Vanguard

Vanguard performs certain services and incurs certain costs for the Company. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the Company based upon the Company's annual subscriber activations and sub-scriber base as a percentage of Vanguard's total annual subscriber activations and total subscriber base. Corporate costs of Vanguard totaling $989, $1,195, $1,586 have been allocated to the Company for the years ended December 31, 1995, 1996 and 1997, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these func-tions.

Other Transactions

During 1997, the Company added certain engineering and managerial functions and incurred costs for such functions totaling $700 for the year ended December 31, 1997. These services benefited the Company and other Vanguard markets; however, none of these costs has been allocated to other markets. These costs are in-cluded in general and administrative expenses in the accompanying statements of operations.

Employee benefits costs are incurred by Vanguard and are allocated to the Com-pany based on an overall percentage of salaries expense. Such costs totaled $267, $322, $557 for the years ended December 31, 1995, 1996 and 1997, respec-tively, and are included in general and administrative expenses in the accompa-nying statements of operations. For purposes of these financial statements, these costs are assumed to be fully funded by the Company and are included in the Advances from Vanguard in the accompanying balance sheets.

NOTE 7. SUBSEQUENT EVENT:

In March 1998, Vanguard reached an agreement with Triton PCS, Inc. to sell the assets of the Company, including the cellular license for the Myrtle Beach RSA, for a cash purchase price of approximately $160,000, subject to adjustment. The consummation of this transaction is subject to receipt of customary regulatory approvals.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                                 BALANCE SHEET
            (Dollar amounts in thousands, except per share amounts)

                                                                  -----------
                                                                     JUNE 30,
                                                                         1998
                                                                  -----------
                                                                  (UNAUDITED)
ASSETS
Current Assets:
  Cash                                                                $    46
  Accounts receivable, net of allowances for doubtful accounts of
   $461                                                                 5,487
  Cellular telephone inventories                                          387
  Prepaid expenses                                                        225
  Deferred income tax asset                                             8,671
                                                                      -------
      Total current assets                                             14,816
                                                                      -------
Deferred Cellular License Acquisition costs, net of accumulated
 amortization of $3,585                                                15,522
Property and Equipment, at cost:
  Land                                                                    313
  Cellular telephones held for rental                                   1,710
  Cellular telephone systems                                           30,761
  Office furniture and equipment                                        3,317
                                                                      -------
                                                                       36,101
  Less--Accumulated depreciation                                       11,739
                                                                      -------
                                                                       24,362
  Construction in progress                                                330
                                                                      -------
                                                                       24,692
                                                                      -------
Other Assets                                                              140
                                                                      -------
    Total assets                                                      $55,170
                                                                      =======
LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities: Accounts payable and accrued expenses            $ 2,509
                                                                      -------
Deferred Income Tax Liability                                           1,181
                                                                      -------
Commitments and Contingencies (Note 5)
Divisional Equity-Investments and advances from Vanguard               51,480
                                                                      -------
    Total liabilities and divisional equity                           $55,170
                                                                      =======

  The accompanying notes to financial statements are an integral part of this balance sheet.

     MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS SOUTH CAROLINA, INC.

                            STATEMENT OF OPERATIONS
                             (Amounts in thousands)

                                          ------------------------
                                              SIX MONTHS ENDED
                                                   JUNE 30,
                                          ------------------------
                                              1997         1998
                                          -----------  -----------
                                          (UNAUDITED)  (UNAUDITED)
Revenues:
  Service fees                                $10,602      $13,424
  Cellular telephone equipment revenues           457        1,114
                                          -----------  -----------
                                               11,059       14,538
Costs and Expenses:
  Cost of service                               1,185        1,367
  Cost of cellular telephone equipment            979        1,388
  General and administrative                    1,980        2,502
  Marketing and selling                         1,664        2,215
  Depreciation and amortization                 2,023        3,080
  Management fees                                 890        1,106
  Corporate costs allocated from Vanguard         740          878
                                          -----------  -----------
                                                9,461       12,536
                                          -----------  -----------
Income From Operations                          1,598        2,002
Interest Expense                               (3,072)      (3,560)
Other, net                                       (334)          (6)
                                          -----------  -----------
Income (Loss) Before Income Taxes              (1,808)      (1,564)
Income Tax Benefit (Provision)                     --          598
                                          -----------  -----------
Net Income (Loss)                             $(1,808)     $  (966)
                                          ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                            STATEMENT OF CASH FLOWS
                             (Amounts in thousands)

                                                 ----------------------------
                                                    SIX MONTHS ENDED JUNE 30,
                                                     1997            1998
                                                 ------------    ------------
                                                 (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss                                        $   (1,808)     $     (966)
 Adjustments to reconcile net loss to net
  cash cash used in operating activities:
  Depreciation and amortization                       2,023           3,080
  Deferred income tax benefit                           --             (598)
  Changes in current items:
   Accounts receivable, net                          (1,560)         (2,288)
   Cellular telephone inventories                      (260)            139
   Accounts payable and accrued expenses                907           1,823
   Other, net                                           (44)           (192)
                                                 ----------      ----------
    Net cash provided by (used in) operating
     activities                                        (742)           (998)
                                                 ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment                 (4,143)         (1,453)
                                                 ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in advances from Vanguard               4,945             499
 Other, net                                             --             (119)
                                                 ----------      ----------
    Net cash provided by financing
     activities                                       4,945             380
                                                 ----------      ----------
NET INCREASE (DECREASE) IN CASH                          60             (75)
CASH, BEGINNING OF PERIOD                               199             121
                                                 ----------      ----------
CASH, END OF PERIOD                              $      259      $       46
                                                 ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH PAID
DURING THE PERIOD FOR INTEREST, NET OF
 AMOUNTS CAPITALIZED                             $    3,072      $    3,560
                                                 ==========      ==========


  The accompanying notes to financial statements are an integral part of these statements.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         NOTES TO FINANCIAL STATEMENTS
                         (Dollar amounts in thousands)

NOTE 1. ORGANIZATION AND BASIS OF PRESENTATION:

The Myrtle Beach System (the System) of Vanguard Cellular Systems of South Car-olina, Inc. (the Company), a North Carolina corporation, is a provider of nonwireline cellular telephone service to the SC-5 (Myrtle Beach) Rural Service Area (RSA). The Company acquired the Myrtle Beach RSA license in January 1991 and the cellular system in this market became operational in the second quarter of 1991. The Company is 100% controlled by Vanguard Cellular Systems, Inc. (Vanguard) and operates the System under the trade name of CellularOne(R), which is the trade name many nonwireline carriers have adopted to provide con-formity throughout the industry. Prior to June 1998, the Company's only opera-tions and net assets were related to the System. During June 1998, Vanguard transferred certain assets to the Company. Such assets were not acquired by Triton PCS, Inc. (See Note 7) and are, therefore, not a part of the System in these financial statements. The accompanying financial statements and footnotes reflect the historical basis financial position of the System as of June 30, 1998, immediately prior to its sale to Triton, and the results of operations for the three and six months ended June 30, 1998 and 1997 and the cash flows of the System for the six months ended June 30, 1997 and 1998.

The accompanying financial statements present the financial position, results of operations and cash flows of the System as if it were a separate entity for all periods presented. In accordance with Staff Accounting Bulletin No. 54 of the Securities and Exchange Commission, Vanguard's investment in the System is reflected in the financial statements of the Company ("pushdown accounting"). The accompanying financial statements reflect the allocation of the purchase price in excess of the net assets acquired on the same basis as in the consoli-dation with Vanguard.

Substantially all of the System's assets were pledged under Vanguard's long-term credit facility prior to sale of the system to Triton PCS, Inc. Operating and capital expansion funds have been advanced between Vanguard and the System on an interest bearing basis, with the net amounts of these transfers reflected in advances from Vanguard in the accompanying balance sheets. The debt of Van-guard has not been specifically allocated to the System; however, advances from Vanguard approximate the borrowings of Vanguard that are attributable to the System. Interest has been charged by Vanguard to the System on funds advanced to the System as an approximation of the System's share of Vanguard's consoli-dated interest cost. Vanguard charges interest to its subsidiaries based on its consolidated borrowing rates plus 200 basis points. For the six months ended June 30, 1997 and 1998, the average interest rate charged to the System by Van-guard was approximately 11%. Total interest charged, net of amounts capital-ized, from Vanguard to the System was $1,568 (unaudited) and $1,791 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $3,072 (unaudited) and $3,560 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

NOTE 2. SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

Use of Estimates

The preparation of these financial statements and footnote disclosures in ac-cordance with generally accepted accounting principles requires the use of cer-tain estimates by management in determining the System's financial position and results of operations. Actual results could differ from those estimates.

Revenue Recognition

Service fees are recognized at the time cellular services are provided. Cellu-lar telephone equipment revenues consist primarily of sales to subscribers, which are recognized at the time equipment is delivered to the subscriber, and equipment rentals, which are recognized monthly over the terms of the rental agreement with the subscriber.

Cellular Telephone Inventories

Inventories, consisting primarily of cellular telephones held for resale, are valued at the lower of first-in, first-out (FIFO) cost or market.

Deferred Cellular License Acquisition Costs

The System's investment in deferred cellular license acquisition costs consists of amounts paid for the acquisition of the Federal Communications Commission construction permit to build and subsequently provide cellular service in the

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (Dollar amounts in thousands)

Myrtle Beach RSA. The System amortizes its investment over 40 years. Amortiza-tion expense of $121 (unaudited) and $121 (unaudited) was recorded for three months ended June 30, 1997 and 1998 respectively; and $242 (unaudited) and $242 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on a straight-line basis for financial reporting purposes over the following esti-mated useful lives:

                                                           ------

      Cellular telephones held for rental............................    3 years
      Cellular telephone systems..................................... 7-20 years
      Office furniture and equipment................................. 3-10 years

At June 30, 1998, construction in progress was composed primarily of the cost of uncompleted additions to the System's cellular telephone systems. The System capitalized interest costs of $14 (unaudited) and $7 (unaudited) in the three-months ended June 30, 1997 and 1998, respectively, and $21 (unaudited) and $17 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, as part of the cost of cellular telephone systems.

During the first quarter of 1998, the System revised its estimate of the useful life of cellular telephones held for rental from 3 years to 18 months to more closely approximate its historical experience. This change increased deprecia-tion expense for the three-months ended June 30, 1998 by approximately $400 (unaudited) and $800 (unaudited) for the six months ended June 30, 1998.

Maintenance, repairs and minor renewals are charged to operations as incurred. Gains or losses at the time of disposition of property and equipment are re-flected in the statements of operations currently.

Cellular telephones are rented to certain customers generally with a contract for a minimum length of service. Such customers have the option to purchase the cellular telephone at any time during the term of the agreement.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards ("SFAS") No.
121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived As-sets to be Disposed Of", management reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in cir-cumstances indicate that the carrying amount of an asset may not be recover-able. Under SFAS No. 121 an impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount. No such impairment losses have been identified by management.

Income Taxes

The System accounts for income taxes in accordance with SFAS No. 109, "Account-ing for Income Taxes", which requires the use of the "asset and liability meth-od" of accounting for income taxes. Accordingly, deferred income tax liabili-ties and assets are determined based on the differences between the financial statement and income tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The System is included in the consolidated Federal income tax return of Van-guard and its subsidiaries. The System records its share of consolidated Fed-eral income taxes as if the System filed a separate return.

NOTE 3. FUTURE CASH FLOW REQUIREMENTS:

The System's ability to sustain its current and planned operations, maintain adequate working capital and make required or planned capital expenditures will depend on its ability to generate sufficient cash flow from operations and ob-tain additional financing from Vanguard in the form of interest bearing advanc-es. During the six months ended June 30, 1997 and 1998, the System received $4,945 (unaudited) and $499 (unaudited), respectively, of these advances.

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (DOLLAR AMOUNTS IN THOUSANDS)

NOTE 4. INCOME TAXES:

For Federal income tax reporting purposes, the System's identified portion of Vanguard's consolidated net operating loss carryforward was approximately $20,700 at December 31, 1997. These losses may be used to reduce future taxable income, if any, and expire through 2012. The primary differences between the accumulated deficit for financial reporting purposes and the income tax loss carryforwards relate to differences in the treatment of deferred cellular li-cense acquisition costs and differences in the depreciation methods and esti-mated useful lives of property and equipment.

Deferred income taxes are provided for the temporary differences between the financial reporting and income tax bases of the System's assets and liabili-ties. The components of net deferred taxes as of June 30, 1998 were as follows:

                                                          -----------
                                                             JUNE 30,
                                                                 1998
                                                          -----------
                                                          (UNAUDITED)
Deferred income tax assets:
  Net operating loss carryforward                              $8,424
  Other liabilities and reserves                                  247
                                                             --------
    Total deferred income tax assets                            8,671
Deferred income tax liabilities:
  Unamortized deferred cellular license acquisition costs         760
  Property and equipment                                          421
                                                             --------
    Total deferred income tax liabilities                       1,181
                                                             --------
Net deferred income taxes                                      $7,490
                                                             ========

Based on substantial capital gains expected to be realized during 1998 by Van-guard, for the year ended December 31, 1997, the System recognized a net de-ferred income tax benefit of $6,892 upon reversal of the previously provided valuation allowance on its net deferred income tax assets. For the six months ended June 30, 1998, the System recognized a net deferred income tax benefit of $598 (unaudited) related to operating losses generated during the period.


A reconciliation between income taxes computed at the statutory Federal rate of 35% and the reported income tax benefit is as follows:

                             -------------------------------------------------
                                              FOR THE                  FOR THE
                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                             JUNE 30,                 JUNE 30,
                                    1997         1998        1997         1998
                             -----------  ----------- -----------  -----------
                             (UNAUDITED)  (UNAUDITED) (UNAUDITED)  (UNAUDITED)
Amount at statutory Federal
 rate                              $(211)        $135       $(633)       $(548)
Change in valuation allow-
 ance                                231          --          692          --
Other                                (20)          13         (59)         (50)
                                 -------       ------     -------      -------
Income tax benefit                 $ --          $148       $ --         $(598)
                                 =======       ======     =======      =======

NOTE 5. OPERATING LEASES:

The System leases office space and land under noncancelable operating leases expiring through 2004. The future minimum rental payments required under these lease agreements as of December 31, 1997, were as follows:

                  -------
      1998           $562
      1999            508
      2000            508
      2001            485
      2002            438
      Thereafter    4,686
                  -------
                   $7,187
                  =======

    MYRTLE BEACH SYSTEM OF VANGUARD CELLULAR SYSTEMS OF SOUTH CAROLINA, INC.

                         (DOLLAR AMOUNTS IN THOUSANDS)

Rent expense under these leases was $127 (unaudited) and $170 (unaudited) for the three-months ended June 30, 1997 and 1998, respectively; and $254 (unau-dited) and $340 (unaudited) for the six months ended June 30, 1998, respective-ly.

NOTE 6. TRANSACTIONS WITH PARENT AND AFFILIATES:

At December 31, 1997, Vanguard has pledged its investment in the stock of the Company as well as the assets of the System as security for debt of Vanguard totaling $569,000.

Operations Management Agreement

The System is charged a management fee by Vanguard based upon a percentage of service fees. The management fee expense under this agreement was $612 (unau-dited) and $648 (unaudited) for the three months ended June 30, 1997 and 1998, respectively; and $890 (unaudited) and $1,106 (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Services Provided by Vanguard

Vanguard performs certain services and incurs certain costs for the System. Services provided include treasury, human resources, legal, technical support, data processing, financial accounting, marketing, and other general corporate services. The costs of the services provided by Vanguard have been allocated to the System based upon the System's annual subscriber activations and subscriber base as a percentage of Vanguard's total annual subscriber activations and to-tal subscriber base. Corporate costs of Vanguard totaling $422 (unaudited) and $438 (unaudited) have been allocated to the System for the three-months ended June 30, 1997 and 1998, respectively; and $740 (unaudited) and $878 (unaudited) have been allocated to the System for the six-months ended June 30, 1997 and 1998, respectively. In the opinion of management, the method of allocating these costs is believed to be reasonable. However, the costs of these services charged to the System are not necessarily indicative of the costs that would have been incurred if the System had performed these functions.

Other Transactions

During 1997, the System added certain engineering and managerial functions and incurred costs for such functions totaling $45 (unaudited) and $96 (unaudited) for the three months and six months ended June 30, 1997, respectively. These services benefited the System and other Vanguard markets; however, none of these costs has been allocated to other markets. For the three and six months ended June 30, 1998, such costs totaled approximately $0 (unaudited) and $55 (unaudited), respectively. These costs are included in general and administra-tive expenses in the accompanying statement of operations.

Employee benefits costs are incurred by Vanguard and are allocated to the Sys-tem based on an overall percentage of salaries expense. Such costs totaled $131 (unaudited) and $115 (unaudited) for the three months ended June 30, 1997 and 1998, respectively, and $240 (unaudited) and $249 (unaudited) for the six months ended June 30, 1997 and 1998, respectively, and are included in general and administrative expenses in the accompanying statements of operations. For purposes of these financial statements, these costs are assumed to be fully funded by the System.

NOTE 7. SALE OF SYSTEM ASSETS:

Effective at the close of the business on June 30, 1998, the Company sold sub-stantially all of the assets of the System to Triton PCS, Inc. for a purchase price of approximately $162.5 million.

Unaudited pro forma financial statements

The following pro forma data is filed herewith: Unaudited condensed combined pro forma balance sheet as of June 30, 1998 and unaudited condensed combined pro forma statements of operations for the year ended December 31, 1997 and six months ended June 30, 1998.

The unaudited condensed combined pro forma balance sheet reflects (i) certain Equity Investments and the contribution of such Equity Investments from Holdings to Triton, (ii) the Norfolk Acquisition and (iii) the Georgia/North Carolina Pops Acquisition as of June 30, 1998. The unaudited condensed combined pro forma statements of operations reflect the acquisition of the Myrtle Beach System as if such acquisition occurred on January 1, 1997. Since the pro forma financial statements which follow are based upon the financial condition and operating results of the Myrtle Beach System during periods when they were not under the control or management of Triton PCS, Inc., the information presented may not be indicative of the results which would have actually been obtained had the acquisition been completed as of January 1, 1997, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of Triton PCS, Inc. and the Myrtle Beach System. The condensed combined pro forma financial statements should be read in conjunction with the historical audited financial statements of Triton PCS, Inc. and the notes thereto, as well as the audited historical consolidated financial statements of Vanguard Cellular Systems of South Carolina, Inc. and the notes thereto included elsewhere herein. The acquisition has been accounted for by the purchase method.

                                TRITON PCS, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1998
                                   UNAUDITED
                                   ($ 000'S)

                                 -------------------------------------------
                                                                   PRO FORMA
                                 TRITON PCS, INC.  ADJUSTMENTS      COMBINED
                                 ----------------  -----------     ---------
ASSETS:
Current assets:
  Cash and cash equivalents              $261,509    $ (51,000)(a)  $210,509
  Due from related party                       65           --            65
  Accounts receivable, net of
   allowances                               5,487           --         5,487
  Cellular telephone inventories
   and prepaids                               928           --           928
                                         --------    ---------      --------
Total current assets                      267,989      (51,000)      216,989
Property, plant, and equipment:
  Land                                        313           --           313
  Cellular telephone systems               21,826    53,500(b)        75,326
  Office furniture and equipment            3,680       370(b)         4,050
  Construction in progress                  9,212           --         9,212
                                         --------    ---------      --------
                                           35,031    53,870(b)        88,901
Less accumulated depreciation                (108)                      (108)
                                         --------    ---------      --------
Net property, plant and
 equipment                                 34,923    53,870(b)        88,793
Intangible assets and deferred
 cellular license acquisition
 costs                                    263,165    84,130(c)       347,295
Other assets                                  368           --           368
                                         --------    ---------      --------
Total assets                             $566,445    $  87,000      $653,445
                                         ========    =========      ========
LIABILITIES AND SHAREHOLDER'S
 EQUITY
Current liabilities:
  Accounts payable and accrued
   expenses                              $  6,611    $      --      $  6,611
  Accrued interest                          3,642                      3,642
                                         --------    ---------      --------
Total current liabilities                  10,253           --        10,253
Long-term debt                            371,692                    371,692
Deferred income taxes                      13,237                     13,237
Shareholder's Equity
Common stock, $.01 par value,
 1,000 shares authorized, 100
 shares issued and outstanding                 --                         --
Additional paid-in capital                181,821    87,000(d)       268,821
Accumulated deficit                       (10,558)                   (10,558)
                                         --------    ---------      --------
Total shareholder's equity                171,263       87,000       258,263
                                         --------    ---------      --------
Total liabilities and
 shareholder's equity                    $566,445    $  87,000      $653,445
                                         ========    =========      ========

                               TRITON PCS, INC.,

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                   ($ 000'S)

                     ---------------------------------------------------------
                                          MYRTLE       PRO FORMA     PRO FORMA
                     TRITON PCS, INC.  BEACH SYSTEM  ADJUSTMENTS      COMBINED
                     ----------------  ------------  -----------     ---------
Revenues:                  $       --     $  23,608    $      --      $ 23,608
Costs and Expenses:
  Costs of services                --         5,306           --         5,306
  Operations and
   development                    873            --           --           873
  Marketing and
   selling                         --         3,944           --         3,944
  General and
   administrative               1,863         8,275           --        10,138
  Depreciation and
   amortization                     5         5,162        4,771 (a)     9,938
                           ----------     ---------    ---------      --------
    Total Costs and
     Expenses                   2,741        22,687        4,771        30,199
                           ----------     ---------    ---------      --------
  Income (loss) from
   operations                  (2,741)          921       (4,771)       (6,591)
Interest expense,
 net                            1,220         6,451       33,074 (b)    40,745
                           ----------     ---------    ---------      --------
Loss before taxes              (3,961)       (5,530)     (37,845)      (47,336)
Tax benefit                        --         6,892       (6,892)(c)        --
                           ----------     ---------    ---------      --------
Net income (loss)          $   (3,961)    $   1,362    $ (44,737)     $(47,336)
                           ==========     =========    =========      ========

                                TRITON PCS, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                          ---------------------------------------------------------
                                            MYRTLE BEACH   PRO FORMA      PRO FORMA
                          TRITON PCS, INC.     SYSTEM     ADJUSTMENTS      COMBINED
                          ----------------  ------------  -----------     ---------
Revenues:                      $        --     $  14,538    $      --      $ 14,538
Costs and Expenses:
  Costs of services                     --         2,755           --         2,755
  Operations and
   development                       1,444            --           --         1,444
  Marketing and selling                 --         2,215           --         2,215
  General and
   administrative                    3,737         4,486           --         8,223
  Depreciation and
   amortization                      1,086         3,080        1,889(d)      6,055
                               -----------     ---------     --------      --------
Total Costs and Expenses             6,267        12,536        1,889        20,692
                               -----------     ---------     --------      --------
  Income (loss) from
   operations                       (6,267)        2,002       (1,889)       (6,154)
Interest expense, net                7,133         3,566        8,361(e)     19,060
                               -----------     ---------     --------      --------
Loss before taxes                  (13,400)       (1,564)     (10,250)      (25,214)
Tax benefit                          6,803           598        3,891(f)     11,292
                               -----------     ---------     --------      --------
Net income (loss)              $    (6,597)    $    (966)    $ (6,359)     $(13,922)
                               ===========     =========     ========      ========

                               TRITON PCS, INC.,

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

  The accompanying unaudited pro forma condensed combined balance sheet gives effect to (i) certain Equity Investments and the contribution of such Eq-uity Investments from Holdings to Triton, (ii) the Norfolk Acquisition and
  (iii) the Georgia/North Carolina Pops Acquisition as if it had occurred on June 30, 1998. The unaudited pro forma condensed combined statement of op-erations for the six months ended June 30, 1998 and the year ended December 31, 1997 give effect to the Myrtle Beach Acquisition as if it had occurred on January 1, 1997.

  The effects of the acquisitions have been presented using the purchase method and accordingly, the purchase price was allocated to the assets ac-quired and liabilities assumed based upon management's best preliminary es-timate of their fair value. The preliminary allocation of the purchase price will be subject to further adjustments as Triton PCS, Inc. ("Triton") finalizes its allocation of its purchase price in accordance with generally accepted accounting principles. The Company does not believe that the final allocation will result in material adjustments to the statement of opera-tions. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effects of the acquisition.

2. The pro forma balance sheet adjustments as of June 30, 1998 consist of:
(a) Cash and cash equivalent adjustments include cash required to effect the Norfolk acquisition of $76.0 million net of additional cash equity invest-ments of $25.0 million related to the Georgia/North Carolina pending acqui-sition.

(b) Property, plant and equipment adjustments include the purchase of fixed as-sets related to the Norfolk Acquisition. All Norfolk fixed assets were val-ued at their net book value of $53.9 million at the date of acquisition, which was deemed to approximate fair market value.

(c) Intangible assets and deferred license acquisition costs adjustments in-clude the remaining unallocated purchase price related to the Norfolk Ac-quisition of $52.1 million with an estimated useful life of 40 years. It also includes the pending acquisition of licenses of $32.0 million covering the Georgia/North Carolina Pops with an estimated useful life of 40 years.

(d) Additional paid-in capital adjustments include: (1) non-binding equity com-mitments related to the Norfolk Acquisition of $16.5 million in cash equity and $13.5 million in non-cash equity and (2) a non-cash equity contribution of $32.0 million and non-binding cash equity commitments of $25.0 million related to the pending acquisition of licenses covering the Georgia/North Carolina Pops.

3. The pro forma statement of operations adjustments for the year ended Decem-ber 31, 1997 consist of:
(a) Pro forma "Depreciation and Amortization Expense" has been adjusted to re-flect the amortization of the intangibles recorded in the purchase of Myr-tle Beach and the adjusted depreciation expense related to the fixed as-sets purchased over an estimated useful life of 8 years.

(b) Pro forma interest expense includes (i) interest on the Subordinated Debt at a rate of 11% per year and (ii) interest on the $75 million of initial borrowings under the Credit Agreement at a rate of 8.7%, after giving ef-fect to the Myrtle Beach System's historical interest expense. The impact of a 1/8% change in the interest rate on the Credit Facility would in-crease the pro forma net loss by $0.1 million.

(c) Pro forma tax provision has been calculated as if the transaction had been consummated on January 1, 1997. The Myrtle Beach tax benefit is directly related to the acquisition by Triton, and, as such, is eliminated for pro forma presentation.

4. The pro forma statement of operations adjustments for the six months ended June 30, 1998 consist of:
(d) Pro forma "Depreciation and Amortization Expense" has been adjusted to re-flect the amortization of the intangibles recorded in the purchase of Myr-tle Beach and the adjusted depreciation expense related to the fixed as-sets purchased over an estimated useful life of 8 years.

(e) Pro forma interest expense includes (i) interest on the Subordinated Debt at a rate of 11% per year and (ii) interest on the $75 million of initial borrowings under the Credit Agreement at a rate of 8.5%. The impact of a 1/8% change in the interest rate on the Credit Facility would increase the pro forma net loss by $0.04 million.

(f) Pro forma tax provision has been calculated as if the transaction had been consummated on January 1, 1997. The components of the tax adjustment are as follows: Tax effect pro forma adjustments at effective tax rate $3,895, eliminate the historical Myrtle Beach tax benefit as it is directly re-lated to the acquisition by Triton ($598) and tax effect Myrtle Beach loss at the Triton effective tax rate $594.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE +
+UNLAWFUL PRIOR TO THE REGISTRATION STATEMENT OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                          [ALTERNATE COVER PAGE]

                 SUBJECT TO COMPLETION, DATED SEPTEMBER  , 1998

PROSPECTUS

                                TRITON PCS, INC.

                11% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2008

  There will not be any payment of interest on the 11% Senior Subordinated Notes due 2008 (the "Notes") of Triton PCS, Inc., a Delaware corporation ("Triton") prior to November 1, 2003. The Notes will accrete in value until May 1, 2003. Thereafter, cash interest will accrue on the Notes and will be payable semiannually in arrears on May 1 and November 1 at a rate of 11% per annum. The Notes will be redeemable at the option of Triton, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, prior to May 1, 2001, Triton may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net cash proceeds received from one or more Equity Offerings (as defined herein) of Triton, Triton PCS Holdings, Inc., a Delaware corporation, or a Special Purpose Corporation (as defined herein) at a redemption price of 111% of the Accreted Value (as defined herein) thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% in aggregate principal amount at maturity of the Notes remains outstanding immediately after any such redemption.

  The Notes are general unsecured obligations of Triton, are subordinated in right of payment to all Senior Debt (as defined herein) of Triton, including all obligations under the Credit Facility (as defined herein). The Notes are guaranteed on a joint and several basis (the "Guarantees") by all of the subsidiaries of Triton (the "Guarantors") that are direct or indirect obligors under, or in respect of, any Senior Credit Facilities (as defined herein). The Guarantees are unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under the Credit Facility. As of August 25, 1998, Triton and the Guarantors had $150 million of Senior Debt outstanding.

  The net proceeds to the Company from the initial issuance of the Notes were approximately $290 million.

  SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF CERTAIN FACTORS
THAT INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  This Prospectus may be used by J.P. Morgan Securities Inc. and Chase Securities Inc. (together, the "Market Makers") in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The Market Makers may act as principals or as agents in such transactions. Triton will receive no portion of the proceeds of the sale of such Notes and will bear the expenses incident to the registration thereof. For as long as a market-making prospectus is required to be delivered, the ability of the Market Makers to make a market in the Notes may, in part, be dependent on the ability of Triton to maintain a current market-making prospectus.

                                                                [ALTERNATE PAGE]

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................  12
Use of Proceeds..........................................................  29
Capitalization...........................................................  30
Selected Historical and Pro Forma Consolidated Financial Data............  31
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  35
Business.................................................................  41
Management...............................................................  58
Security Ownership.......................................................  63
Certain Relationships and Related Transactions...........................  65
Description of Credit Facility...........................................  73
Description of Notes.....................................................  75
Description of Capital Stock............................................. 103
Certain United States Federal Income Tax Consequences.................... 105
Book-Entry; Delivery and Form............................................ 109
Plan of Distribution..................................................... 111
Legal Matters............................................................ 112
Experts.................................................................. 112
Available Information.................................................... 113
Glossary of Selected Terms............................................... 114

                                                                [ALTERNATE PAGE]

                          SUMMARY DESCRIPTION OF NOTES

  The Notes have been registered under the Securities Act and, therefore, the Notes will not be subject to certain transfer restrictions or registration rights and will not contain certain provisions providing for an increase in the interest rate under certain circumstances relating to the Registration Rights Agreement.

Notes...................  Up to $511,989,000 aggregate principal amount at maturity of 11% Senior Subordinated Discount Exchange Notes due 2008.

Maturity................  May 1, 2008.

Yield and Interest......  11% per annum (computed on a semiannual bond equivalent basis) calculated from May 4, 1998. Cash interest will not accrue prior to May 1, 2003. Commencing on November 1, 2003, cash interest will be payable semiannually on May 1 and November 1 (an "Interest Payment Date").

Original Issue
 Discount...............  Each Note has been offered at an original issue discount for federal income tax purposes. Thus, although cash interest will not accrue on the Notes prior to May 1, 2003, original issue discount (i.e., the difference between the principal amount at maturity and the issue price of such Notes) will accrue from the issue date of such Notes up to May 1, 2003 and will be included as interest income periodically in a holder's gross income for federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

Option Redemption.......  The Notes will be redeemable at the option of Triton, in whole or in part, at any time on or after May 1, 2003, at the redemption prices set forth herein, together with accrued and unpaid interest to the redemption date. In addition, prior to May 1, 2001, Triton may redeem up to 35% of the aggregate principal amount at maturity of the Notes with the net cash proceeds received from one or more Equity Offerings of Triton, Holdings or a Special Purpose Corporation at a redemption price of 111% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the redemption date; provided, however, that at least 65% in aggregate principal amount at maturity of the Notes remains outstanding immediately after any such redemption.

Guarantee...............  The Notes will be guaranteed on a joint and several basis by all of Triton's subsidiaries that are direct or indirect obligors under, or in respect of, any Senior Credit Facilities. As of the date of this registration statement, all of Triton's direct and indirect subsidiaries are guarantors on a full, unconditional, and joint and several basis. Triton PCS Holdings, Inc., the direct parent and sole stockholder of Triton, is not a guarantor. The Guarantees will be unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors, including all of the Guarantors' obligations under their guarantees of the Credit Facility.

Ranking.................  The Notes are general unsecured obligations of
                          Triton, subordinated in right of payment to all Senior Debt of Triton, including all obligations under the Credit Facility. The Guarantees are unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the

                          Guarantors, including all of the Guarantors' obligations under their guarantees of the Credit Facility. As of August 25, 1998, Triton and the Guarantors had $150 million of Senior Debt outstanding.


Change of Control.......  Upon a Change of Control, each holder of the Notes may require the Company to repurchase such holder's Notes, in whole or in part, at a purchase price equal to 101% of the Accreted Value thereof or the principal amount at maturity, as applicable plus accrued and unpaid interest to the purchase date. The Credit Facility will prohibit the purchase of outstanding Notes prior to repayment of the borrowings under the Credit Facility. There can be no assurance that upon a Change of Control the Company will have sufficient funds to repurchase any of the Notes.

Covenants...............  The Indenture contains certain covenants that, among other things, limit the ability of Triton or any of its Restricted Subsidiaries to incur additional Indebtedness, make certain Restricted Payments and Investments, create Liens, permit dividend or other payment restrictions to apply to Subsidiaries, enter into certain transactions with Affiliates or consummate certain merger, consolidation or similar transactions. In addition, in certain circumstances, the Company will be required to offer to purchase the Notes at 100% of the Accreted Value or principal amount at maturity thereof, as applicable, with the net proceeds of certain asset sales. These covenants are subject to a number of significant exceptions and qualifications. See "Description of Notes."For additional information regarding the Notes, see "Description of Notes."

                                  RISK FACTORS

  See "Risk Factors" beginning after the Summary for a discussion of certain factors relating to an investment in the Notes.

                                                               [ALTERNATE PAGE]

                                 RISK FACTORS

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and 21E of the Exchange Act. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the Company's forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth below.

  Investment in the Notes involves a high degree of risk. Prospective purchasers of Notes should carefully consider the following factors in addition to the other information contained herein in evaluating the Company before purchasing any Notes.

ORIGINAL ISSUE DISCOUNT CONSEQUENCES OF NOTES

  The Notes have been issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to May 1, 2003 and there will be no periodic payments of cash interest on the Notes prior to November 1, 2003, original issue discount (the difference between the aggregate principal amount at maturity and the issue price of the Notes) will accrue from the issue date of the Notes. Consequently, purchasers of Notes generally will be required to include amounts in gross income for United States federal income tax purposes in advance of their receipt of the cash payments to which the income is attributable. Such amounts in the aggregate will be equal to the difference between the stated redemption price at maturity (inclusive of stated interest on the Notes) and the accreted value of the Notes at the time of purchase. See "Certain United States Federal Income Tax Consequences" for a more detailed discussion of the federal income tax consequences of the purchase, ownership and disposition of the Notes.

  In the event a bankruptcy case is commenced by or against the Company under the United States Bankruptcy Code prior to May 1, 2003, the claim of a holder of Notes may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the original issue discount which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." To the extent that the Bankruptcy Code differs from the Internal Revenue Code in determining the method of amortization of original issue discount, a holder of Notes may realize taxable gain or loss on payment of such holder's claim in bankruptcy.

ABSENCE OF PUBLIC MARKET FOR THE NOTES

  The Notes will not be listed on any securities exchange. The Notes are new securities for which there is currently no established public market. The Company has been advised by the Market Makers that they intend to make a market in the Notes as permitted by applicable laws and regulations; however, the Market Makers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. If either Market Maker conducts any market-making activities, it may be required to deliver a "market-making prospectus" when effecting offers and sales in the Notes because of the beneficial ownership of the capital stock of the Company by affiliates of each of the Market Makers. For so long as a market-making prospectus is required to be delivered, the ability of the Market Makers to make a market in the Notes may, in part, be dependent on the ability of the Company to maintain a current market-making prospectus. Therefore, there can be no assurance that an active market for the Notes will develop.

                                                               [ALTERNATE PAGE]

                             DESCRIPTION OF NOTES

  As used below in this "Description of Notes" section, the "Company" means Triton PCS, Inc. but not any of its subsidiaries. The Notes have been issued under an Indenture, dated as of May 4, 1998 (the "Indenture"), between the Company, the Guarantors and PNC Bank, National Association, as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture will be made available to prospective investors upon request. The statements under this caption relating to the Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference.

  The Notes are general unsecured obligations of the Company, limited to $450 million of gross proceeds, of which $300 million of gross proceeds were offered in the Private Offering. Additional amounts of Notes may be issued in one or more series from time to time subject to the limitations set forth under "Covenants--Limitations on Incurrence of Indebtedness." All such additional Notes shall be treated as a single series for all purposes under the Indenture. The Notes are senior subordinated obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. The Notes have been issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for the registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Initially, the Trustee will act as paying agent and registrar for the Notes.

PRINCIPAL, MATURITY AND INTEREST

  The Notes will mature on May 1, 2008. Cash interest will not be required to accrue or be payable on the Notes prior to May 1, 2003. Cash interest will accrue at the rate of 11% per annum from May 1, 2003 and will be payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2003, to the Person in whose name a Note is registered (a "Holder") at the close of business on the preceding April 15 or October 15 (each, a "Record Date"), as the case may be. Cash interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 1, 2003. Cash interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. Holders must surrender the Notes to the paying agent for the Notes to collect principal payments. At the Company's option principal and interest may be paid at the Trustee's corporate trust office or by check mailed to a holder's registered address.

                                                               [ALTERNATE PAGE]

                             PLAN OF DISTRIBUTION

  This Prospectus may be used by the Market Makers in connection with offers and sales of the Notes in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. The Market Makers may act as principals or agents in such transactions.

  There is currently no established public market for the Notes. The Company does not currently intend to apply for listing of the Notes on any securities exchange. Therefore, any trading that does develop will occur on the over-the-counter market. The Company has been advised by the Market Makers that it intends to make a market in the Notes but it has not obligation to do so and any market-making may be discontinued at any time. No assurance can be given that an active pubic market for the Notes will develop.

  Each of the Market Makers acted as an initial purchaser in connection with the Private Offering and received customary compensation in connection therewith. J.P. Morgan Securities Inc., one of the Market Makers, is an affiliate of J.P. Morgan Investment Corporation which as of March 31,1998 owned shares of Series C Preferred Stock of Holdings representing approximately 19.8% of the outstanding voting stock of Holdings. In addition, John Watkins, a director of Holdings, is a managing director and an officer of J.P. Morgan Investment Corporation. An affiliate of J.P. Morgan Securities Inc. is also a lender to Holdings under the Credit Facility.

  Chase Securities Inc., the other Market Maker, is an affiliate of CB Capital Investors, L.P., which as of March 31, 1998 owned shares of Series C Preferred Stock of Holdings representing approximately 23.7% of the outstanding voting stock of Holdings. In addition, Arnold Chavkin, a director of Holdings, is an officer of the general partner of CB Capital Partners, L.P. and a partner of Chase Capital Partners, an affiliate of Chase Securities Inc. Chase Securities Inc. is also an affiliate of The Chase Manhattan Bank which is agent bank and a lender to Holdings under the Credit Facility.

  Although there are no agreements to do so, the Market Makers, as well as others, may act as brokers or dealers in connection with the sale of Notes contemplated by this Prospectus and may receive fees or commissions in connection therewith.

  The Company has agreed to indemnify the Market Makers against certain liabilities under the Securities Act or to contribute to payments that the Market Makers may be required to make in respect of such liabilities.

                                                               [ALTERNATE PAGE]

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Company with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Room 1400, 75 Park Place, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 6061-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. The Commission maintains a web site (http://www.sec.gov), that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  Pursuant to the Indenture, the Company has agreed to furnish to the Trustee and to registered holders of the Notes, without cost to the Trustee or such registered holders, copies of all reports and other information that would be required to be filed by the Company with the Commission under the Exchange Act, whether or not the Company is then required to file reports with the Commission. In addition, the Company is currently subject to the periodic reporting and other informational requirements of the Exchange Act. In the event that the Company ceases to be subject to the informational requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will file with the Commission (but only if the Commission at such time is accepting such voluntary filings) and distribute to holders of the Notes copies of the financial information that would have been contained in such annual reports and quarterly reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," that would have been required to be filed with the Commission pursuant to the Exchange Act. The Company will also furnish such other reports as it may determine or as may be required by law.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 (S-1). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses in connection with the Registration Statement are as follows:

   Securities and Exchange Commission Registration Fee................ $ 88,500
   Printing and Engraving Expenses....................................   65,000
   Legal Fees and Expenses............................................   70,000
   Accounting fees and Expenses.......................................   25,000
   Fees of Trustee (including counsel fees)...........................   10,000
   Miscellaneous......................................................   11,500
                                                                       --------
                                                                       $270,000
                                                                       ========

ITEM 14 (S-1) AND ITEM 20 (S-4). INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. In the absence of the limitations authorized by the Delaware statute, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Restated Certificate of Incorporation limits the liability of Holdings' directors to Holdings or its stockholders to the fullest extent permitted by the Delaware statute. Specifically, the directors of Holdings will not be personably liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (which relates to the unlawful payment of dividend or unlawful stock purchase or redemption by a corporation) or (iv) for any transaction from which a director derived an improper personal benefit. The inclusion of this provision in the Restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Holdings and its stockholders. In addition, pursuant to the terms of the Kalogris and the Skinner Employment Agreements, the Company will purchase director's and officer's liability insurance coverage for such executives in amounts customary for similarly situated companies.

ITEM 16. (S-1) AND ITEM 21. (S-4). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                                 EXHIBIT INDEX

 EXHIBIT
 -------
 3.1     Certificate of Incorporation of Triton PCS, Inc.**
 3.2     By-laws of Triton PCS, Inc.**
 3.3     Articles of Incorporation of Triton Management Company, Inc.+
 3.4     Bylaws of Triton Management Company, Inc.+
 3.5     Certificate of Formation of Triton PCS Holdings Company L.L.C.+
 3.6     Certificate of Formation of Triton PCS License Company L.L.C.+

 EXHIBIT
 -------
  3.7    L.L.C. Agreement of Triton PCS License Company L.L.C.+

  3.8    L.L.C. Agreement of Triton PCS Holdings Company L.L.C.+

  3.9    Certificate of Formation of Triton PCS Equipment Company L.L.C.+

  3.10   L.L.C. Agreement of Triton PCS Equipment Company L.L.C.+

  3.11   Certificate of Formation of Triton PCS Operating Company L.L.C.+

  3.12   L.L.C. Agreement of Triton PCS Operating Company L.L.C.+

  3.13   Certificate of Formation of Triton PCS Property Company L.L.C.+

  3.14   L.L.C. Agreement of Triton PCS Property Company L.L.C.+

  4.1    Indenture, dated as of May 4, 1998, between Triton PCS, Inc., the
         Guarantors party thereto and PNC Bank, National Association.*

  4.2    Form of 11% Senior Subordinated Discount Notes (the "Private Notes")
         (included in Exhibit 4.1).*

  4.3    Form of 11% Senior Subordinated Discount Notes (the "Exchange Notes")
         (included in Exhibit 4.1).*

  4.4    Registration Rights Agreement, dated as of May 4, 1998, by and among
         Triton PCS, Inc., the subsidiaries of Triton PCS, Inc. listed on the signature pages thereto, and J.P. Morgan Securities Inc., Chase
         Securities Inc. and Lehman Brothers Inc.*

  5.1    Opinion of Latham & Watkins regarding the validity of the Exchange
         Notes.+

 10.1    Credit Agreement, dated as of February 3, 1998, among Triton PCS,
         Inc., Triton PCS Holdings, Inc., the Lenders (as defined therein) party thereto, and The Chase Manhattan Bank, as administrative agent.*

 10.2    First Amendment, Consent and Waiver, dated as of April 16, 1998, among
         Triton PCS, Inc., Triton PCS Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, and The Chase Manhattan Bank, as administrative agent.*

 10.2.1  Second Amendment, dated as of July 29, 1998, among Triton PCS, Inc.,
         Triton PCS Holdings, Inc., the several banks and other financial institutions and entities from time to time parties thereto, and The
         Chase Manhattan Bank, as administrative agent.**

 10.3    Securities Purchase Agreement, dated as of October 8, 1997, among AT&T
         Wireless PCS, Inc., the cash equity investors listed on the signature pages thereto, the management stockholders listed on the signature pages thereto and Triton PCS, Inc.**

 10.4    Amendment No. 1 to Securities Purchase Agreement and Consent
         Agreement, dated as of March 10, 1998, by and among AT&T Wireless PCS,
         Inc., the cash equity investors listed on the signature pages thereto, the management stockholders listed on the signature pages thereto, and Triton PCS Holdings, Inc. (f\k\a Triton PCS, Inc.).*

 10.5    Closing Agreement, dated as of February 4, 1998, among AT&T Wireless
         PCS, Inc., Triton PCS Holdings, Inc., CB Capital Investors, L.P., J.P.
         Morgan Investment Corporation, Sixty Wall Street SBIC Fund, L.P.,
         Private Equity Investors III, L.P., Equity-Linked Investors-II,
         Toronto Dominion Capital (USA), Inc., First Union Capital Partners,
         Inc., DAG-Triton PCS, Inc., Michael E. Kalogris and Steven R.
         Skinner.*

 10.6    Asset Purchase Agreement, dated as of March 10, 1998, between Triton
         PCS, Inc. and Vanguard Cellular Systems of South Carolina, Inc.*

 10.7    Preferred Stock Purchase Agreement by and among Cash Equity Investors,
         Management Stockholders, Independent Directors, and Triton PCS
         Holdings, Inc. dated as of June 29, 1998.**

 10.8 AT&T Wireless Services Network Membership License Agreement, dated as of February 4, 1998, between AT&T Corp. and Triton PCS Operating
         Company L.L.C.*

 EXHIBIT
 -------
 10.9    Stockholders Agreement, dated as of February 4, 1998, among AT&T
         Wireless PCS, Inc., Triton PCS Holdings, Inc., CB Capital Investors,
         L.P., J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund,
         L.P., Private Equity Investors III, L.P., Equity-linked Investors-II,
         Toronto Dominion Capital (USA), Inc., First Union Capital Partners,
         Inc., DAG-Triton PCS, L.P., Michael E. Kalogris, Steven R. Skinner,
         David D. Clark, Clyde Smith, Patricia Gallagher and David Standig.*
 10.10   Investors Stockholders' Agreement, dated as of February 4, 1998, among
         CB Capital Investors, L.P., J.P. Morgan Investment Corporation, Sixty
         Wall Street SBIC Fund, L.P., Private Equity Investors III, L.P.,
         Equity-Linked Investors-II, Toronto Dominion Capital (USA), Inc., DAG-
         Triton PCS, L.P., First Union Capital Partners, Inc., and the
         stockholders named therein.*
 10.11   Intercarrier Roamer Service Agreement, dated as of February 4, 1998, between AT&T Wireless Services, Inc. and Triton PCS Operating Company
         L.L.C.*
 10.12   Master Services Agreement, dated as of January 19, 1998, between
         Triton PCS Operating Company, L.L.C., and Wireless Facilities Inc.+#
 10.13   Site Acquisition, Zoning and A & E Supervision Agreement, dated as of
         December 15, 1997, between Triton PCS, Inc. and Gearon & Co., Inc.**
 10.14   Site Development Services Agreement, dated as of December 10, 1997, between Triton PCS, Inc. and Entel Technologies, Inc.**
 10.15   Ericsson Acquisition Agreement, dated as of March 11, 1998, between
         Triton Equipment Company L.L.C. and Ericsson, Inc.+#
 10.16   Employment Agreement, dated as of February 4, 1998, among Triton
         Management Company, Inc., Triton PCS Holdings, Inc. and Michael E.
         Kalogris.*
 10.16.1 Amendment No. 1 to Employment Agreement dated as of June 29, 1998 among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Michael E. Kalogris.**
 10.17   Employment Agreement, dated as of January 8, 1998, between Triton
         Management Company and Clyde Smith.*
 10.18   Employment Agreement, dated as of February 4, 1998, between Triton
         Management Company and Steven R. Skinner.*
 10.18.1 Amendment No. 1 to Employment Agreement dated as of June 29, 1998 among Triton Management Company, Inc., Triton PCS Holdings, Inc., and
         Steven R. Skinner.**
 10.19   Amended and Restated Common Stock Trust Agreement for Management
         Employees and Independent Directors dated as of June 26, 1998.**
 10.20   Form of Pledge Agreement, dated as of February 4, 1998, between certain shareholders and Triton PCS, Inc. Each of (a) Michael E.
         Kalogris, (b) Steven R. Skinner, (c) Sixty Wall Street SBIC Fund,
         L.P., (d) CB Capital Investors, L.P., (e) J.P. Morgan Investment
         Corporation, (f) DAG-Triton PCS, L.P., (g) First Union Capital
         Partners, Inc., (h) Toronto Dominion Capital (USA), Inc. and (i)
         Private Equity Investors III, L.P., are party to separate Pledge
         Agreements. The terms of each Pledge Agreement are identical other than (1) the shareholder party thereto and (2) the number of shares of stock held by such shareholder and, therefore, the number of shares subject to the applicable Pledge Agreement.+
 10.21   Master Tower Site Lease Agreement, dated as of February 13, 1998, between Triton PCS Property Company L.L.C. and SCANA Communications,
         Inc.**#
 10.22   Master License Agreement, dated as of March 15, 1998, between Triton
         PCS Property Company L.L.C. and BellSouth Communications, Inc.**#
 10.23   Master Tower Site Lease Agreement, dated as of May 28, 1998, between
         Triton PCS Property Company L.L.C. and AT&T Corp.**#

 EXHIBIT
 -------
 10.24   Independent Director Stock Award Plan adopted as of February 4,
         1998.**
 10.25   Letter Agreement, dated as of June 26, 1998 between Triton PCS
         Holdings, Inc. and Scott Anderson.**
 10.26   Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and Scott Anderson.**
 10.27   Letter Agreement, dated as of June 26, 1998 between Triton PCS
         Holdings, Inc. and John Beletic.**
 10.28   Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and John Beletic.**
 10.29   Asset Purchase Agreement dated as of August 20, 1998 between Triton
         PCS Holdings, Inc. and AT&T Wireless PCS, Inc.**
 10.30   Construction and Operating Agreement dated as of July 31, 1998 by and between Triton PCS Operating Company L.L.C. and AT&T Wireless PCS,
         Inc.**
 10.31   Letter Agreement, dated as of February 1998, between Clyde Smith and
         Triton Management Company, Inc.*
 10.31.1 Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and Clyde Smith.**
 10.32   Letter Agreement, dated as of February 1998, between David A. Clark and Triton Management Company, Inc.*
 10.32.1 Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and David D. Clark.**
 10.33   Letter Agreement, dated as of February 1998, between David Standig and
         Triton Management Company, Inc.*
 10.33.1 Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and David Standig.**
 10.34   Letter Agreement, dated as of February 1998, between Michael Mears and
         Triton Management Company, Inc.*
 10.34.1 Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and Michael Mears.**
 10.35   Letter Agreement, dated as of February 1998, between Patricia
         Gallagher and Triton Management Company, Inc.*
 10.35.1 Amendment No. 1 to Letter Agreement dated as of June 29, 1998 between
         Triton Management Company, Inc. and Patricia Gallagher.**
 10.36   Shared Communications Facilities Master Agreement, dated as of June 3,
         1998, between Triton PCS Property Company L.L.C. and The Commonwealth
         of Virginia Department of Transportation.**#
 10.37   Multiple Site Tower Attachment Lease Agreement, dated as of June 1,
         1998, between Triton PCS Property Company L.L.C. and 360
         Communications Company.**#
 10.38   Master Tower License Agreement, dated as of June 12, 1998, between
         Triton PCS Property Company L.L.C. and Appalachian Power Company.**#
 10.39   Master Site Agreement, dated as of April 17, 1998, between Triton PCS
         Property Company L.L.C. and Nextel Communications, Inc.**#
 10.40   Lease Agreement, dated as of April 9, 1998, between Triton PCS
         Property Company L.L.C. and Virginia Electric and Power Company.**#
 12.1    Statement of Computation of Deficiency of Earnings to Fixed Charges.**

 EXHIBIT
 -------
 21.1    Subsidiaries of Triton PCS, Inc.*
 23.1    Consent of Latham & Watkins (included in their opinion filed as
         Exhibit 5.1).+
 23.2    Consent of KPMG Peat Marwick LLP.**
 23.3    Consent of Arthur Andersen LLP.**
 25.1    Statement of Eligibility and Qualification (Form T-1) under the Trust
         Indenture Act of 1939 of PNC Bank, National Association.**
 27.1    Financial Data Schedule.**
 99.1    Form of Letter of Transmittal and related documents to be used in conjunction with the Exchange Offer.**

--------
 * Filed with the original June 25, 1998 Registration Statement.
** Filed with the September 3, 1998 Amendment No. 1.
 + Filed with this Amendment No. 2.

 # Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

                               SCHEDULES OMITTED

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17 (S-1) AND ITEM 22 (S-4). UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF MALVERN, STATE OF PENNSYLVANIA ON SEPTEMBER 29, 1998.

                                     Triton PCS, Inc.

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton Management Company, Inc.

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton PCS Holdings Company L.L.C.
                                     By: Triton Management Company, Inc., its
                                     manager

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton PCS Property Company L.L.C., Inc.
                                     By: Triton Management Company, Inc., its
                                     manager

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton PCS Equipment Company L.L.C.
                                     By: Triton Management Company, Inc., its
                                     manager

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton PCS Operating Company L.L.C.
                                     By: Triton Management Company, Inc., its
                                     manager

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

                                     Triton PCS License Company L.L.C.
                                     By: Triton Management Company, Inc., its
                                     manager

                                     By:         /s/ Michael Kalogris
                                         --------------------------------------
                                           Sole Director and Chief Executive
                                                        Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATES INDICATED.


          SIGNATURE                       TITLE                         DATE
          ---------                       -----                         ----
     /s/ Michael Kalogris        Sole Director and Chief         September 29, 1998
-------------------------------   Executive Officer of Triton
       MICHAEL KALOGRIS           PCS, Inc. and Triton
                                  Management Company, Inc.
                                  (Principal Executive
                                  Officer), and principal
                                  executive officer of each
                                  of Triton PCS Holdings
                                  Company L.L.C., Triton PCS
                                  Property Company L.L.C.,
                                  Triton PCS Equipment
                                  Company L.L.C., Triton PCS
                                  Operating Company L.L.C.
                                  and Triton PCS License
                                  Company L.L.C., by virtue
                                  of being the Chief
                                  Executive Officer of Triton
                                  Management Company, the
                                  manager of each such
                                  entity.

        /s/ David Clark          Senior Vice President, Chief    September 29, 1998
-------------------------------   Financial Officer and
          DAVID CLARK             Secretary of Triton PCS,
                                  Inc. and Triton Management
                                  Company, Inc. (Principal
                                  Financial and Accounting
                                  Officer) and principal
                                  financial and accounting
                                  officer of each of Triton
                                  PCS Holdings Company
                                  L.L.C.,, Triton PCS
                                  Property Company L.L.C.,
                                  Triton PCS Equipment
                                  Company L.L.C., Triton PCS
                                  Operating Company L.L.C.
                                  and Triton PCS License
                                  Company L.L.C., by virtue
                                  of being the Chief
                                  Financial Officer of Triton
                                  Management Company, the
                                  manager of each such
                                  entity.